      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 1999
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                 LHS GROUP INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 7371                                58-2224883
   (State or other jurisdiction of         (Primary Standard Industrial                 (I.R.S. Employer
   incorporation or organization)           Classification Code Number)                Identification No.)

                             SIX CONCOURSE PARKWAY
                                   SUITE 2700
                             ATLANTA, GEORGIA 30328
                                 (770) 280-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                SCOTT A. WHARTON
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                 LHS GROUP INC.
                             SIX CONCOURSE PARKWAY
                                   SUITE 2700
                             ATLANTA, GEORGIA 30328
                                 (770) 280-3000
                              FAX: (770) 280-3099
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

                  M. HILL JEFFRIES                                     JOHN R. UTZSCHNEIDER
                  ALSTON & BIRD LLP                                      BINGHAM DANA LLP
             1201 WEST PEACHTREE STREET                                 150 FEDERAL STREET
             ATLANTA, GEORGIA 30309-3424                         BOSTON, MASSACHUSETTS 02110-1726
                   (404) 881-7000                                         (617) 951-8000
                 FAX: (404) 881-4777                                    FAX: (617) 951-8736

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the merger described in this registration statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF          AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED(1)            PER SHARE(2)              PRICE(2)            REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par
  value.....................        5,515,214                 $1.84                $10,155,513                $2,824
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated number of shares of common stock issuable by the registrant upon consummation of the merger of a subsidiary of the registrant with and into Priority Call Management, Inc., assuming exercise of all outstanding options to purchase common stock of Priority Call.
(2) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the stockholders' equity of Priority Call as of March 31, 1999, which represents the book value of the common stock and the preferred stock of Priority Call to be received by the registrant in the merger.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), SHALL DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 3, 1999

           (PRIORITY CALL MANAGEMENT LOGO)                                  (LHS LOGO)
            PROXY STATEMENT FOR A SPECIAL                                   PROSPECTUS
             MEETING OF STOCKHOLDERS OF                                         OF
           PRIORITY CALL MANAGEMENT, INC.                                 LHS GROUP INC.

                                PROPOSED MERGER

To the Stockholders of Priority Call Management, Inc.:

     Your board of directors has agreed to a merger which will result in the acquisition of Priority Call Management, Inc. by LHS Group Inc., a publicly-traded company headquartered in Atlanta, Georgia. The board believes that, as a result of globalization and increasing competition within the enhanced services industry, Priority Call requires broader resources in order to increase the commercial success of its products and services and maximize value to its stockholders. A combination with LHS offers us access to substantial additional marketing, sales and financial resources and the opportunity to cross-market our products and services to LHS's customers which we believe will allow us to compete more successfully in an increasingly competitive global marketplace.

     If the merger is completed, you will be entitled to receive 2.3542 shares of LHS common stock for each of your shares of Priority Call capital stock. Of this amount, however, 5% will be placed in an escrow fund to satisfy unknown claims LHS may have against Priority Call. See "DESCRIPTION OF THE
TRANSACTION -- INDEMNIFICATION" and " -- ESCROW AGREEMENT". We refer to the
2.3542 multiple as the "exchange ratio."

     LHS common stock is traded on the Nasdaq National Market under the symbol "LHSG" and on the Frankfurt Stock Exchange Neuer Markt under the symbol "LHI." Based on the exchange ratio and the current trading price of LHS's common stock, you will receive approximately $79.60 worth of LHS common stock for each of your shares of Priority Call capital stock.

     We estimate that LHS will issue approximately 4.1 million shares of its common stock to Priority Call stockholders in the merger, not including shares issuable upon exercise of Priority Call options assumed by LHS. Those shares will represent approximately 7.2% of the outstanding common stock of LHS after the merger.

     A special meeting of Priority Call stockholders will be held on
            , 1999 at    a.m. at the offices of Bingham Dana LLP, 150 Federal
Street, Boston, Massachusetts. At the special meeting, we will ask you to approve the merger agreement and the merger. We cannot complete the merger unless the holders of more than two-thirds of the outstanding shares of Priority Call preferred stock and common stock, voting together as a single class, and a majority of the outstanding shares of Priority Call preferred stock, voting together as a separate class, approve the merger agreement and the merger. YOUR VOTE IS VERY IMPORTANT. Please complete the enclosed proxy card and return it in the envelope provided, even if you plan to attend the special meeting.

     THIS PROXY STATEMENT-PROSPECTUS PROVIDES YOU WITH DETAILED INFORMATION ABOUT THE SPECIAL MEETING AND THE MERGER. WE URGE YOU TO READ THE ENTIRE DOCUMENT CAREFULLY. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 17. YOU ALSO CAN OBTAIN ADDITIONAL INFORMATION ABOUT LHS FROM DOCUMENTS THAT LHS FILES WITH THE SECURITIES AND EXCHANGE COMMISSION. TO OBTAIN FREE COPIES OF THESE DOCUMENTS, SEE "WHERE YOU CAN FIND MORE INFORMATION" IN THIS PROXY STATEMENT-PROSPECTUS.

      NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF LHS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this proxy statement-prospectus is          , 1999. It is first
being mailed to you on          , 1999.

                         PRIORITY CALL MANAGEMENT, INC.
                                110 FORDHAM ROAD
                        WILMINGTON, MASSACHUSETTS 01887
                  -------------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 1999
                  -------------------------------------------

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Priority Call Management, Inc. to be held at the offices of Bingham Dana LLP,
150 Federal Street, Boston, Massachusetts on             ,                ,
1999, at          a.m.

     At the special meeting, you will be asked to vote upon the approval of an agreement and plan of merger, dated as of April 20, 1999, among Priority Call, LHS Group Inc. and Patriot Acquisition Corp., and the transactions provided for in the merger agreement. The merger agreement provides for the merger of Patriot Acquisition Corp., a wholly owned subsidiary of LHS, into Priority Call. If the merger is approved and completed, the holders of Priority Call common stock and preferred stock will be entitled to receive 2.3542 shares of LHS common stock for each of their shares of Priority Call capital stock, 5% of which will be placed in an escrow fund.

     The board of directors of Priority Call has carefully considered the terms of the proposed merger and has determined that the merger agreement and the merger are in the best interests of Priority Call and its stockholders. THE PRIORITY CALL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     Stockholders of record at the close of business on             , 1999 are
entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

     Whether or not you attend the special meeting, it is important that your shares be represented and voted at the special meeting. Therefore, I urge you to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the special meeting and vote in person, you will, of course, have that opportunity.

                                          Sincerely,

                                          --------------------------------------
                                                      Robert G. Ory
                                                          Clerk

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
   The Companies............................................    1
   The Merger...............................................    2
   What You Will Receive in the Merger......................    2
   Escrow Agreement.........................................    2
   Effect of the Merger on Priority Call Options............    2
   Material Federal Income Tax Consequences of the Merger...    3
   Termination Fee..........................................    3
   Comparative Market Prices of Common Stock................    3
   Our Reasons for the Merger...............................    4
   Fairness Opinion of Priority Call's Financial Advisor....    4
   Special Meeting of Stockholders..........................    4
   Stockholder Vote Required to Approve the Merger..........    4
   Voting Rights at the Special Meeting.....................    4
   Appraisal Rights of Dissenting Stockholders..............    5
   Our Recommendation to Stockholders.......................    5
   Priority Call Stock Ownership............................    5
   Voting Agreement.........................................    5
   Interests of Certain Persons in the Merger That May Be
     Different from Yours...................................    5
   Completion of the Merger.................................    6
   Exchange of Stock Certificates...........................    6
   Regulatory Approval and Other Conditions.................    6
   Waiver, Amendment, and Termination.......................    7
   Accounting Treatment.....................................    7
   Differences in Stockholders' Rights......................    7
   Listing of LHS Common Stock..............................    7
   Selected Historical Financial Data.......................    8
   Pro Forma Combined Condensed Financial Data..............   10
Risk Factors................................................   17
A Warning About Forward-Looking Statements..................   27
The Special Meeting.........................................   28
   Purpose..................................................   28
   Date, Place and Time.....................................   28
   Record Date..............................................   28
   Priority Call Stockholders Entitled to Vote..............   28
   Vote Required; Voting at the Meeting.....................   28
   Voting of Proxies........................................   29
   Solicitation of Proxies..................................   29
   Rights of Dissenting Stockholders........................   30
   Recommendation of the Board of Directors.................   31

                                                              PAGE
                                                              ----
Description of the Transaction..............................   32
   The Merger...............................................   32
   What You Will Receive in the Merger......................   32
   Effect of the Merger on Priority Call Options............   33
   Material Federal Income Tax Consequences of the Merger...   33
   Background of and Reasons for the Merger.................   35
   Opinion of Priority Call's Financial Advisor.............   41
   Completion of the Merger.................................   49
   Distribution of LHS Stock Certificates...................   49
   Conditions to Completion of the Merger...................   50
   Indemnification..........................................   52
   Regulatory Approval......................................   52
   Waiver, Amendment, and Termination.......................   53
   Conduct of Business Pending the Merger...................   55
   Management and Operations After the Merger...............   55
   Interests of Certain Persons in the Merger...............   55
   Accounting Treatment.....................................   56
   Fees and Expenses........................................   56
   Resales of LHS Common Stock..............................   57
   Voting Agreement.........................................   58
   Escrow Agreement.........................................   59
Comparative Market Prices and Dividends.....................   60
Business of LHS.............................................   61
Business of Priority Call...................................   62
   Customers................................................   62
   Products.................................................   62
   Services.................................................   64
   Competition..............................................   64
Priority Call Selected Financial Data.......................   65
Priority Call's Discussion and Analysis of Financial
   Condition and Results of Operations......................   66
   Results of Operations....................................   66
      Year Ended December 31, 1998 Compared to Year Ended
       December 31, 1997....................................   66
      Year Ended December 31, 1997 Compared to Year Ended
       December 31, 1996....................................   68
   Liquidity and Capital Resources..........................   69
   Year 2000 Readiness Disclosure Statement.................   71
   Quantitative and Qualitative Disclosures about Market
     Risk...................................................   72
Priority Call Stock Ownership...............................   74
Shares Beneficially Owned...................................   74

                                                              PAGE
                                                              ----
Effect of the Merger on Rights of Stockholders..............   75
Description of LHS Capital Stock............................   85
Other Matters...............................................   85
Experts.....................................................   85
Opinions....................................................   85
Where You Can Find More Information.........................   86

APPENDICES:
   Appendix A -- Agreement and Plan of Merger, dated as of
                 April 20, 1999, by and among Priority Call
                 Management, Inc., Patriot Acquisition Corp.
                 and LHS Group Inc..........................  A-1
   Appendix B -- Escrow Agreement...........................  B-1
   Appendix C -- Opinion of Goldman Sachs & Co..............  C-1
   Appendix D -- Priority Call Management, Inc. Financial
                 Statements.................................  D-1
   Appendix E -- Terms, Rights, Preferences and Privileges
                 of Priority Call Management, Inc. Preferred
                 Stock......................................  E-1
   Appendix F -- Massachusetts Law Concerning Rights of
                 Dissenting Stockholders....................  F-1

                                    SUMMARY

This summary highlights selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. We have included page references in this summary to direct you to other places in this proxy statement-prospectus where you can find a more complete description of the topics we have summarized.

THE COMPANIES (SEE PAGE 62 FOR PRIORITY CALL AND PAGE 61 FOR LHS)

LHS GROUP INC.
Six Concourse Parkway
Suite 2700
Atlanta, Georgia 30328
(770) 280-3000

LHS provides client/server-based billing and customer care solutions to providers of wireless and wireline telecommunications services in the Americas, Europe and Asia. LHS's products enable its customers to compete more effectively in a rapidly growing telecommunications market. The Company's Business Support and Control System software, which we refer to as BSCS, is a scaleable, modular billing and customer care solution that can be implemented quickly and can support innovative marketing and pricing of telecommunications services. BSCS has an installed base of approximately 134 customers supporting a total of 24.9 million subscribers worldwide.

For the year ended December 31, 1998, LHS generated revenues of approximately $163 million and net earnings of approximately $17 million. On December 31, 1998, LHS had consolidated assets of approximately $188 million and consolidated stockholders' equity of approximately $146 million. For more information about LHS, see "WHERE YOU CAN FIND MORE INFORMATION" on page 86.

PRIORITY CALL MANAGEMENT, INC.
110 Fordham Road
Wilmington, Massachusetts 01887
(978) 658-4400

Priority Call develops and markets a proprietary platform and software applications that enable wireless and wireline carriers to provide their residential, business and wireless subscribers with a broad range of enhanced services. Enhanced services are services in addition to traditional telephone service that improve the efficiency and effectiveness of telecommunications, such as messaging, prepaid calling and one number service. The enhanced services offered by Priority Call help wireless and wireline carriers to retain subscribers, increase revenue from current subscribers, attract new subscribers and stimulate network usage.

For the year ended December 31, 1998, Priority Call generated net sales of approximately $31 million and net income of approximately $1.3 million. On December 31, 1998, Priority Call had consolidated assets of approximately $21.8 million and consolidated stockholders' equity of approximately $9.9 million. For more information about Priority Call, see "BUSINESS OF PRIORITY CALL" on page 62.

THE MERGER (SEE PAGE 32)

LHS will acquire Priority Call by means of the merger of a wholly owned subsidiary of LHS into Priority Call. After the merger, Priority Call will operate as a wholly owned subsidiary of LHS. The merger agreement is attached as Appendix A to this proxy statement-prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

WHAT YOU WILL RECEIVE IN THE MERGER (SEE PAGE 32)

When we complete the merger, you will receive 2.3542 shares of LHS common stock for each of your shares of Priority Call capital stock. Of the amount you are entitled to receive, however, 5% will be placed in an escrow fund. See " -- ESCROW AGREEMENT".

Based on the closing price of $33.81 per share of LHS common stock on April 26, 1999, you will receive $79.60 worth of LHS common stock for each of your shares of Priority Call capital stock. For more information about what you will receive if the merger is completed, see "DESCRIPTION OF THE TRANSACTION -- WHAT YOU WILL RECEIVE IN THE MERGER" on page 32.

LHS will not issue any fractions of a share of common stock. Rather, LHS will pay cash for any fractional share interest any Priority Call stockholder would otherwise receive in the merger. The cash payment will be in an amount equal to the fraction multiplied by the closing price of one share of LHS common stock on the Nasdaq National Market on the last trading day before the merger is completed.
ESCROW AGREEMENT (SEE PAGE 58)

5% of the consideration to be received for each share of Priority Call capital stock will be placed in escrow pursuant to the terms of an escrow agreement. The shares of LHS common stock placed in the escrow fund will be used to pay any currently unknown claims that LHS may have against Priority Call. Shares that have not been used to satisfy claims will be released to you on the later of the first anniversary of the merger or the date when any claims made prior to the first anniversary of the merger are finally resolved. A copy of the escrow agreement is attached hereto as Appendix B. We encourage you to read the escrow agreement as it is the legal document that governs the disposition of the escrow fund.

EFFECT OF THE MERGER ON PRIORITY CALL OPTIONS (SEE PAGE 33)

From time to time, Priority Call has granted options to buy shares of Priority Call common stock under its stock option plan. When the merger is completed, LHS will assume each outstanding option to buy Priority Call common stock. Each option will then become an option to purchase LHS common stock. The number of shares of LHS common stock that may be purchased and the exercise price of the new options will be adjusted to reflect the exchange ratio. All other terms of the Priority Call options will remain the same. LHS will assume all outstanding options whether or not the option holder then has the right to exercise the option.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 33)

We expect that, for federal income tax purposes, you will not recognize any gain or loss upon the exchange of all of your shares of Priority Call capital stock solely for shares of LHS common stock. However, you may recognize taxable gain or loss related to any cash you receive in lieu of a fractional share of LHS common stock. See the discussion above under "-- WHAT YOU WILL RECEIVE IN THE MERGER." Before the merger can be completed, LHS and Priority Call will receive an opinion of LHS's counsel, Alston & Bird LLP, with respect to material federal income tax consequences of the merger. If the merger does not qualify for this tax treatment, LHS and Priority Call will not complete the merger.

Tax matters are very complicated, and the tax consequences of the merger to you will depend on your own situation. You should consult your own tax advisors to determine the effect of the merger on you under federal, state, local, and foreign tax laws.

TERMINATION FEE (SEE PAGE 53)

Priority Call has agreed to pay LHS a termination fee of $4.5 million if the merger agreement is terminated under circumstances in which:

      - Priority Call's board of directors fails to reaffirm its recommendation of the merger or recommends a proposal by a third party to acquire Priority Call; or

      - Priority Call is negotiating a proposal by a third party to acquire Priority Call and the terms of such proposal have been communicated to Priority Call's stockholders; and

      - the Priority Call stockholders fail to approve the merger.

COMPARATIVE MARKET PRICES OF COMMON STOCK (SEE PAGE 60)

Shares of LHS common stock are traded on the Nasdaq National Market under the symbol "LHSG." Shares of Priority Call capital stock are not traded in any established market. The following table shows you the closing sales prices for LHS common stock on April 20, 1999, the last trading day before we announced the execution of the merger agreement, and on April 26, 1999, the latest practicable date before the mailing of this proxy statement-prospectus. No equivalent market price data is available for Priority Call. The table also shows you the "equivalent price per Priority Call share" or the value you will receive in the merger for each share of Priority Call capital stock you own. We computed the equivalent price per Priority Call share at each date by multiplying the closing sales price of a share of LHS common stock on that date by the exchange ratio. See "COMPARATIVE MARKET PRICES AND DIVIDENDS," on page 60.

                                      EQUIVALENT PRICE
                           LHS        PER PRIORITY CALL
                       COMMON STOCK         SHARE
                       ------------   -----------------
April 20, 1999.......     $31.25           $73.57
April 26, 1999.......     $33.81           $79.60

The market price of LHS common stock will fluctuate prior the merger. We can provide no assurance as to what the market price of LHS common stock will be when the merger is completed. You should obtain current stock price quotations for LHS common stock.

OUR REASONS FOR THE MERGER (SEE PAGE 38)

As a result of globalization and increasing competition within the enhanced services industry, we believe Priority Call requires broader resources in order to increase the commercial success of its products and services and maximize value to its stockholders. A combination with LHS offers us access to substantial additional marketing, sales and financial resources and the opportunity to cross-market our products and services to LHS's customers, which we believe will allow us to compete in an increasingly competitive global marketplace.

FAIRNESS OPINION OF PRIORITY CALL'S FINANCIAL ADVISOR (SEE PAGE 41)

In deciding to approve the merger, Priority Call's board of directors considered an opinion from Priority Call's financial advisor, Goldman Sachs & Co., that the
2.3542 exchange ratio is fair, from a financial point of view, to the Priority Call stockholders. The full text of this opinion is attached to this proxy statement-prospectus as Appendix C. We encourage you to read this opinion. This opinion sets forth assumptions made, matters considered and limitations on the review undertaken in connection with Goldman Sachs' opinion. Goldman Sachs' opinion is directed to the board of directors of Priority Call and does not constitute a recommendation to any Priority Call stockholder as to how to vote that stockholder's shares of Priority Call capital stock.

SPECIAL MEETING OF STOCKHOLDERS (SEE PAGE 28)

The special meeting will be held at the offices of Bingham Dana LLP, 150 Federal
Street, Boston, Massachusetts, at                       a.m., on            ,
1999. At the special meeting, we will ask you to approve the merger and the merger agreement.

In order for the special meeting to be held, a quorum must be present. A quorum is present if a majority of the outstanding shares of Priority Call preferred stock, considered independently, and a majority of the outstanding shares of Priority Call common stock and preferred stock, considered collectively, are represented at the special meeting either in person or by proxy.

STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER (SEE PAGE 28)

The affirmative vote of the holders of a majority of the outstanding shares of Priority Call preferred stock, voting together as a separate class, as well as the affirmative vote of the holders of at least two-thirds of the outstanding shares of Priority Call preferred stock and common stock, voting together as a class, is required to approve the merger agreement and the merger. In connection with the merger, certain stockholders of Priority Call and their affiliates have agreed to vote their shares in favor of the merger. See "THE SPECIAL
MEETING -- VOTE REQUIRED; VOTING AT THE SPECIAL MEETING" and "DESCRIPTION OF THE TRANSACTION -- VOTING AGREEMENT."

VOTING RIGHTS AT THE SPECIAL MEETING (SEE PAGE 28)

You are entitled to vote at the special meeting if you owned shares as of the
close of business on            , 1999, the record date. As of the record date,
there were                 shares of Priority Call common stock and 561,450
shares of Priority Call preferred stock outstanding and such shares of Priority
Call capital stock were held by                 holders of record. You will be
entitled to one vote for each share of Priority Call common stock and one vote for each share of Priority Call preferred stock that you owned on the record date. You may vote either by attending the special meeting and voting your shares or by completing the enclosed proxy card and mailing it to us in the enclosed envelope.

We are seeking your proxy to use at the special meeting. We have prepared this proxy statement-prospectus to assist you in deciding how to vote. Whether or not you plan to attend the meeting, please indicate on your proxy card how you want to vote. Then sign, date and mail it to us as soon as possible so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement and the merger. If you fail to return your proxy card and fail to vote at the meeting, the effect will be a vote against approval of the merger agreement and the merger. If you sign a proxy, you may revoke it at any time before the special meeting or by attending and voting at the special meeting.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS (SEE PAGE 30)

Under Massachusetts law, Priority Call stockholders who do not vote in favor of the merger and who follow the procedures prescribed under Massachusetts law may require Priority Call to pay the "fair value" for their shares of Priority Call capital stock. See "THE SPECIAL MEETING -- RIGHTS OF DISSENTING STOCKHOLDERS."

OUR RECOMMENDATION TO STOCKHOLDERS (SEE PAGE 31)

Priority Call's board of directors unanimously approved the merger agreement. The board believes that the proposed merger is in your best interests and unanimously recommends that you vote to approve the merger agreement and the merger.

PRIORITY CALL STOCK OWNERSHIP (SEE PAGE 74)

On the record date, Priority Call's directors and executive officers and their affiliates owned 100% of the outstanding shares of Priority Call preferred
stock, considered independently, and          shares, or approximately       %
of the outstanding shares of Priority Call common stock and preferred stock, considered collectively. This number does not include stock that the Priority Call directors and executive officers may acquire through the exercise of stock options.

On the record date and as of the date of this proxy statement-prospectus, LHS's directors and executive officers owned no shares of Priority Call capital stock.

VOTING AGREEMENT (SEE PAGE 58)

Each of the Priority Call directors and the holders of 100% of the Priority Call
preferred stock, who together own    % of the outstanding shares of Priority
Call common stock and preferred stock, considered collectively, have agreed to cast their votes in favor of the approval of the merger agreement and the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS (SEE PAGE 55)

Priority Call's directors and certain officers have stock options and other benefit plans and other arrangements that may provide them with interests in and benefits from the merger that are different from, or in addition to, yours. Your board of directors was aware of these interests and considered them in approving and recommending the merger.

COMPLETION OF THE MERGER (SEE PAGE 48)

The merger will become final at the time specified in the articles of merger to be filed with the Secretary of State of the Commonwealth of Massachusetts. If the Priority Call stockholders approve the merger at the special meeting and all required regulatory approvals are obtained, we currently anticipate that the
merger will be completed on or about             , 1999.

LHS and Priority Call cannot assure you that they can obtain the necessary stockholder and regulatory approvals or that the other conditions to consummation of the merger can or will be satisfied.

EXCHANGE OF STOCK CERTIFICATES (SEE PAGE 49)

Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your Priority Call stock certificates in exchange for LHS stock certificates. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for Priority Call capital stock. PLEASE DO NOT SEND PRIORITY CALL, LHS OR LHS'S TRANSFER AGENT ANY STOCK CERTIFICATES UNTIL YOU RECEIVE THESE INSTRUCTIONS. If you elect to exercise your appraisal rights, you should follow the procedures outlined in "THE SPECIAL MEETING -- RIGHTS OF DISSENTING STOCKHOLDERS" section beginning on page 30.

REGULATORY APPROVAL AND OTHER CONDITIONS (SEE PAGES 52 AND 50)

Pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger cannot be completed until LHS and Priority Call have given certain information and materials to the Federal Trade Commission and the Department of Justice and a required waiting period has expired or been terminated. We expect to obtain all required regulatory approvals before the special meeting, but we cannot assure this will happen.

In addition to the required regulatory approvals, the merger will be completed only if certain conditions, including but not limited to the following, are met or waived, if waivable:

      - Priority Call stockholders approve the merger at the special meeting;

      - Priority Call and LHS receive an opinion of counsel that the merger will qualify as a tax-free reorganization;

      - Priority Call and LHS receive letters from their accountants concerning the pooling-of-interests accounting treatment of the merger (discussed below under " -- ACCOUNTING TREATMENT");

      - neither LHS nor Priority Call has breached any of its representations or obligations under the merger agreement such that there is a material adverse effect on LHS or Priority Call; and

      - less than 5% of the Priority Call stockholders have properly exercised appraisal rights.

In addition to these conditions, the merger agreement, attached to this proxy statement-prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

WAIVER, AMENDMENT, AND TERMINATION (SEE PAGE 53)

LHS and Priority Call may agree to terminate the merger agreement and elect not to complete the merger at any time before the merger is completed, even if Priority Call's stockholders have approved the merger.

Each of the parties also can terminate the merger in certain other circumstances, including if the merger is not completed by November 30, 1999, subject to extension by Priority Call under certain circumstances.

The merger agreement may be amended by the written agreement of LHS and Priority Call. The parties can amend the merger agreement without stockholder approval, even if you have already approved the merger.

ACCOUNTING TREATMENT (SEE PAGE 55)

LHS intends to account for the merger as a pooling-of-interests transaction for accounting and financial reporting purposes. Pooling of interests is an accounting method that assumes that each company's stockholders have combined their ownership interests in such a manner that each group becomes an owner of the combined, enlarged business.

DIFFERENCES IN STOCKHOLDERS' RIGHTS (SEE PAGE 75)

When the merger is completed, you will automatically become an LHS stockholder, unless you exercise your appraisal rights. Your rights as a Priority Call stockholder are governed by the Priority Call articles of organization and bylaws and Massachusetts law. The rights of LHS stockholders differ from the rights of Priority Call stockholders in many important ways. Many of these have to do with provisions in LHS's certificate of incorporation and bylaws and Delaware law.

LISTING OF LHS COMMON STOCK

LHS has agreed to list the shares of LHS common stock to be issued in connection with the merger on the Nasdaq National Market.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following tables present selected consolidated financial data for LHS and for Priority Call for each of the years in the five-year period ended December 31, 1998. The information for LHS as of and for the years ended December 31, 1998, 1997 and 1996 is based on the consolidated financial statements of LHS incorporated by reference in this proxy statement-prospectus. The selected consolidated financial data for LHS as of and for the years ended December 31, 1995 and 1994 have been derived from audited consolidated financial statements of LHS previously filed with the SEC but not incorporated by reference. The information shown for LHS for all periods reflects a 2-for-1 stock split in May 1998 and a 20-for-1 stock split in October 1996. The information for Priority Call as of December 31, 1998 and 1997 and for the three-year period ended December 31, 1996 is based on the consolidated financial statements of Priority Call included in this proxy statement-prospectus. The selected consolidated financial data for Priority Call as of and for the years ended December 31, 1995 and 1994 have been derived from audited consolidated financial statements of Priority Call not included in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" and Appendix D.

     You should read the following tables in conjunction with the consolidated financial statements of LHS and Priority Call described above and with the notes to them.

     Historical results are not necessarily indicative of results to be expected for any future period.

LHS SELECTED FINANCIAL DATA

                                              YEARS ENDED DECEMBER 31,
                                  -------------------------------------------------
                                    1998       1997      1996      1995      1994
                                  --------   --------   -------   -------   -------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues........................  $163,182   $105,411   $56,864   $26,967   $20,722
Earnings before interest and
   taxes(1).....................    29,823     16,440     5,581     1,217     4,182
Net income......................    17,349     11,208     3,420       284     3,043
Net Earnings Per Share:
   Basic........................  $   0.33   $   0.26   $  0.11   $  0.01   $  0.14
                                  ========   ========   =======   =======   =======
   Diluted......................  $   0.32   $   0.23   $  0.09   $  0.01   $  0.14
                                  ========   ========   =======   =======   =======

                                                    DECEMBER 31,
                                  -------------------------------------------------
                                    1998       1997      1996      1995      1994
                                  --------   --------   -------   -------   -------
                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Total assets....................  $188,545   $127,223   $43,819   $24,462   $14,006
Long-term obligations...........       239        731     1,360       399       372
Total stockholders' equity......   145,858     92,549    12,325     9,933     3,770

---------------

(1) The 1998 amounts include a charge relating to the write off of in-process research and development of $8.2 million.

PRIORITY CALL SELECTED FINANCIAL DATA

                                                YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------
                                      1998      1997      1996      1995     1994
                                     -------   -------   -------   ------   -------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..........................  $30,936   $20,111   $11,035   $5,866   $   708
Income (loss) from operations......    1,275      (911)   (1,556)    (379)   (1,129)
Net income (loss)..................    1,337      (757)   (1,405)    (331)   (1,168)
Net income (loss) per share:
   Basic...........................  $  1.16   $ (0.66)  $ (1.23)  $(0.30)  $ (1.11)
                                     =======   =======   =======   ======   =======
   Diluted.........................  $  0.67   $ (0.66)  $ (1.23)  $(0.30)  $ (1.11)
                                     =======   =======   =======   ======   =======

                                                      DECEMBER 31,
                                      ---------------------------------------------
                                       1998      1997      1996      1995     1994
                                      -------   -------   -------   ------   ------
                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets........................  $21,780   $14,707   $12,250   $5,389   $1,494
Long-term obligations, less current
   maturities.......................    2,533       514       333       21      106
Stockholders' equity................    9,897     8,399     9,155    3,545      376

                  PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following unaudited pro forma combined condensed financial statements are based upon the historical consolidated financial statements of LHS and Priority Call. The unaudited pro forma adjustments are based upon available information and certain assumptions that the management of LHS believes are reasonable. You should read these pro forma financial statements with the historical consolidated financial statements of LHS and Priority Call. The historical consolidated financial statements of LHS are incorporated by reference in this proxy statement-prospectus. The historical consolidated financial statements of Priority Call are included in Appendix D to this proxy statement-prospectus. See APPENDIX D, "-- SELECTED FINANCIAL DATA" on page 8 and "WHERE YOU CAN FIND MORE INFORMATION" on page 86.

     The unaudited pro forma combined financial statements have been prepared as if the merger is accounted for as a pooling-of-interests transaction. The unaudited pro forma combined condensed balance sheet as of December 31, 1998 has been prepared as if the merger had occurred on December 31, 1998. The unaudited pro forma combined condensed statements of operations for the three years ended December 31, 1998, have been prepared as if the merger had occurred on January 1, 1996.

     Certain data and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The unaudited pro forma combined condensed financial statements provide information about the impact of the merger by showing how it might have affected the financial condition and results of operations of LHS had the merger actually been completed as of the dates indicated. The unaudited pro forma combined condensed financial statements are provided for informational purposes only and are not necessarily indicative of actual results that would have been achieved had the merger been consummated at the beginning of the periods presented or of future results. The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of LHS and Priority Call and the notes to them, which are incorporated by reference or included in this proxy statement-prospectus.

       PRO FORMA COMBINED CONDENSED BALANCE SHEET AS OF DECEMBER 31, 1998

                                                                 PRO FORMA     COMBINED
                                       LHS      PRIORITY CALL   ADJUSTMENTS    PRO FORMA
                                     --------   -------------   -----------    ---------
                                      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)
ASSETS
Current assets:
   Cash and cash equivalents.......  $ 42,084      $ 4,710        $    --      $ 46,794
   Short-term marketable debt
      securities...................    62,218           --             --        62,218
   Trade accounts receivable,
      net..........................    60,860        7,329             --        68,189
   Inventory.......................        --        4,007             --         4,007
   Prepaid expenses and other
      current assets...............     3,976          268             --         4,244
                                     --------      -------        -------      --------
Total current assets...............   169,138       16,314             --       185,452
Property and equipment, net........    15,589        3,544             --        19,133
Deferred income taxes..............       914           --             --           914
Intangible assets, net.............     2,066        1,883             --         3,949
Other..............................       838           38             --           876
                                     --------      -------        -------      --------
Total assets.......................  $188,545      $21,779        $    --      $210,324
                                     ========      =======        =======      ========

LIABILITIES AND STOCKHOLDERS'
   EQUITY
Current liabilities:
   Accounts payable................  $  7,523      $ 2,730        $    --      $ 10,253
   Accrued expenses and other
      liabilities..................    15,796        5,002          3,200(4c)    24,898
                                                                      900(4d)
   Deferred revenues...............     6,095        1,617             --         7,712
   Income taxes payable............     8,907           --             --         8,907
   Deferred income taxes...........     4,127           --             --         4,127
                                     --------      -------        -------      --------
Total current liabilities..........    42,448        9,349          4,100        55,897
Other long-term obligations........       239        2,533           (900)(4d)    1,872
Stockholders' equity:
   Preferred stock.................        --            6             (6)(4a)       --
   Common stock....................       526           12            (12)(4a)      567
                                                                       41(4a)
   Additional paid-in-capital......   110,583       15,068             18(4b)   125,628
                                                                      (41)(4b)
   Retained earnings (deficit).....    34,858       (4,664)        (3,200)(4c)   26,994
   Shareholder loan................        --         (525)            --          (525)
   Accumulated other comprehensive
      income.......................      (109)          --             --          (109)
                                     --------      -------        -------      --------
Total stockholders' equity.........   145,858        9,897         (3,200)      152,555
                                     --------      -------        -------      --------
Total liabilities and stockholders'
   equity..........................  $188,545      $21,779        $    --      $210,324
                                     ========      =======        =======      ========

See accompanying notes.

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                          LHS         PRIORITY CALL      COMBINED
                                        --------      -------------      --------
                                          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT
                                                     PER SHARE DATA)
Revenues:
   License and hardware...............  $ 66,780         $28,987         $ 95,767
   Service............................    96,402           1,949           98,351
                                        --------         -------         --------
Total.................................   163,182          30,936          194,118
Cost of services......................    59,953          14,131           74,084
                                        --------         -------         --------
Gross margin..........................   103,229          16,805          120,034
Operating expenses:
   Sales and marketing................    11,700           8,487           20,187
   Research and development...........    36,530           3,191           39,721
   General and administrative.........    16,976           3,852           20,828
   Cost of purchased in-process
      research and development related
      to computer software
      technology......................     8,200               -            8,200
                                        --------         -------         --------
                                          73,406          15,530           88,936
                                        --------         -------         --------
Earnings before interest and taxes....    29,823           1,275           31,098
Interest (income) expense, net........    (4,557)            (62)          (4,619)
                                        --------         -------         --------
Earnings before income taxes..........    34,380           1,337           35,717
Income taxes..........................    17,031              --           17,031
                                        --------         -------         --------
Net earnings..........................  $ 17,349         $ 1,337         $ 18,686
                                        ========         =======         ========
Net earnings per share:
   Basic..............................  $   0.33         $  1.16         $   0.34
                                        ========         =======         ========
   Diluted............................  $   0.32         $  0.67         $   0.32
                                        ========         =======         ========
Shares used in per share calculation:
   Basic..............................    51,799           1,154           54,516
                                        ========         =======         ========
   Diluted............................    54,495           1,990           59,180
                                        ========         =======         ========

See accompanying notes.

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                          LHS         PRIORITY CALL      COMBINED
                                        --------      -------------      --------
                                          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT
                                                     PER SHARE DATA)
Revenues:
   License and hardware...............  $ 38,439         $18,995         $ 57,434
   Service............................    66,972           1,116           68,088
                                        --------         -------         --------
Total.................................   105,411          20,111          125,522
Cost of services......................    47,325           9,318           56,643
                                        --------         -------         --------
Gross margin..........................    58,086          10,793           68,879
Operating expenses:
   Sales and marketing................     8,454           6,157           14,611
   Research and development...........    19,682           2,434           22,116
   General and administrative.........    13,510           3,112           16,622
                                        --------         -------         --------
                                          41,646          11,703           53,349
                                        --------         -------         --------
Earnings (loss) before interest and
   taxes..............................    16,440            (910)          15,530
Interest income, net..................    (2,238)           (153)          (2,391)
                                        --------         -------         --------
Earnings (loss) before income taxes...    18,678            (757)          17,921
Income taxes..........................     7,470              --            7,470
                                        --------         -------         --------
Net earnings (loss)...................  $ 11,208         $  (757)        $ 10,451
                                        ========         =======         ========
Net earnings (loss) per share:
   Basic..............................  $   0.26         $ (0.66)        $   0.23
                                        ========         =======         ========
   Diluted............................  $   0.23         $ (0.66)        $   0.20
                                        ========         =======         ========
Shares used in per share calculation:
   Basic..............................    42,906           1,140           45,590
                                        ========         =======         ========
   Diluted............................    49,164           1,140           53,293
                                        ========         =======         ========

See accompanying notes.

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                  LHS      PRIORITY CALL     COMBINED
                                                --------   --------------   ----------
                                                (IN THOUSANDS OF U.S. DOLLARS, EXCEPT
                                                           PER SHARE DATA)
Revenues:
   License and hardware.......................  $23,701       $10,369       $  34,070
   Service....................................   33,163           666          33,829
                                                -------       -------       ---------
Total.........................................   56,864        11,035          67,899
Cost of services..............................   19,107         5,113          24,220
                                                -------       -------       ---------
Gross margin..................................   37,757         5,922          43,679
Operating expenses:
   Sales and marketing........................    7,653         4,103          11,756
   Research and development...................   16,236         1,654          17,890
   General and administrative.................    8,287         1,721          10,008
                                                -------       -------       ---------
                                                 32,176         7,478          39,654
                                                -------       -------       ---------
Earnings (loss) before interest and taxes.....    5,581        (1,556)          4,025
Interest expense (income), net................       77          (151)            (74)
                                                -------       -------       ---------
Earnings (loss) before income taxes...........    5,504        (1,405)          4,099
Income taxes..................................    2,084            --           2,084
                                                -------       -------       ---------
Net earnings (loss)...........................  $ 3,420       $(1,405)      $   2,015
                                                =======       =======       =========
Net earnings (loss) per share:
   Basic......................................  $  0.11       $ (1.23)      $    0.06
                                                =======       =======       =========
   Diluted....................................  $  0.09       $ (1.23)      $    0.05
                                                =======       =======       =========
Shares used in per share calculation:
   Basic......................................   31,000         1,140          33,684
                                                =======       =======       =========
   Diluted....................................   40,000         1,140          43,790
                                                =======       =======       =========

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA COMBINED

CONDENSED FINANCIAL STATEMENTS

(1) Basis of Presentation.   The merger will be accounted for using the
    pooling-of-interests method of accounting and, as a result, the unaudited pro forma combined condensed balance sheet and statements of operations are presented as if the combining companies had been combined for all periods presented. The unaudited pro forma combined condensed financial statements for the years ended December 31, 1998 and 1997 will become the historical financial statements of LHS upon issuance of financial statements for a period that includes the date of the merger. No material adjustments were required to conform the accounting policies of LHS and Priority Call.

(2) Stockholders' Equity.   The common stockholders' equity account of LHS as of
    December 31, 1998, has been adjusted to reflect the assumed issuance of approximately 4.1 million shares of LHS common stock in exchange for all the issued and outstanding Priority Call capital stock based upon the exchange ratio of 2.3542 shares of LHS common stock for each share of Priority Call capital stock. The actual number of shares of LHS common stock to be issued will be determined at the effective time of the merger based on the exchange ratio and the number of shares of Priority Call capital stock then outstanding.

(3) Merger-Related Expenses.   The unaudited pro forma data are presented for
    informational purposes only and do not give effect to any synergies that may occur due to the combining of LHS's and Priority Call's existing operations. LHS expects to incur charges to operations currently estimated to be
    approximately $5.0 million in the quarter ended                , the quarter
    in which the merger is expected to be consummated, to reflect costs associated with combining the operations of the two companies, primarily the transaction fees and costs incident to the merger. An estimate of merger-related expenses of $3.2 million, after giving effect to estimated tax benefits, is reflected in the unaudited pro forma combined condensed balance sheet and is not included in the unaudited pro forma combined condensed statement of operations. This is a preliminary estimate only and, therefore, is subject to change.

(4) Pro Forma Adjustments.   Adjustments have been included in the pro forma
    combined condensed balance sheet to reflect the exchange ratio and the merger related costs described in Note 3. Pro forma adjustments to reflect the effect of the merger on the pro forma condensed combined balance sheet at December 31, 1998, are as follows:

    a. Common stock is increased by $41,000 to record the LHS common stock issued in the merger and is decreased by $18,000 to record the retirement of the Priority Call capital stock.

    b. Combined additional paid-in capital is adjusted for the effects of the pro forma adjustment (a) above.

NOTES TO UNAUDITED PRO FORMA COMBINED

    c. Accrued liabilities and retained earnings reflect the estimated direct costs of the merger of $3.2 million, after giving effect to estimated tax benefits.

    d. Amounts payable in connection with a license agreement of Priority Call of $900 including a catch-up amount of $500 become due during 1999 in the event of a change in control and have been reclassified from long term to current.

(5) Net Earnings Per Share. Pro forma earnings per basic and diluted share for each period are based on the combined weighted average number of shares of common stock outstanding (and dilutive securities for diluted earnings per share), after adjusting for the conversion of outstanding shares of Priority Call capital stock into LHS common stock at the exchange ratio. In addition, pro forma diluted earnings per share for the years ended December 31, 1997 and 1996 assume the dilutive effect of 614,000 and 470,000, respectively, of Priority Call shares issuable, which were not included in the historical calculation because they were antidilutive.

                                  RISK FACTORS

     If the merger is consummated, you will receive shares of LHS common stock in exchange for your shares of Priority Call capital stock. You should be aware of particular risks and uncertainties that are applicable to an investment in LHS common stock. Specifically, there are risks and uncertainties that bear on LHS's future financial results and that may cause LHS's future earnings and financial condition to be less than LHS's expectations.

LHS MAY NOT ACHIEVE THE INCREASES IN OPERATING INCOME THAT IT EXPECTS TO RESULT FROM THE INTEGRATION OF PRIORITY CALL INTO LHS.

     LHS cannot guarantee that LHS will realize the increases in operating income that it anticipates from integrating Priority Call's operations and LHS's operations as fully or as quickly as it expects. Among other things, the Priority Call acquisition is substantially larger than any previous acquisition by LHS. Successful integration of Priority Call's operations will depend primarily on LHS's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. LHS may be unable to integrate its operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of its businesses, or possible inconsistencies in standards, controls, procedures, and policies.

PRIORITY CALL STOCKHOLDERS WILL RECEIVE LOWER MARKET VALUE FOR THEIR SHARES IN THE MERGER IF THE MARKET PRICE OF LHS COMMON STOCK DECLINES BEFORE THE MERGER IS COMPLETED.

     Because the number of shares of LHS common stock that Priority Call's stockholders will receive in the merger is fixed, the market value of these shares on the date of the merger will depend on the market price of LHS common stock when the merger is completed. If the LHS common stock price declines, the market value of the LHS common stock to be received by Priority Call stockholders in the merger will correspondingly decline. The price of LHS common stock may vary from its price at the date of this proxy statement-prospectus because of various factors, including:

     - market assessments of the likelihood the merger will be completed;
     - market assessments of the amount and timing of integration savings after the merger;
     - changes in the business, operations or prospects of LHS; and

     - general industry, market and economic conditions.

     Neither LHS nor Priority Call will have the right to terminate the merger agreement as a result of changes in LHS's common stock price. You should obtain current market quotations for the LHS common stock.

IF LHS CANNOT KEEP UP WITH CHANGES IN TECHNOLOGY, IT MIGHT BE UNABLE TO EFFECTIVELY COMPETE AND MIGHT LOSE CUSTOMERS.

     The telecommunications industry is characterized by rapidly changing technology and evolving industry standards. Also, customer needs frequently change, and competitors constantly introduce new products and services. To be successful, LHS must:

     - use leading technologies effectively;
     - continue developing its technical expertise;
     - enhance its existing products and services;
     - develop new products and services; and
     - meet changing customer needs on a timely and cost-effective basis.

If LHS fails to do any of these things, its customers may choose to purchase products and services from its competitors.

     LHS continually introduces its products and services into new markets. If its products do not adequately meet the demands of these new markets, LHS could experience decreased revenues. LHS could experience difficulties in the development of products and services for new and existing markets that could delay or prevent the successful development, introduction and marketing of these products and services. LHS's failure to develop and introduce new products and services in a timely manner, or the lack of success of a new release of a product in the market, would likely result in a material adverse effect on its business, operating results and financial condition.

IF LHS IS UNABLE TO EFFECTIVELY MANAGE ITS GROWTH, ITS BUSINESS COULD SUFFER.

     Over the last three years, LHS has greatly expanded its operations, placing considerable demand and strain on its administrative, operational and financial personnel and systems. Further expansion may place additional strains on its resources. To address these expansion issues, LHS may have to make substantial expenditures and devote further management time and resources to:

     - improve or replace its management information, administrative, operational financial and other systems;
     - standardize BSCS installation methods;
     - develop and coordinate strategies, operations and product development among its operations in the Americas, Europe and Asia;
     - maintain customer satisfaction;
     - manage changing business conditions; and

     - recruit, train and retain qualified consulting, technical, sales, financial, marketing and management personnel.

     LHS cannot assure you that its existing resources, systems and space will be able to adequately support its further expansion. LHS's failure to respond appropriately to growth and change would likely result in a material adverse effect on the quality of its services, its ability to retain key personnel and its business.

LHS DEPENDS ON LARGE CONTRACTS FROM A LIMITED NUMBER OF CUSTOMERS SO THE LOSS OF ONE OR MORE OF THESE CUSTOMERS COULD MATERIALLY AND ADVERSELY AFFECT LHS.

     Although no single customer accounted for more than 10% of LHS's revenues in 1998, LHS has traditionally relied upon, and expects to continue to rely upon, large contracts from a limited number of customers. This can cause its revenues and earnings to fluctuate between quarters based on the timing of orders and realization of revenues from these orders.

     Some of the telecommunications industry's established carriers are forming alliances, while others are consolidating. If a consolidation or alliance involves one of its customers, that customer may switch to another billing system. In addition, none of its major customers has any obligation to purchase additional products or services from LHS. The loss of one or more of its major customers because of industry consolidation or otherwise would likely result in a material adverse effect on its business, operating results and financial condition.

IF LHS IS UNABLE TO DEVELOP RELATIONSHIPS WITH NEW CUSTOMERS OR IF LHS'S CUSTOMERS ARE UNABLE TO COMPETE EFFECTIVELY IN THE VERY COMPETITIVE TELECOMMUNICATIONS MARKET, ITS REVENUES AND EARNINGS MAY DECLINE.

     LHS's failure to develop relationships with new customers, or the failure of LHS's customers to compete effectively in the telecommunications market, would likely result in a material adverse effect on its business, operating results and financial condition. The wireline and wireless markets have grown significantly and become much more competitive in recent years. This growth may not continue, and LHS may not be able to successfully market and sell its products in these competitive markets. It is critical to LHS's continued success that LHS develops relationships with new customers.

     Many of LHS's potential customers are new entrants in the telecommunications market and lack significant financial and other resources. LHS may be required to offer them alternative pricing arrangements, including deferred payments, if LHS wants these new market entrants to be its customers. LHS may not be able to develop customer relationships with these new entrants, but even if it does, there is no guarantee that these customers will be successful. If they are not successful, they may reduce or discontinue their purchases from LHS. If LHS has permitted customers to pay it on a deferred basis, LHS may be unable to collect payments from these customers. Any one of these factors could have a material adverse effect on LHS's business, operating results and financial condition.

EXPANSION OF LHS'S PRODUCTS AND SERVICES INTO NEW GEOGRAPHIC MARKETS AND APPLICATIONS MAY NOT BE SUCCESSFUL.

     LHS plans to continue expanding its products and services into new geographic markets and to carriers offering new applications of their telecommunications services. LHS's failure to successfully establish itself in new markets would likely result in a material adverse effect on its business.

ANY FAILURE TO MAINTAIN LHS'S RELATIONSHIPS WITH CONSULTING FIRMS AND SYSTEMS INTEGRATION FIRMS COULD PREVENT ITS FUTURE GROWTH.

     Consulting firms and systems integration firms help LHS with marketing, sales, lead generation, customer support and installation of its products. In order to grow successfully, LHS must maintain its relationships with these firms and generate new business opportunities through joint marketing and sales with them.

     LHS also serves as subcontractor to consulting firms and systems integration firms where those firms provide information technology to end-user customers. In these cases LHS depends heavily on these firms to install its products and to train end-users to use its products. Incorrect product installation, failure to properly train the end-user, or general failure of the firm to satisfy the customer could have a negative effect on LHS's relationships with the contracting firm and the customer. Such problems could damage LHS's reputation and the reputation of its products and services.

     Obstacles LHS may encounter to forging long-term relationships with consulting and systems integration firms include:

     - many consulting and systems integration firms have more established relationships with its principal competitors; and
     - many consulting and systems integration firms have the resources to compete with LHS by developing their own products and services.

     These firms may discontinue their relationships with LHS and/or develop relationships with its competitors. LHS's inability to establish and maintain effective, long-term relationships with these firms, and their failure to meet the needs of its customers, would likely adversely affect its business.

     Prior to 1996, LHS had contracts pursuant to which LHS gave certain systems integration firms its kernel source code and the right to market and sell versions of its products that these firms independently modified. A few U.S. carriers had problems with LHS's products as modified and installed by these firms. This damaged LHS's reputation and credibility and that of its products, and LHS may have lost the confidence of the affected carriers. Although LHS has terminated all of these types of contracts, LHS cannot assure you that there will not be further damage to its reputation and credibility in the U.S. that could have a material adverse effect on its business.

COMPETITION IN THE TELECOMMUNICATIONS BILLING AND CUSTOMER CARE SYSTEMS INDUSTRY COULD LIMIT LHS'S ABILITY TO GROW.

     The telecommunications billing and customer care systems industry is very competitive. LHS expects competition to increase in the future.

     Some of the independent providers LHS competes with are:

     - Alltel
     - AMDOCS
     - CBIS
     - ITDS
     - Kenan
     - Kingston-SCL
     - SEMA Group

     LHS also competes with systems integrators and internal billing departments of larger telecommunications carriers.

     Many of LHS's competitors have advantages over LHS, including:

     - longer operating histories;
     - larger customer bases;
     - substantially greater financial, technical, sales, marketing and other resources; and
     - greater name recognition.

     LHS's current and potential competitors have established, and may continue to establish in the future, cooperative relationships among themselves or with third parties to increase their ability to compete with LHS. In addition, competitors may be able to adapt more quickly than LHS is to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and selling their products. New competitors or alliances among competitors could also result in these competitors quickly gaining significant market share.

     LHS believes that its ability to compete successfully in its markets is affected by these principal factors:

     - development of competing software and services;
     - price of competing software and services;
     - responsiveness to customer needs; and
     - hiring, retaining and motivating key personnel.

     LHS's failure to adapt to market demands and to compete successfully with existing and new competitors would have a material adverse effect on its business.

     As LHS expands, it will market its products and services to carriers in markets that LHS does not currently serve. LHS may encounter new competitors upon entry into these markets that may have greater financial, technical, personnel and marketing resources than LHS does. LHS cannot assure you that it will be able to successfully identify and address the demands for these new markets or that it can continue to compete effectively in its current markets. LHS's failure to maintain its competitiveness in current or new markets would have a material adverse effect on its business, operating results and financial condition.

IF LHS IS UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL, LHS MAY HAVE TO EMPLOY LESS QUALIFIED PERSONNEL AND IT MAY EXPERIENCE HIGH TURNOVER COSTS.

     LHS's future success depends in large part on the continued service of its key management, sales, product development and operational personnel, including Hartmut Lademacher, Chairman of the Board and Chief Executive Officer. Since it is LHS's goal to continue its expansion, its success also depends on its ability to attract and retain highly qualified technical, managerial, sales and marketing personnel. Competition is intense for the recruitment of highly qualified personnel in the software and telecommunications services industry. LHS may not be able to successfully retain or integrate existing personnel or identify and hire additional personnel. LHS's inability to hire and retain qualified personnel would likely have a material adverse effect upon its current business, new product development efforts and future business prospects. LHS does not currently maintain key person insurance coverage for any of its employees.

THE SUCCESS OF LHS'S INTERNATIONAL BUSINESS OPERATIONS IS SUBJECT TO MANY UNCERTAINTIES.

     LHS conducts a substantial portion of its business outside of the Americas. In each of 1997 and 1998, its sales outside the Americas represented approximately 60% of its total revenues. LHS expects a significant portion of its revenues to continue to be provided from its European and Asian operations. LHS's international business may be adversely affected by the following:

     - unexpected changes in regulatory requirements;
     - tariffs and other trade barriers;
     - difficulties in customizing its products for use in foreign countries;
     - longer accounts receivable payment cycles;
     - difficulties in managing international operations;
     - availability of trained personnel to install and implement its systems;
     - political instability;
     - potentially adverse tax obligations;
     - restrictions on the repatriation of earnings; and
     - the burdens of complying with a wide variety of foreign laws and regulations.

     In addition, the laws of some foreign countries do not protect LHS's intellectual property rights to as great an extent as the laws of the United States. There can be no assurance that such factors will not have a material adverse effect on its international revenues and earnings or its overall financial performance.

IF LHS CANNOT PROVIDE FINANCING FOR POTENTIAL CUSTOMERS, LHS MAY NOT GET THEIR BUSINESS.

     Certain of LHS's potential customers may require financing to fund purchases of its products. In particular, its ability to increase sales to start-up telecommunications carriers with limited financial resources in the future will depend significantly upon its ability to arrange financing for these customers. LHS may not be able to successfully implement a vendor financing program for these customers or to assist them in obtaining alternative financing for its products. In such event, LHS will have decreased revenues.

FAILURE TO OBTAIN YEAR 2000 COMPLIANCE MAY HARM LHS'S BUSINESS.

     The term "Year 2000 issue" is used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the Year 2000 is approached and reached. These problems could result in a system failure or miscalculations causing disruptions of LHS's operations, including an inability to process transactions, send invoices, or engage in similar normal business activities.

     Although LHS believes that its internal systems and software products are Year 2000 compliant, LHS is vulnerable to the risk that its customers, government agencies, significant suppliers and other third parties will not be able to remedy their own Year 2000 issues. LHS relies, both domestically and internationally, upon government agencies, utility companies, telecommunication service companies and other service providers outside of its control. Such suppliers, governmental agencies, or other third parties or its customers may suffer a Year 2000 business disruption. Such failures could have a material adverse effect on LHS's business, operating results and financial condition.

     LHS has not developed a contingency plan to address the results of its analysis of the most reasonably likely worst case Year 2000 scenarios. Consequently, LHS is not able to determine at this time whether the consequences of Year 2000 failures will have a material impact on its operations, but they may.

EXCHANGE RATE FLUCTUATIONS BETWEEN THE U.S. DOLLAR AND OTHER CURRENCIES IN WHICH LHS DOES BUSINESS MAY RESULT IN CURRENCY TRANSLATION LOSSES.

     A significant portion of LHS's revenues are denominated in the German Deutsche Mark. LHS also has revenues denominated in the Swiss Franc and the Malaysian Ringgit. The value of the German Deutsche Mark against the Euro was fixed upon the introduction of the Euro on January 1, 1999. Consequently, fluctuations in exchange rates between the U.S. Dollar and the Euro may have a material adverse effect on its business, operating results and financial condition and could also result in significant exchange losses. Foreign currency transaction gains and losses are a result of transacting business in certain foreign locations in currencies other than the functional currency of the location. LHS attempts to balance its revenues and expenses in each currency to minimize net foreign currency risk. To the extent that LHS is unable to balance revenues and expenses in a currency, fluctuations in the value of the currency in which LHS conducts its business relative to the functional currency have caused and will continue to cause currency transaction gains and losses. LHS cannot accurately predict the impact of future exchange rate fluctuations on its results of operations.

     LHS has not sought to hedge the risks associated with fluctuations in exchange rates but may undertake such transactions in the future. Any hedging techniques which LHS implements in the future may not be successful, and exchange rate losses could be exacerbated by hedging techniques that LHS uses.

LHS'S EUROPEAN OPERATIONS EXPOSE IT TO HEIGHTENED EURO CONVERSION RISKS.

     Due to LHS's significant operations in Europe, LHS is particularly exposed to risks resulting from the conversion by certain European Union member states of their respective currencies to the Euro as legal currency on January 1, 1999. The conversion rates between such European Union member states' currencies and the Euro have been fixed by the European Union's council; however, the mandatory switch to the Euro will not occur until June 30, 2002. LHS will be modifying its software during the period of conversion to the Euro and intend to complete such work and have its products Euro compliant by such time. Risks to LHS related to the conversion of the Euro include:

     - effects on pricing due to increased cross-border price transparency;
     - costs of modifying information systems, including both software and hardware;
     - costs of modifying our software products to accommodate Euro conversion;
     - costs of relying upon third parties whose systems also require modification;
     - changes in the conduct of business; and
     - changes in the currency exchange rate.

The actual effects of the Euro conversion could have a material adverse effect on LHS's business, operating results and financial condition.

BECAUSE LHS HAS ONLY LIMITED PROTECTION OF ITS PROPRIETARY RIGHTS AND TECHNOLOGY, OTHERS MAY COPY ITS SOFTWARE OR SERVICES AND HARM ITS ABILITY TO COMPETE.

     LHS relies primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights and technology. These laws and contractual provisions provide only limited protection. LHS has no patents or patent applications pending, no copyrights and only a limited number of registered trademarks. It may be possible for a third party to copy or otherwise obtain and use its technology without authorization or to develop similar technology independently. Also, the laws of certain countries in which LHS sells its products do not offer as much protection of its proprietary rights as the laws of the United States. Unauthorized copying or misuse of its products or proprietary rights could have a material adverse effect on its business, operating results and financial condition.

LHS MAY NOT BE SUCCESSFUL IN AVOIDING CLAIMS THAT IT INFRINGES OTHERS' PROPRIETARY RIGHTS AND COULD BE REQUIRED TO PAY JUDGMENTS OR LICENSING FEES.

     Many patents, copyrights and trademarks have been issued in the general areas of information and telecommunications. LHS expects that software developers will be increasingly subject to infringement claims as the number of products and competitors providing products and services to the telecommunications industry grows. Third parties may claim that LHS's current or future products infringe their proprietary rights. Infringement claims, with or without merit, could:

     - result in costly litigation;
     - require significant management resources;
     - cause product shipment delays;
     - require LHS to enter into unfavorable royalty or licensing agreements; or
     - cause LHS to discontinue the use of the challenged trade name, service mark or technology.

Consequently, infringement claims could have a material adverse effect on LHS's business, operating results and financial condition.

LHS'S SOFTWARE MAY CONTAIN UNDETECTED ERRORS THAT COULD AFFECT ITS PERFORMANCE, CAUSING IT TO LOSE SUBSCRIBERS, SPEND LARGE AMOUNTS TO CORRECT THE PROBLEMS OR BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS.

     The software that LHS has developed and licensed to its customers may contain undetected errors. Although LHS tests its software prior to installing it in a customer's network, LHS may discover errors after the installation. The cost to fix the errors or to develop the software further could be high. These errors may subject LHS to product liability claims. LHS has not experienced any product liability claims to date, but LHS may be subject to such claims in the future. LHS has insurance that would cover certain of these claims; however, a successful product liability claim brought against LHS could have a material adverse effect on its business, operating results and financial condition.

LHS'S STOCK OWNERSHIP IS HIGHLY CONCENTRATED, WHICH WILL PREVENT YOU FROM EXERTING CONTROL OVER LHS OR REPLACING ITS MANAGEMENT.

     LHS's executive officers, directors and their affiliates beneficially own approximately 24.6 million shares (approximately 46% prior to completion of the
merger and       % after the completion of the merger) of the outstanding LHS common stock. Also, its executive officers and directors and their affiliates hold options to acquire an additional 700,000 shares of LHS common stock. If exercised, these options, taken with the shares owned, would give the directors, officers and their affiliates beneficial ownership of approximately 47% of its
common stock prior to completion of the merger and       % after the completion
of the merger.

     Substantially all such persons and certain other significant stockholders have granted Hartmut Lademacher the right to vote, through December 31, 1999, all shares of LHS common stock owned by them. As a result, Mr. Lademacher may be able to exert significant influence over the election of directors and the outcome of certain corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of LHS or a change in its management team.

CERTAIN MEASURES THAT LHS HAS ADOPTED LIMIT INVESTORS' AND OTHERS' ABILITY TO CHANGE OR GAIN CONTROL OF LHS.

     The LHS board of directors has the authority to issue up to 225,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares, without stockholder action. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could discourage or make difficult the acquisition of a majority of its outstanding voting stock by a third party.

     Certain provisions of LHS's certificate of incorporation and by-laws and the Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving LHS. In addition, LHS's board of directors is divided into three classes with only one class being elected each year, and directors may only be removed by the affirmative vote of 80% or more of all classes of voting stock. Also, pursuant to LHS's stock incentive plan, all stock options granted to employees automatically vest and become exercisable upon certain triggering events leading up to a change of control. These factors may have the effect of delaying or preventing a change of control.

THE MARKET PRICE OF LHS'S COMMON STOCK MAY BE VOLATILE.

     There may be significant volatility in the market price of LHS's common stock. The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Factors such as the following will vary from period to period:

     - actual or anticipated operating results;
     - growth rates;
     - changes in estimates by analysts;
     - industry conditions;
     - competitors' announcements;
     - regulatory actions; and
     - general economic conditions.

As a result of these and other factors, LHS's operating results from time to time may be below the expectations of public market analysts and investors. Any such event would likely have a material adverse effect on the market price of the common stock.

GOVERNMENT REGULATION OF LHS'S CUSTOMERS THAT NEGATIVELY AFFECTS THEIR BUSINESSES ALSO COULD NEGATIVELY AFFECT LHS.

     Currently, LHS's business is not subject to direct government regulation; however, LHS's existing and potential customers are subject to extensive regulation in many jurisdictions. Regulatory changes which affect its existing and potential customers could have a material adverse effect on its business, operating results and financial condition.

ADDITIONAL SHARES WILL BECOME ELIGIBLE FOR PUBLIC SALE IN THE FUTURE AND COULD CAUSE LHS'S STOCK PRICE TO DROP.

     The market price of LHS's common stock could drop as a result of sales of large numbers of shares in the market, or the perception that such sales could occur. Several of LHS's principal stockholders hold a significant portion of the outstanding common stock.

     LHS has approximately 53.0 million shares of common stock outstanding. Approximately 39.0 million of these shares are freely transferable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. Approximately 14 million of the shares of common stock outstanding are "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or an exemption under the Securities Act. In addition, LHS has registered under the Securities Act 16 million shares of common stock issuable under its long-term incentive plan.

     Certain of LHS's stockholders are entitled to demand and piggyback registration rights with respect to the shares that they own. Once registered, such shares generally will be eligible for immediate sale in the public market.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Some of the statements in this proxy statement-prospectus, including some statements in "SUMMARY", "RISK FACTORS" and "DESCRIPTION OF THE TRANSACTION," as well as some statements in LHS's SEC filings that are incorporated by reference in this proxy statement-prospectus, are forward-looking statements about what may happen in the future. They include statements regarding current beliefs, goals and expectations of Priority Call and LHS about matters such as expected financial position and operating results, business strategy and financing plans. These statements can sometimes be identified by our use of forward-looking words such as "anticipate," "estimate," "expect," "intend," "may," "will" and similar expressions. We cannot guarantee that our forward-looking statements will turn out to be correct or that our beliefs and goals will not change. Our actual results could be very different from and worse than our expectations for various reasons, including those discussed in "RISK FACTORS."

                              THE SPECIAL MEETING

PURPOSE

     LHS and Priority Call are furnishing this proxy statement-prospectus to Priority Call stockholders in connection with the solicitation of proxies by Priority Call's board of directors. The Priority Call board of directors will use the proxies at the special meeting of stockholders of Priority Call to be
held on                , 1999 and at any adjournment or postponement thereof.

     At the special meeting, Priority Call stockholders will be asked to vote upon the proposal to approve the agreement and plan of merger attached to this proxy statement-prospectus as Appendix A and to authorize the merger of a wholly owned subsidiary of LHS into Priority Call. As a result, Priority Call will become a wholly owned subsidiary of LHS.

DATE, PLACE AND TIME

     The special meeting of Priority Call's stockholders will be held on
            ,                , 1999, at the offices of Bingham Dana LLP, 150
Federal Street, Boston, Massachusetts, commencing at                   a.m.,
local time.

RECORD DATE

     The Priority Call board of directors fixed the close of business on
               , 1999 as the record date for the special meeting. Accordingly, only holders of Priority Call capital stock of record at the close of business
on                , 1999, will be entitled to notice of, and to vote at, the special meeting.

PRIORITY CALL STOCKHOLDERS ENTITLED TO VOTE

     As of                , 1999, there were outstanding          shares of
Priority Call common stock and 561,450 shares of Priority Call preferred stock
and such shares of Priority Call capital stock were held by          holders of
record. Each share of Priority Call capital stock entitles the holder thereof to one vote.

     As of                , 1999, directors and executive officers of Priority
Call may be deemed to be beneficial owners of 100% of the outstanding shares of
Priority Call preferred stock, considered independently, and       % of the
outstanding shares of Priority Call common stock and preferred stock, considered collectively.

VOTE REQUIRED; VOTING AT THE MEETING

     The holders of a majority of the outstanding shares of Priority Call preferred stock entitled to vote at the special meeting, considered independently, and the holders of a majority of the outstanding shares of Priority Call common stock and preferred stock entitled to vote at the special meeting, considered collectively, is necessary for a quorum to exist at the special meeting.

     Approval of the agreement and plan of merger and authorization of the merger requires both:

     - the affirmative vote of the holders of a majority of the outstanding shares of Priority Call preferred stock, voting together as a separate class, and

     - the affirmative vote of the holders of at least two-thirds of the outstanding shares of Priority Call preferred stock and common stock, voting together as a class.

     Each of the Priority Call directors and the holders of 100% of the Priority
Call preferred stock, who together own    % of the outstanding shares of
Priority Call common stock and preferred stock, considered collectively, have agreed to vote their shares in favor of the approval of the merger agreement and the merger.

VOTING OF PROXIES

     All properly executed proxies received before the vote at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the merger agreement and the merger, and the proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.

     Any abstention will have the same effect as a vote AGAINST the approval of the merger agreement and the merger.

     A Priority Call stockholder who has given a proxy solicited by Priority Call's board of directors may revoke it by

     - giving written notice of revocation to the Clerk of Priority Call,

     - delivering a later dated proxy to the Clerk of Priority Call, or

     - attending the special meeting and voting in person.

     Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the special meeting to Priority Call Management Inc., 110 Fordham Road, Wilmington, Massachusetts 01887, Attention: Robert G. Ory, Clerk.

SOLICITATION OF PROXIES

     The expenses of the solicitation of proxies for the special meeting will be borne by Priority Call, except that LHS will pay expenses incurred in connection with filing, printing and mailing this proxy statement-prospectus and the forms of proxy to the Priority Call stockholders, subject to Priority Call's obligation to reimburse LHS for one-half of these expenses if the Priority Call stockholders do not approve the merger agreement and the merger and Priority Call is not otherwise required to pay LHS the termination fee. See "DESCRIPTION OF THE TRANSACTION -- FEES AND EXPENSES".

     In addition to solicitation by mail, directors, officers and key employees of Priority Call may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

RIGHTS OF DISSENTING STOCKHOLDERS

     If the merger is completed, holders of Priority Call capital stock who object to the merger are entitled to appraisal rights under Massachusetts law. In order to exercise appraisal rights, Priority Call stockholders must strictly adhere to the provisions of Massachusetts law governing appraisal rights. The following is a summary of the relevant provisions of Massachusetts law. The description below is only a summary and is qualified by reference to the relevant provisions of Massachusetts law, a copy of which is attached hereto as Appendix F.

     In order to exercise appraisal rights, you must take the following steps:

     - send a written objection to the merger to Priority Call before the special meeting stating your intention to demand payment for your shares of Priority Call capital stock if the merger is approved and the merger occurs;

     - do not vote in favor of the merger; and

     - send a written demand to Priority Call for payment for your shares of Priority Call capital stock within twenty days after you receive notice from Priority Call that the merger has occurred (Priority Call will send the notice within 10 days after the merger is completed).

     The written objection and written demand should be delivered to Priority Call Management, Inc., 110 Fordham Road, Wilmington, Massachusetts 01887,
Attention: Robert G. Ory, Clerk, and we recommend that you send the objection and demand by registered or certified mail, return receipt requested.

     Please note that, if you file a written objection with Priority Call prior to the special meeting, you do not need to vote against the merger. However, if you file a written objection with Priority Call prior to the special meeting and vote in favor of the merger, you will be deemed to have waived your right to exercise appraisal rights.

     If you have followed the procedures set forth above and the merger is completed, Priority Call will contact you in order to determine the fair value of your Priority Call capital stock. The "fair value" of your Priority Call capital stock will be determined as of the day before approval of the merger by the Priority Call stockholders and will exclude any value arising from the expectation of the merger. If Priority Call and you have not agreed as to the fair value of your stock within 50 days after you receive notice from Priority Call that the merger has occurred, both you and Priority Call will have the right to have the court determine the fair value by filing a bill in equity in the Superior Court Department of Middlesex County, Massachusetts no later than four months after the expiration of the negotiation period.

     After filing the bill in equity, the court or a special master will hold a hearing and enter a decree determining the fair value of your Priority Call capital stock and ordering Priority Call to make payment to you of such value. You will also be paid interest from the date of the special meeting to the time that you transfer your certificates representing your shares of Priority Call capital stock. The determination of fair value made by the court or special master will be binding on and enforceable by you and the other Priority Call stockholders who have properly executed their appraisal rights.

     The fair value of the Priority Call capital stock could be worth more than, the same as or less than the value of the LHS common stock you would otherwise have received by exchanging your shares of Priority Call capital stock for shares of LHS common stock.

     Your appraisal rights are your only remedy if you object to the merger, unless the merger is determined to have been illegal, fraudulent or in breach of the fiduciary duties of the Priority Call board of directors.

     If you exercise your appraisal rights, after the merger is completed you will not have any rights as a Priority Call or LHS stockholder, including the right to receive notices of meetings, vote at meetings or receive dividends, if any.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors of Priority Call has unanimously determined that the terms of the merger agreement and the merger are in the best interests of Priority Call and the Priority Call stockholders. Accordingly, the Priority Call board of directors recommends that Priority Call stockholders vote FOR the proposal to approve the merger agreement and the merger.

                         DESCRIPTION OF THE TRANSACTION

     The following information describes material aspects of the merger. This description is only a summary of the terms and conditions of the merger agreement. It is qualified in its entirety by the Appendices hereto, including the text of the merger agreement, which is attached as Appendix A to this proxy statement-prospectus. You are urged to read the Appendices in their entirety.

THE MERGER

     The merger agreement provides for the acquisition of Priority Call by LHS pursuant to the merger of a wholly owned subsidiary of LHS with and into Priority Call. Priority Call will be the surviving corporation resulting from the merger and will be a wholly owned subsidiary of LHS.

WHAT YOU WILL RECEIVE IN THE MERGER

     When we complete the merger, you will receive 2.3542 shares of LHS common stock in exchange for each of your shares of Priority Call capital stock. Of this amount, however, 5%, or .11771 of a share of LHS common stock, will be placed in escrow in order to satisfy unknown claims LHS may have against Priority Call. You will receive this portion of the exchange ratio, less amounts used to pay unknown claims, when the escrow fund is distributed on the later of the first anniversary of the completion of the merger or the final resolution of any claims made against the escrow prior to the first anniversary of the completion of the merger. The exchange ratio was determined by calculating the average Nasdaq closing price of LHS common stock for the ten consecutive full trading days ended at the close of trading on April 15, 1999.

     Based on the exchange ratio of 2.3542, assuming no exercise of outstanding Priority Call stock options prior to the merger, upon completion of the merger LHS will

     - issue approximately 4.1 million shares of its common stock to Priority Call stockholders, and

     -   grant options for the purchase of approximately       million shares of
         LHS common stock to the holders of the Priority Call stock options.

After the merger, LHS would then have outstanding approximately          shares
of common stock and options for the purchase of approximately       shares of
common stock based on the number of shares of LHS common stock and the number of stock options outstanding on April 20, 1999.

     LHS will not issue any fractional shares of common stock in the merger. Rather, LHS will pay cash for any fractional share any Priority Call stockholder otherwise would have received in the merger. The cash payment will be in an amount equal to the fraction multiplied by the closing price of one share of LHS common stock on the Nasdaq National Market on the last trading day before the merger becomes effective.

     The actual market value of a share of LHS common stock at the time the merger is completed and at the time certificates for those shares are delivered to Priority Call stockholders may be more or less than the average closing price used to determine the exchange ratio. You are urged to obtain current market quotations for LHS common stock. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

EFFECT OF THE MERGER ON PRIORITY CALL OPTIONS

     When the merger is completed, each option granted under Priority Call's stock option plan that is outstanding, whether or not exercisable, will become an option to purchase LHS common stock. LHS will assume each option in accordance with the terms of Priority Call's stock option plan and the stock option agreement that evidences the option and will deliver LHS common stock upon the exercise of each option. After the merger becomes effective,

     - LHS and its compensation committee will be substituted for Priority Call and the committee of Priority Call's board of directors administering Priority Call's plan;

     - each option assumed by LHS may be exercised only for shares of LHS common stock;

     - the number of shares of LHS common stock subject to the option will be equal to the number of shares of Priority Call common stock subject to the option immediately before the merger is completed multiplied by the exchange ratio and rounding down to the nearest whole share; and

     - the per share exercise price of each option will be adjusted by dividing it by the exchange ratio and rounding up to the nearest cent.

     Notwithstanding the foregoing, each Priority Call option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

     LHS will not issue any fractional part of a share of common stock upon exercise of an option. Rather, LHS will pay cash for any fractional share any former Priority Call option holder would otherwise receive upon exercise of the option. The cash payment will be in an amount equal to the fraction multiplied by the difference between the closing price of one share of LHS common stock on the Nasdaq National Market on the last trading day preceding the date of exercise and the exercise price of the option.

     For information with respect to stock options held by Priority Call's management, see "-- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     LHS and Priority Call have not and do not intend to seek a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger. Instead, LHS and Priority Call have obtained the opinion of counsel to LHS, Alston & Bird LLP, as to certain of the expected federal income tax consequences of the merger. In rendering its opinion, Alston & Bird LLP will rely on certain factual statements and representations made to it by LHS and Priority Call. This opinion may not be relied upon if any of the factual statements or representations are incorrect or incomplete. A copy of this opinion is attached as an exhibit to the registration statement.

     The following is a discussion of the anticipated federal income tax consequences of the merger to stockholders of Priority Call. This discussion does not address, among other matters:

     - state, local, or foreign tax consequences of the merger;

     - federal income tax consequences to Priority Call stockholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, persons who hold such stock as part of a "straddle" or "conversion transaction" for federal income tax purposes and persons who do not own such stock as a capital asset;

     - federal income tax consequences affecting shares of Priority Call common stock acquired upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation;

     - the tax consequences to holders of warrants, options, or other rights to acquire shares of such stock;

     - the tax consequences to LHS and Priority Call resulting from any required change in accounting methods; and

     - the tax consequences to LHS and Priority Call of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code.

     Assuming that the merger is completed in accordance with the merger agreement, it is anticipated that the following federal income tax consequences will occur.

     - The merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and each of LHS and Priority Call will be a party to the reorganization within the meaning of Section 368(b) of the Code.

     - No gain or loss will be recognized by the stockholders of Priority Call as a result of the exchange of all of the shares of Priority Call capital stock that they own solely for LHS common stock pursuant to the merger.

     - The aggregate tax basis of LHS common stock to be received by the stockholders of Priority Call, who exchange all of their Priority Call capital stock solely for LHS common stock in the merger, will be the same as the aggregate tax basis of the Priority Call capital stock surrendered in exchange therefor.

     - The holding period of the LHS common stock to be received by stockholders of Priority Call, who exchange all of their Priority Call capital stock solely for LHS common stock in the merger, will include the holding period of the Priority Call capital stock surrendered in exchange therefor, provided the Priority Call shares were held as a capital asset by the stockholders of Priority Call on the date of the exchange.

     - The payment of cash to stockholders of Priority Call in lieu of fractional share interests of LHS common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by LHS. These cash payments will be treated as having been received as distributions in full payment in exchange for the LHS common stock redeemed, as provided in
       Section 302 of the Internal Revenue Code.

     - Where solely cash is received by a stockholder of Priority Call in exchange for Priority Call capital stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Priority Call capital stock subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

     The obligation of LHS and Priority Call to complete the merger is conditioned on, among other things, receipt by LHS and Priority Call of an opinion of Alston & Bird LLP, with respect to certain of the federal income tax consequences of the merger. The conditions relating to the receipt of the tax opinion may be waived by both LHS and Priority Call. Neither LHS nor Priority Call currently intends to waive the conditions relating to the receipt of the tax opinion. If the conditions relating to the receipt of the tax opinion were waived and the material federal income tax consequences of the merger were substantially different from those described in this proxy statement-prospectus, Priority Call would resolicit the approval of its stockholders prior to completing the merger.

     Tax consequences of the merger may vary depending upon the particular circumstances of each stockholder of Priority Call. Accordingly, stockholders of Priority Call are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of state, local, and foreign tax laws.

BACKGROUND OF AND REASONS FOR THE MERGER

     BACKGROUND TO THE MERGER. The enhanced services industry is undergoing a period of rapid consolidation. Priority Call believes such consolidation has resulted from two trends. First, as increasing numbers of carriers offer enhanced services to their subscribers, the market has rewarded and will continue to reward enhanced service providers who offer the broadest range of software applications that allow carriers to differentiate themselves from their competitors. Second, as the international markets undergo deregulation similar to that recently experienced in the United States, opportunities for growth internationally are increasing. Both of the foregoing trends favor large scale providers that can quickly develop new and diverse software applications and provide enhanced services to large scale carriers internationally.

     Priority Call believes that its smaller size relative to that of many of its competitors and its limited access to capital resources may inhibit its future growth in revenues and profitability. Accordingly, for a period of time the Priority Call board of directors considered various alternative means of increasing Priority Call's capital resources, either through an initial public offering of its common stock or a possible combination, whether through sale, merger or joint venture, with a strong partner in the telecommunications industry which could provide Priority Call with additional capital resources as well as a competitive advantage when competing for business from large scale carriers. On January 1, 1999, Priority Call engaged Goldman Sachs to serve as Priority Call's financial advisor.

     On January 12, 1999, Priority Call authorized Goldman Sachs to approach LHS regarding a potential combination. Later that week, Goldman Sachs contacted a representative of LHS to inquire whether LHS had any interest in exploring a business combination with Priority Call. As a provider of customer care solutions to wireless and wireline telecommunications carriers, LHS periodically conducts strategic reviews. During this review, LHS regularly examines its strategic business alternatives in light of the current and future state of the changing, competitive customer care and billing industry, LHS's strategic position in that industry, and LHS's near- and long-term alternatives available to further enhance stockholder value, including acquisitions, possible partnerships, alliances or other significant transactions.

     On January 25, 1999, Mr. Jon L. Limbird, LHS's Executive Vice President of Customer Engineering, and Mr. John J. Ranieri, LHS's Vice President -- Corporate Development, met at the Wilmington, Massachusetts offices of Priority Call with Priority Call's Chief Executive Officer, Mr. Andrew D. Ory, Vice President of Sales and Marketing, Mr. Andrew R. Dale, Chief Financial Officer, Mr. Keith Seidman and representatives of Goldman Sachs. At the meeting, among other things, the representatives described their respective business operations, product technology and recent historical financial results.

     On February 12, 1999, Mr. Limbird and Mr. Ranieri met at Priority Call's offices in Wilmington, Massachusetts again with Mr. Ory, Mr. Dale, Mr. Seidman and representatives of Goldman Sachs, as well as Priority Call's Vice President of Engineering, Mr. Patrick MeLampy, to discuss further the nature of Priority Call's technology and product offerings, as well as Priority Call's customer base and sales distribution partners. In addition, attendees of the meeting held preliminary discussions about the possibility of a combination of the two companies and described briefly what each company could contribute to the combination.

     At a regularly scheduled meeting of the LHS board on February 24, 1999, board members were updated on the discussions with Priority Call, including a description of the business and product technology. At the conclusion of the meeting, the LHS board authorized LHS management to continue discussions with Priority Call regarding a possible merger.

     On March 4, 1999, LHS submitted a preliminary proposal of certain financial terms for the acquisition of Priority Call by LHS. This preliminary offer was rejected by Priority Call and the two parties held further discussions during the next several weeks regarding both Priority Call's existing technology portfolio and future product offerings currently in development, including a meeting on March 29, 1999 at Priority Call's offices between Mr. Ranieri, Mr. Limbird, Mr. Ory and a representative of Goldman Sachs.

     On April 5, 1999, Mr. Ory, Mr. Dale and Mr. Seidman met in Atlanta, Georgia with Mr. Limbird, Mr. Ranieri, Mr. Scott A. Wharton, LHS's Senior Vice President and General Counsel, and Mr. Stefan Sieber, LHS's Executive Vice President and Chief Divisional Officer to learn more about LHS's business, customers and products.

     From April 9, 1999 through April 12, 1999, Mr. Ory, Mr. Limbird and Mr. Ranieri held further discussions regarding a number of important aspects of a possible merger, including material financial terms and related organizational issues.

     During the week of April 12, 1999, LHS and Priority Call exchanged final due diligence request lists and representatives of both companies and their advisors participated in a series of meetings in Wilmington, Massachusetts and Atlanta, Georgia, as well as numerous telephone calls to conduct reciprocal legal, business, accounting and financial due diligence.

     On April 15, 1999, LHS's counsel delivered a first draft of the merger agreement to Priority Call and its counsel. On April 17, 1999, Priority Call and its counsel provided written comments on this draft to LHS and its counsel and, in the following days, LHS and Priority Call and their counsel continued to negotiate the provisions of the merger agreement.

     On April 20, 1999, the LHS board held a special telephonic meeting at which it was briefed on the status of discussion between LHS and Priority Call and reviewed the relevant financial, accounting and legal considerations of the proposed transaction as contemplated by the merger agreement. After due consideration, the LHS board approved the merger agreement and the related matters described in this document in a unanimous vote of all voting board members.

     On April 20, 1999, the Priority Call board of directors held a special telephonic meeting at which the Priority Call board of directors reviewed the terms of the merger agreement, the stockholder voting agreement and the escrow agreement and considered the factors set forth below under the heading
" -- PRIORITY CALL'S REASONS FOR THE MERGER." At the special meeting, Goldman Sachs provided its opinion that the exchange ratio was fair to the Priority Call stockholders from a financial point of view. After due consideration, the Priority Call board unanimously approved the merger agreement and the merger, subject to the approval of the Priority Call stockholders.

     Following the approval of the merger by the LHS board and the Priority Call board on April 20, 1999, LHS and Priority Call executed the merger agreement and issued a joint press release immediately thereafter at the close of trading on the Nasdaq National Market.

     PRIORITY CALL'S REASONS FOR THE MERGER. The Priority Call board of directors has determined that the merger is in the best interests of Priority Call and its stockholders and has unanimously approved the merger agreement. In reaching its determination, the Priority Call board of directors considered a number of factors, without assigning any relative weights to such factors, including, but not limited to, the following:

     - the following determinations it had recently made:

        Trends in the enhanced services industry, including globalization and the increasing demand for a broad range of software applications, would favor large scale providers of enhanced services.

        Although Priority Call had demonstrated the ability to operate profitably and generate sufficient cash flow to service its short-term obligations, Priority Call believed its limited access to capital resources may inhibit its growth in revenues and profitability.

     - the effect on the Priority Call stockholders of Priority Call continuing as an independent entity compared to the effect of a combination with LHS. The Priority Call board determined that an integration of Priority Call with LHS, given LHS's greater marketing, sales and financial resources, may provide a better opportunity for the long-term success of Priority Call's product offerings and thereby maximize value for the Priority Call stockholders.

     - the synergies that existed between LHS's business and operations and Priority Call's business and operations. LHS and Priority Call share similar customers and technologies. As a result, the combination provides the combined entity with the opportunity to capitalize on the parties' respective existing relationships with customers and vendors in order to cross-market their respective products and services.

     - the financial performance and condition, businesses and prospects of Priority Call and LHS, including, but not limited to, information with respect to the historical stock prices of LHS and the respective operating performances of Priority Call and LHS.

     - the terms of the merger agreement, including the form and amount of the consideration to be received by the Priority Call stockholders, the terms and structure of the merger, and the size and nature of the escrow. The Priority Call board of directors deemed it significant that the merger would provide the stockholders of Priority Call with LHS common stock for which there is an active and liquid trading market, in exchange for their Priority Call capital stock, for which there is no established trading market or other means to readily achieve liquidity.

     - the opinion provided by Goldman Sachs that the exchange ratio was fair to the Priority Call stockholders from a financial point of view. See
       "-- OPINION OF PRIORITY CALL'S FINANCIAL ADVISOR."

     - that the merger is expected to be a tax-free transaction to the Priority Call stockholders and is expected to qualify as a pooling-of-interests transaction for accounting and financial reporting purposes.

     - that the merger affords the Priority Call stockholders the opportunity to reduce the exposure inherent in Priority Call's reliance on a few products and services in a relatively discrete market, and the difficulties Priority Call faces in competing against larger companies with more diversified product lines and greater financial resources.

     In reaching its conclusion, the Priority Call board of directors also considered the following factors, which it believed did not favor entering into the merger agreement:

     - a combination with LHS could prevent it from seeking other avenues of maximizing the value of the Priority Call capital stock, including pursuing an initial public offering of the Priority Call common stock or seeking a business combination with a third party that offered greater value to the Priority Call stockholders.

     - the merger could prevent Priority Call from maximizing the value of the Priority Call capital stock by pursuing its existing strategic plan as an independent entity and that, after the merger, the holders of Priority Call capital stock who receive shares of LHS common stock in the merger will have to rely on the operating success of LHS to maximize the value of their investment.

     - all of the consideration that would be received by the Priority Call stockholders in the merger would consist of LHS common stock, rather than cash, and holders of Priority Call preferred stock would be forced to relinquish certain preferential rights. See "-- EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDER."

     In making its determination to enter into the merger agreement, the Priority Call board weighed each of the factors described above, both positive and negative, and determined that the positive factors, including particularly

     - the fact that the combination with LHS would provide the Priority Call stockholders with shares of a security for which an active and liquid market was available,

     - the fact that the combination with LHS offered the greatest opportunity for the development of Priority Call's products and the expansion of Priority Call's market share, and

     - the fact that Goldman Sachs had opined that the exchange ratio was fair to the Priority Call stockholders from a financial point of view,

clearly outweighed the negative factors described above. Other than with respect to these three factors, the Priority Call board did not find it practical to, and did not, assign any relative or specific weights to any of the other foregoing factors, and individual directors may have deemed different factors more significant than others.

     In reaching its conclusions set forth above, the Priority Call board was aware of the potential benefits to be realized by its officers and directors in the merger, including those described below under the caption "INTERESTS OF CERTAIN PERSONS IN THE MERGER," but did not believe any of those benefits to be different in any material way from those to be realized by other Priority Call stockholders in the merger.

     Other than those considerations described above which the Priority Call board of directors believed did not favor entering into the merger agreement, the Priority Call board of directors did not identify any particular risks or adverse effects on non-affiliated Priority Call stockholders.

     The foregoing discussion of certain information and factors deemed material by the Priority Call board in considering the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by the Priority Call board of directors.

     THE BOARD OF DIRECTORS OF PRIORITY CALL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS TO THE STOCKHOLDERS OF PRIORITY CALL THAT YOU APPROVE THE MERGER AGREEMENT AND THE MERGER.

     LHS'S REASONS FOR THE MERGER. In adopting the merger agreement and the merger, LHS's board of directors considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, LHS's board of directors considered the following material factors, among others,:

     - a review, based in part on a presentation by LHS's management, of

          Priority Call's business, operations, earnings, and financial condition, including its customer base and proprietary technology, on an historical, prospective, and pro forma basis and in comparison to other competitors in the industry in the area, the demographic, economic, and financial characteristics of the markets in which Priority Call operates, including existing competition and the demand for particular product mixes and services, on an historical and prospective basis, and the results of LHS's due diligence review of Priority Call; and

     - a variety of factors affecting and relating to the overall strategic focus of LHS.

     LHS's board of directors determined that the merger was in the best interests of LHS and its stockholders, and, with one director abstaining, it unanimously approved the proposed merger on April 20, 1999.

OPINION OF PRIORITY CALL'S FINANCIAL ADVISOR

     On April 20, 1999, Goldman Sachs delivered its oral opinion to Priority Call's board of directors that, as of the date of its opinion, the exchange ratio pursuant to the merger agreement is fair from a financial point of view to Priority Call's stockholders. Goldman Sachs subsequently confirmed its opinion in writing.

     WE HAVE ATTACHED HERETO AS APPENDIX C TO THIS DOCUMENT AND INCORPORATE HEREIN BY REFERENCE THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED APRIL 20, 1999. THIS OPINION SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION. WE ENCOURAGE PRIORITY CALL STOCKHOLDERS TO READ THIS OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - the Annual Report to Stockholders for the year ended December 31, 1997 and the Annual Reports on Form 10-K of LHS for the two years ended December 31, 1998;

     - the Registration Statement on Form S-1, dated May 16, 1997, related to the initial public offering of LHS common stock, including the Prospectus contained therein;

     - audited financial statements for Priority Call for the years ended December 31, 1996, 1997 and 1998;

     - selected interim reports to stockholders and Quarterly Reports on Form 10-Q of LHS;

     - selected unaudited quarterly financial information of Priority Call;

     - selected other communications from LHS to its stockholders; and

     - selected internal financial analyses and forecasts for Priority Call and LHS prepared by Priority Call's management.

     Goldman Sachs also held discussions with members of the senior management of Priority Call and LHS regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the LHS common stock, compared selected financial and stock market information for LHS and selected financial information for Priority Call with similar information for various other companies the securities of which are publicly traded, reviewed the financial terms of several recent business combinations in the messaging, pre-paid and enhanced services industries specifically and in the communications equipment industry generally and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and it assumed such accuracy and completeness for purposes of rendering its opinion. Goldman Sachs was not provided with financial projections for LHS prepared by the management of LHS. Accordingly, Goldman Sachs' review of projected information for LHS for purposes of rendering its opinion was limited to reviewing the financial projections for LHS prepared by management of Priority Call and discussions with LHS management concerning revenue budgets and revenue forecasts for the first nine months of 1999 and research analysts' estimates for the calendar year 1999. In that regard, Goldman Sachs assumed with Priority Call's consent that the financial forecasts for LHS prepared by the management of Priority Call had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Priority Call. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Priority Call or LHS or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed with Priority Call's consent that the full amount of the consideration to be held in escrow pursuant to the merger agreement will be released to Priority Call's stockholders and that the transaction contemplated by the merger agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. Goldman Sachs' advisory services and its opinion were provided for the information and assistance of the board of directors of Priority Call in connection with its consideration of the transaction contemplated by the merger agreement and Goldman Sachs' opinion does not constitute a recommendation as to how any Priority Call stockholder should vote with respect to the merger.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to Priority Call's board of directors.

   1. Selected Companies Analysis.

      Priority Call

     In order to assess how the public market values shares of similar publicly traded companies, Goldman Sachs reviewed and compared specific financial information relating to Priority Call to financial information, ratios and public market multiples for publicly traded corporations in two sectors. In the Software-Based Communications Technology Vendor sector, Goldman Sachs reviewed the following corporations: Concord Communications, Inc., Comverse Technology, Inc., Genesys Telecommunications Laboratories, Inc., GeoTel Communications Corporation, Micromuse Inc. and Visual Networks, Inc. In the Systems sector, Goldman Sachs reviewed the following corporations: 3Com Corporation, Alcatel, Ascend Communications, Inc., Cisco Systems, Inc., Telefonaktiebolaget LM Ericsson, Excel Switching Corporation, Lucent Technologies Inc., Motorola, Inc., Nokia Oyj and Northern Telecom Limited. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples and ratios for the comparative companies were based on the most recent publicly available information and recently published research estimates.

     Goldman Sachs considered each of the selected companies' price/earnings ratio based on the stock price of each company on April 16, 1999 and earnings for the last reported quarter (annualized) and estimated earnings for the 1999 and 2000 calendar years as reported by the Institutional Brokers Estimate Service (commonly referred to as IBES). Goldman Sachs also considered the IBES estimated 5-year growth rate for each of the selected companies and calculated the multiple of 1999 price/earnings to estimated 5-year growth rate. The following table presents the ranges of these price/ earnings ratios, estimated growth rates and multiples:

                                              RANGES FOR
                                            SOFTWARE-BASED
                                            COMMUNICATIONS      RANGES FOR
                                           TECHNOLOGY VENDOR     SYSTEMS
                                               COMPANIES        COMPANIES
                                           -----------------   ------------
Price/Earnings Ratio (last reported
   quarter annualized)...................    20.2x - 87.9x     20.6x - 90.5x
Price/Earnings Ratio (calendar year 1999
   estimated)............................    21.1x - 58.1x     17.8x - 65.9x
Price/Earnings Ratio (calendar year 2000
   estimated)............................    13.1x - 83.6x     15.1x - 53.7x
IBES Estimated 5 year growth rate........    35.0  - 50.0%     15.0  - 30.0%
Multiple of 1999 Price/Earnings Ratio to
   estimated 5 year growth rate..........     0.4x -  1.5x      0.9x -  2.5x

     Goldman Sachs also compared each of the selected companies' stock price as of April 16, 1999 to its 52-week high. Goldman Sachs then considered each company's market capitalization as a multiple of its last reported quarter (annualized) and estimated calendar year 1999 revenue. The following table presents the ranges of the selected companies' stock prices and revenues multiples for each of the two sectors analyzed:

                                               RANGES FOR
                                             SOFTWARE-BASED
                                             COMMUNICATIONS
                                               TECHNOLOGY      RANGES FOR
                                                 VENDOR         SYSTEMS
                                               COMPANIES       COMPANIES
                                             --------------   ------------
Stock price as a percent of 52-week high...   44.1  - 89.6%   42.4  - 96.1%
Multiple of revenue (last reported quarter
   annualized).............................    3.3x - 20.8x    1.3x - 18.0x
Multiple of revenue (calendar year 1999
   estimated)..............................    3.2x - 23.7x    1.0x - 14.4x

      LHS

     Goldman Sachs also reviewed and compared specific financial information relating to LHS to corresponding financial information, ratios and public market multiples for the following corporations: ACE*COMM Corporation, Amdocs Limited, Convergys Corporation, Billing Concepts Corp., CSG Systems International, Inc., International Telecommunications Data Systems, Inc., Lightbridge, Inc. and Saville Systems PLC. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples and ratios for the comparative companies were based on the most recent publicly available information and recently published research estimates.

     Goldman Sachs considered each of the selected companies' price/earnings ratio based on the stock price of each company on April 16, 1999 and earnings for the last reported quarter (annualized) and estimated earnings for the 1999 and 2000 calendar years as reported by IBES. Goldman Sachs also considered the IBES estimated 5-year growth rate for each of the selected companies and calculated the multiple of 1999 price/earnings to estimated 5-year growth rate. The following table presents the ranges of these price/earnings ratios, estimated growth rates and multiples for each of the selected companies as compared to LHS:

                                                   RANGES FOR
                                               SELECTED COMPANIES    LHS
                                               ------------------    ----
Price/Earnings Ratio (last reported quarter
   annualized)...............................   10.8x - 66.5  x      60.8x
Price/Earnings Ratio (calendar year 1999
   estimated)................................    8.5x - 55.9  x      48.4x
Price/Earnings Ratio (calendar year 2000
   estimated)................................    5.7x - 37.8  x      37.8x
IBES estimated 5 year growth rate............    20.0 - 40.0  %      40.0%
Multiple of 1999 Price/Earnings Ratio to
   estimated 5 year growth rate..............    0.3x -  1.6  x       1.2x

     Goldman Sachs also compared each of the selected companies' stock price as of April 16, 1999 to its 52-week high. Goldman Sachs then considered each company's market capitalization as a multiple of its last reported quarter (annualized) and estimated calendar year 1999 revenues. The following table presents the ranges of the selected companies' stock prices and revenues multiples for selected companies as compared to LHS:

                                                   RANGES FOR
                                               SELECTED COMPANIES    LHS
                                               ------------------    ----
Stock Price as a percent of 52-week high.....    18.5 - 98.2  %      45.6%
Multiple of Revenue (last reported quarter
   annualized)...............................    0.6x - 10.2  x      10.0x
Multiple of Revenue (calendar year 1999
   estimated)................................    0.8x -  8.9  x       8.3x

   2. Discounted Cash Flow Analysis.

     Goldman Sachs performed a discounted cash flow analysis using Priority Call management's projections using both a base case scenario and a downside scenario. Goldman Sachs calculated a net present value of free cash flows for the years 1999 through 2004 using discount rates ranging from 25% to 35%. Goldman Sachs calculated Priority Call's terminal value in the year 2004 based upon a terminal multiple of 1.0x price/earnings to growth and a 25% terminal forward long-term growth rate. This terminal value was then discounted to present value using discount rates from 25% to 35%. Adding the net present value of free cash flows to the net present value of the terminal value, Goldman Sachs calculated a range of implied enterprise values for Priority Call, which ranged from approximately $120 to $192 million for the base case scenario and approximately $76 to $123 million for the downside scenario.

     Goldman Sachs then considered the impact of a change in EBIT margins in the years 2003 and 2004 on Priority Call's implied enterprise value. Pursuant to this sensitivity analysis, Goldman Sachs considered a range of changes in EBIT margin from a 1.0% decrease to a 1.0% increase from the Priority Call management's projected EBIT margins for the years 2003 and 2004. The change in implied enterprise value resulting from this sensitivity analysis ranged from approximately $113 to $203 million for the base case scenario and approximately $72 to $130 million for the downside scenario.

     Goldman Sachs further considered the impact of a change in the assumed terminal multiple of price/earnings to growth. Pursuant to this sensitivity analysis, Goldman Sachs considered a range of changes in exit multiples of price/earnings to growth from .90x to 1.10x. The change in implied enterprise value resulting from this sensitivity analysis ranged from approximately $107 to $211 million for the base case scenario and approximately $68 to $135 million for the downside scenario.

 3. Selected Transactions Analysis. This analysis compares data with respect to selected transactions in the messaging, pre-paid and enhanced services industry since January 1, 1997 to similar data with respect to the merger. Goldman Sachs analyzed various information relating to the following selected transactions: the acquisition of Castle Networks by Siemens AG announced on March 8, 1999; the acquisition of Aethos Communications Systems by Logica plc announced on December 18, 1998; the acquisition of Summa Four, Inc. by Cisco Systems, Inc. announced on July 28, 1998; the acquisition of Boston Technology, Inc. by Comverse Technologies, Inc. announced on August 21, 1997; and the acquisition of Octel Communications Corporation by Lucent Technologies, Inc. announced on July 17, 1997. This analysis focused on the aggregate consideration as a multiple of sales and a multiple of net income for the twelve months prior to the transaction. The following table presents the ranges of these items in the selected transactions:

                                                          RANGES FOR
                                                           SELECTED
                                                         TRANSACTIONS
                                                       ----------------
Multiple of Sales (last twelve months)                   2.7x - 4.2x
Multiple of Net Income (last twelve months)             33.6x - 35.1x

   4. Analysis at Various Prices.

     Goldman Sachs calculated various transaction multiples for the merger based on the exchange ratio and per share LHS stock prices that ranged from $25.00 to $40.00. In performing this analysis, Goldman Sachs considered Priority Call's 1999 and 2000 estimated earnings of $2.77 and $5.04 million, respectively, and estimated revenues of $48.29 and $72.43 million, respectively. Goldman Sachs relied upon Priority Call management's projections and the most recent publicly available information and assumed a tax rate of 40% and an exchange ratio of
2.3542 in the merger. The following table presents the implied multiples of earnings and revenue for Priority Call:

                                              LHS STOCK PRICE
                        ------------------------------------------------------------
                        $25.00   $27.50   $30.00   $32.50   $35.00   $37.50   $40.00
                        ------   ------   ------   ------   ------   ------   ------
IMPLIED MULTIPLE OF
   EARNINGS
1999 estimated net
   income               47.1x    51.8x    56.5x    61.2x    65.9x    70.6x    75.3x
2000 estimated net
   income               25.8x    28.4x    31.0x    33.6x    36.2x    38.8x    41.3x
IMPLIED MULTIPLE OF
   REVENUE
1999 estimated revenue   2.7x     3.0x     3.2x     3.5x     3.8x     4.0x     4.3x
2000 estimated revenue   1.8x     2.0x     2.2x     2.3x     2.5x      2.7     2.9x

   5. Pro Forma Merger Analysis.

     This analysis demonstrates the potential percentage pro forma impact of the merger on the earnings per share of LHS' stock after taking into account various levels of potential annualized pre-tax synergies resulting from the merger. Priority Call net income projections were based upon Priority Call management's estimates. LHS net income and shares outstanding projections were based upon publicly available research estimates. Goldman Sachs also assumed a 40% tax rate for Priority Call and pooling of interests accounting treatment in the merger. Goldman Sachs performed this analysis based on an exchange ratio for the merger of 2.3542.

     This analysis indicated that the merger would be accretive to LHS' earnings per share in the 4th quarter of 1999 and fiscal year 2000, and accretive to LHS' earnings per share in the 3rd quarter of 1999 assuming at least $1.0 million in annualized pre-tax synergies are realized.

   6. Contribution Analysis.

     This analysis demonstrates the parties' respective historical and projected contributions, on a percentage basis, to selected financial information of the combined company resulting from the merger and compares these contributions to the parties' stockholders' relative equity interests in the combined company resulting from the merger. Goldman Sachs reviewed specific historical and estimated future financial information, including revenue, earnings before interest and taxes (commonly referred to as EBIT) and net income. LHS estimates were based upon publicly available research estimates and the most recent publicly available information. Priority Call estimates were based on Priority Call management's projections.

     This analysis indicated that Priority Call stockholders would receive 8.6% of the fully diluted common equity of the combined entity after the merger, assuming an exchange ratio for the merger of 2.3542.

     This analysis also indicated, and the following table presents, the percentages of revenue, EBIT and net income that Priority Call would have contributed for the calendar year 1998, first and second halves of 1999 (estimated), and calendar year 2000 (estimated) to the combined entity resulting from the merger.

                                                    1ST HALF    2ND HALF
                                                      1999        1999        2000
                                             1998   ESTIMATED   ESTIMATED   ESTIMATED
                                             ----   ---------   ---------   ---------
Revenue....................................  15.9%    16.0%       19.0%       19.2%
EBIT.......................................   3.2%     3.6%       10.9%       10.2%
Net Income.................................   5.0%     3.6%        9.3%        8.7%

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Priority Call or LHS or the transaction contemplated by the merger agreement. Goldman Sachs prepared the analyses for purposes of allowing it to provide its opinion to Priority Call's board of directors as to the fairness from a financial point of view of the exchange ratio for the merger to Priority Call stockholders and these analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, as they are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Priority Call, LHS, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted. As described above, Goldman Sachs' opinion to Priority Call's board of directors was one of many factors taken into consideration by Priority Call's board of directors in making its determination to approve the merger agreement. The foregoing summary describes material financial analyses used by Goldman Sachs in connection with providing its opinion to Priority Call's board of directors but does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified by reference to the Goldman Sachs opinion as set forth in Appendix C hereto.

     As part of its investment banking business, Goldman Sachs is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Priority Call selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Goldman Sachs is familiar with Priority Call, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs has also provided certain investment banking services to LHS from time to time, including having acted as lead managing underwriter of the initial public offering of 4,800,000 LHS shares in May 1997, and may provide investment banking services to LHS in the future. Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Priority Call and/or LHS for its own account and for the account of customers.

     Priority Call engaged Goldman Sachs on January 1, 1999 to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of an engagement letter, Priority Call agreed to pay Goldman Sachs a fee equal to 2.125% of the aggregate consideration paid for the outstanding capital stock of Priority Call in the merger plus the principal amount of all indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of Priority Call prior to the consummation of the merger. Priority Call has further agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against specified liabilities, including liabilities under the federal securities laws.

COMPLETION OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the merger, the merger will be completed on the date and at the time specified in the articles of merger to be filed with the Secretary of State of the Commonwealth of Massachusetts. Unless LHS and Priority Call agree otherwise, they will use reasonable efforts to complete the merger within three business days after the last to occur of:

     - the date on which Priority Call's stockholders approve the merger agreement; and

     - the date on which all other conditions to the closing, other than those conditions which relate to those actions to be taken at closing, have been satisfied or waived.

     LHS and Priority Call anticipate that the merger will become effective on
or about             , 1999. However, delays could occur.

     LHS and Priority Call cannot assure you that they will be able to obtain necessary stockholder and regulatory approvals for the merger or that they will be able to satisfy other conditions to completion of the merger. Either Priority Call's or LHS's board of directors may terminate the merger agreement if the merger is not completed by November 30, 1999, unless it is not completed because of the breach of the merger agreement by the party seeking termination. In addition, Priority Call may extend the date on which LHS may terminate the merger agreement because of delays caused by the involvement of LHS in another business combination transaction that has become "probable," as that term is defined in the SEC's rules and regulations, or a public offering for which a registration statement has been filed, until 35 days after the registration statement related to this proxy statement-prospectus has been declared effective. See "-- CONDITIONS TO COMPLETION OF THE MERGER" and "-- WAIVER, AMENDMENT, AND TERMINATION."

DISTRIBUTION OF LHS STOCK CERTIFICATES

     Promptly after the merger is completed, each Priority Call stockholder at the time of completion of the merger will be mailed a letter of transmittal and instructions for the exchange of the certificates representing shares of Priority Call capital stock for certificates representing shares of LHS common stock.

     You should not send in your certificates until you receive a letter of transmittal and instructions.

     After you surrender to the exchange agent certificates for Priority Call capital stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the number of shares of LHS common stock to which you are entitled and a check for the amount to be paid in lieu of any fractional share, without interest, if any, together with all undelivered dividends or distributions in respect of the shares of LHS common stock, without interest thereon, if any. LHS will not be obligated to deliver the consideration to you, as a former Priority Call stockholder, until you have surrendered your Priority Call capital stock certificates.

     Whenever a dividend or other distribution is declared by LHS on LHS common stock with a record date after the date on which the merger was completed, the declaration will include dividends or other distributions on all shares of LHS common stock that may be issued in the merger. However, LHS will not pay any dividend or other distribution that is payable after the completion of the merger to any former Priority Call stockholder who has not surrendered his or her Priority Call stock certificate until the holder surrenders the certificate. If any Priority Call stockholder's stock certificate has been lost, stolen, or destroyed, the exchange agent will issue the shares of LHS common stock and any cash in lieu of fractional shares upon the stockholder's submission of an affidavit claiming the certificate to be lost, stolen, or destroyed by the stockholder of record, the posting of a bond in such amount as LHS may reasonably direct as indemnity against any claim that may be made against LHS with respect to the certificate, and submission of any other documents necessary to effect the exchange of the shares represented by the certificate.

     At the time the merger is completed, the stock transfer books of Priority Call will be closed to Priority Call's stockholders and no transfer of shares of Priority Call capital stock by any stockholder will thereafter be made or recognized. If certificates for shares of Priority Call capital stock are presented for transfer after the merger is completed, they will be canceled and exchanged for shares of LHS common stock, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on the LHS common stock.

CONDITIONS TO COMPLETION OF THE MERGER

     LHS and Priority Call are required to complete the merger only after the satisfaction of various conditions. These conditions include:

     - the holders of at least two-thirds of the outstanding shares of Priority Call common stock and preferred stock, voting together as a class, and a majority of the outstanding shares of Priority Call preferred stock, voting together as a separate class, must approve the merger agreement;

     - the waiting period under the HSR Act must have expired or been terminated;

     - LHS and Priority Call must receive written opinions of counsel as to the tax-free nature of the merger and other matters;

     - the Securities and Exchange Commission must declare the registration statement, registering the shares of LHS common stock to be issued to Priority Call stockholders in the merger effective under the Securities Act;

     - the shares of LHS common stock to be issued in the merger must be approved for listing on the Nasdaq National Market;

     - there must not be inaccuracies in the representations and warranties of Priority Call and LHS as set forth in the merger agreement as of the date of the merger agreement and as of the date the merger is completed such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on such party; except, if LHS is involved in another business combination transaction or a public offering that delays the merger, the representations and warranties of Priority Call must be accurate as of the date that transaction becomes probable or the date a registration statement is filed with respect to a public offering;

     - Priority Call and LHS must perform all agreements and comply with all covenants set forth in the merger agreement in all material respects;

     - there must not have been an event, change or occurrence, or any combination of events, changes or occurrences, that has, or is reasonably likely to have, a material adverse effect on LHS or Priority Call from the date of the merger agreement to the date the merger is completed, except, if LHS is involved in another business combination transaction or a public offering that delays the merger, there must not have been a material adverse effect as of the date that transaction becomes probable or the date a registration statement is filed with respect to a public offering;

     - LHS and Priority Call must receive a letter from Ernst & Young LLP regarding the appropriateness of pooling-of-interests accounting treatment for the merger under APB 16 if completed in accordance with the merger agreement;

     - LHS and Priority Call must receive a letter from Arthur Andersen LLP to the effect that it is not aware of any matters relating to Priority Call and its subsidiaries which would preclude Priority Call and its subsidiaries from being a party to a transaction to be accounted for as a pooling of interests.

     - the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting or restricting the merger or making it illegal;

     - LHS must receive agreements from each person Priority Call reasonably believes may be deemed an "affiliate," as such term is defined under the rules and regulations of the SEC, of Priority Call;

     - less than five percent of the holders of Priority Call capital stock shall have dissented in connection with the merger; and

     - other conditions must be satisfied, including the receipt of various certificates from the officers of Priority Call and LHS.

     We cannot assure you as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before November 30, 1999, except as described otherwise in this proxy statement-prospectus or the merger agreement, the board of directors of either Priority Call or LHS may terminate the agreement and plan of merger and abandon the merger. See "-- WAIVER, AMENDMENT, AND TERMINATION."

INDEMNIFICATION

     Under the merger agreement, if the merger is completed, the stockholders of Priority Call have agreed to severally indemnify LHS against losses resulting from:

     - the inaccuracy or breach of any representation or warranty of Priority Call made in the merger agreement or any related document provided by Priority Call to LHS in connection with the merger as of the appropriate date of assessment; and

     - the breach or failure to perform any covenant or agreement of Priority Call made in the merger agreement.

     The stockholders of Priority Call will not have liability to LHS in connection with the breach of certain representations and warranties unless written notice asserting an indemnification claim is given to the indemnitor representative prior to one year from the completion of the merger and with respect to the breach of other representations and warranties prior to the earlier of one year from the completion of the merger or the date of issuance of audited consolidated financial statements of LHS reflecting the merger. The stockholders of Priority Call will have no liability with respect to these matters until the total of all losses exceeds $750,000, in which event the stockholders shall be obligated to indemnify LHS for all such losses; provided, however, that Priority Call stockholders will not be liable for each individual claim for indemnification of $25,000 or less and such claims will not be included in determining whether the $750,000 threshold has been reached. In no event will the aggregate liability of the stockholders exceed the aggregate value of the shares of LHS common stock deposited in the escrow.

     In addition, stockholders of Priority Call have no liability to LHS for certain existing suits relating to infringement of intellectual property by Priority Call or other intellectual property infringement claims against Priority Call of which Priority Call had no knowledge as of the date of the merger agreement.

     All disputes arising under the indemnification provisions of the merger agreement shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

REGULATORY APPROVAL

     Priority Call and LHS are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. Should any other approval or action be required, LHS and Priority Call contemplate that they would seek such approval or action.

     Under the HSR Act, and the related rules, the merger may not be completed until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and the applicable waiting period has expired or been terminated. LHS and Priority Call filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on April 30, 1999. The statutory waiting period under the HSR Act will expire on May 30, 1999. At any time before or after completion of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of LHS or Priority Call. At any time before or after the completion of the merger, and even if the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of LHS or Priority Call. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     LHS and Priority Call believe that the merger can be effected in compliance with the federal and state antitrust laws; however, there can be no assurance that a challenge to the completion of the merger on antitrust grounds will not be made or that, if such a challenge were made, LHS and Priority Call would prevail or would not be required to accept certain adverse conditions in order to complete the merger.

WAIVER, AMENDMENT, AND TERMINATION

     To the extent permitted by law, the boards of directors of LHS and Priority Call may agree in writing to amend the merger agreement, whether before or after Priority Call's stockholders have approved it. In addition, before or at the time the merger becomes effective, either Priority Call or LHS, or both, may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement. In addition, either LHS or Priority Call may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by an authorized officer of Priority Call or LHS, as the case may be.

     At any time before the merger becomes effective, the boards of directors of LHS and Priority Call may agree to terminate the merger agreement. In addition, either Priority Call's board of directors or LHS's board of directors may terminate the merger agreement in the following circumstances:

     - if a material breach of any representation or warranty by the other party cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, which breach is reasonably likely to have, individually or in the aggregate, a material adverse effect on the breaching party, provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement;

     - if a material breach by the other party of any covenant or agreement contained in the merger agreement cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, which breach is reasonably likely to have, individually or in the aggregate, a material adverse effect on the breaching party, provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement;

     - if any consent of any regulatory authority required to complete the merger has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal;

     - if the stockholders of Priority Call fail to approve the merger agreement and the merger at the special meeting;

     - if the merger is not completed by November 30, 1999, provided that the failure to complete the merger is not caused by any breach of the merger agreement by the party electing to terminate and provided that Priority Call is not entitled to extend the deadline because of a delay caused by the involvement of LHS in another business combination transaction or public offering;

     - if any of the conditions precedent to the merger cannot be satisfied or fulfilled by November 30, 1999 or by any other date to which Priority Call is entitled to extend the deadline, provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement; or

     - if the board of directors of Priority Call has withdrawn or failed to reaffirm, without recommending another acquisition proposal, its approval of the merger or has resolved not to reaffirm the merger, or has affirmed, recommended or authorized entering into any other acquisition proposal or other similar transaction.

     If the merger is terminated, the merger agreement will become void and have no effect, except that certain provisions of the merger agreement, including those relating to the obligations to share certain expenses and maintain the confidentiality of certain information obtained, will survive. Termination of the merger agreement will not relieve any breaching party from liability for any uncured breach of a representation, warranty, covenant or agreement resulting in termination of the merger agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

     The merger agreement obligates Priority Call to conduct its business only in the usual, regular, and ordinary course before the merger becomes effective and imposes certain limitations on the operations of Priority Call and its subsidiaries. These items are listed in Article 7 of the merger agreement which is attached as Appendix A to this proxy statement-prospectus.

     Priority Call has also agreed that neither it nor any of its representatives will directly or indirectly solicit, or participate in negotiations with respect to, any proposal for the acquisition of Priority Call by a third party; provided, that, to the extent necessary to comply with the fiduciary duties of Priority Call's board of directors as advised by its counsel, Priority Call may furnish information concerning Priority Call to, and participate in negotiations with respect to the acquisition of Priority Call by, a third party. Priority Call has also agreed to provide the name of the acquiror and material terms of any acquisition proposal promptly to LHS.

     LHS and Priority Call have also agreed not to take any action that would
(1) materially adversely affect their ability to obtain any consents required for the merger, or (2) materially adversely affect their ability to perform their covenants and agreements under the merger agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     The merger will not change the present management team or board of directors of LHS. Information concerning the management of LHS is included in the documents incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

     Priority Call will be the surviving corporation resulting from the merger and will be a wholly owned subsidiary of LHS. Priority Call will continue to be governed by the laws of the Commonwealth of Massachusetts.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Priority Call's management and board of directors may be deemed to have interests in the merger that are in addition to their interests as stockholders of Priority Call generally. Priority Call's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

     Treatment of Priority Call Options. At the effective time, each outstanding option granted by Priority Call to purchase shares of Priority Call common stock will be converted into an option to acquire LHS common stock having the same terms and conditions as the Priority Call option had before the merger was completed. The number of shares that the new LHS option will be exercisable for and the exercise price of the new LHS option will reflect the exchange ratio. LHS has agreed to file with the SEC, as soon as reasonably practicable after the merger is completed, a registration statement on Form S-8 or other appropriate form under the Securities Act to register the shares of LHS common stock issuable upon exercise of the options of LHS exchanged for Priority Call options and to use reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

     Indemnification; Directors and Officers Insurance. LHS has agreed to indemnify the present and former directors, officers, employees, and agents of Priority Call and its subsidiaries against certain liabilities arising out of actions or omissions occurring at or prior to the time the merger is completed, including the merger, to the full extent permitted under Massachusetts law and Priority Call's bylaws. LHS has also agreed to use its reasonable efforts to maintain in effect for a period of six years after completion of the merger, Priority Call's existing directors and officers liability insurance policy.

ACCOUNTING TREATMENT

     It is anticipated that the merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Priority Call will be carried forward at their previously recorded amounts, and the consolidated financial statements of LHS for all periods presented will be restated to include the financial condition and results of operations of Priority Call.

     In order for the merger to qualify for pooling-of-interests accounting treatment, 90% or more of the outstanding Priority Call capital stock must be exchanged for LHS common stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the merger to qualify as a pooling of interests. Some of the criteria cannot be satisfied until after the merger is completed. In addition, at the closing of the merger, LHS and Priority Call shall have received letters from Ernst & Young LLP and Arthur Andersen LLP, respectfully, regarding the appropriateness of pooling-of-interests accounting for the merger under APB 16 if the merger is completed in accordance with the merger agreement.

     Certain conditions will be imposed on the exchange of Priority Call capital stock for LHS common stock in the merger by affiliates of Priority Call. Certain restrictions will also be imposed on the transferability of the LHS common stock received by those affiliates in the merger. These conditions and restrictions will be imposed in order, among other things, to ensure the availability of pooling-of-interests accounting treatment. For information concerning these conditions and restrictions, see "-- RESALES OF LHS COMMON STOCK."

FEES AND EXPENSES

     In the event:

     - the Priority Call board of directors withdraws or fails to reaffirm, without recommending another acquisition proposal, its approval of the merger or resolves not to reaffirm the merger, or affirms, recommends or authorizes entering into any other acquisition proposal or other similar transaction, or

     - the terms of any other acquisition proposal with respect to Priority Call are communicated, formally or informally, to any of Priority Call's stockholders, who are not a party to the voting agreement, by Priority Call, its affiliates, representatives or otherwise and at the time Priority Call is negotiating another acquisition proposal, and

     - the stockholders of Priority Call fail to approve the merger agreement and the merger,

then Priority Call will immediately upon a termination of the merger agreement pay LHS a break-up fee in the amount of $4,500,000.

     LHS and Priority Call will each pay its own expenses in connection with the merger, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that, if LHS terminates the merger agreement because the stockholders of Priority Call fail to approve the merger agreement and the merger, and LHS does not receive the termination fee, Priority Call will reimburse LHS for one-half of the SEC registration fees and related expenses, other than attorneys' fees, incurred in connection with the transaction, including the filing fees and printing and mailing costs incurred in connection with the registration statement and this proxy statement-prospectus.

RESALES OF LHS COMMON STOCK

     LHS common stock to be issued to stockholders of Priority Call in the merger will be registered under the Securities Act of 1933, as amended. All shares of LHS common stock received by stockholders of Priority Call in the merger will be freely transferable after the merger by those stockholders of Priority Call who are not considered to be "affiliates" of Priority Call or LHS. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Priority Call or LHS at the time of the special meeting (generally, executive officers, directors, and 10% or greater stockholders).

     Rule 145 under the Securities Act of 1933, as amended, restricts the sale of LHS common stock received in the merger by affiliates of Priority Call and certain of their family members and related entities. Under the rule, during the first 12-month period after the merger is completed, affiliates of Priority Call or LHS may resell publicly the LHS common stock they receive in the merger but only within certain limitations as to the amount of LHS common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of Priority Call who are not affiliates of LHS may resell their shares without restriction. LHS must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, in order for affiliates to resell, under Rule 145, shares of LHS common stock received in the merger. Affiliates also would be permitted to resell LHS common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements of the Securities Act. This proxy statement-prospectus does not cover any resales of LHS common stock received by persons who may be deemed to be affiliates of Priority Call or LHS.

     The SEC's guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of LHS and Priority Call by their affiliates in connection with the merger. The SEC's guidelines indicate that the pooling-of-interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is completed and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

     Each person who may be deemed to be an affiliate of Priority Call or LHS has executed and delivered to LHS an agreement intended to ensure compliance with the Securities Act, and to preserve the ability of the merger to be accounted for as a pooling of interests. Each Priority Call affiliate and LHS affiliate has agreed not to sell, pledge, transfer, or otherwise dispose of any Priority Call capital stock or LHS common stock as the case may be held by the affiliate except as contemplated by the merger agreement or the affiliate agreement. In addition, each Priority Call affiliate must agree not to sell, pledge, transfer or otherwise dispose of any LHS common stock received in the merger except in compliance with the Securities Act, and the applicable rules, and until such time as financial results covering 30 days of combined operations of LHS and Priority Call have been published. Prior to publication of such results, LHS will not transfer on its books any shares of LHS common stock received by an affiliate of Priority Call in the merger or held by an affiliate of LHS. The stock certificates representing LHS common stock issued to affiliates in the merger will bear a legend summarizing these restrictions on transfer. See "-- CONDITIONS TO COMPLETION OF THE MERGER."

VOTING AGREEMENT

     Holders of 100% of the outstanding shares of Priority Call preferred stock,
considered independently, and       % of the outstanding shares of Priority Call
common stock and preferred stock, considered collectively, have agreed with LHS to cast their votes in favor of the merger agreement and the merger at the special meeting. With certain exceptions, this voting agreement terminates upon the last to occur of the termination of the merger agreement or November 30, 1999. If LHS terminates the merger agreement in accordance with its terms, then the voting agreement will terminate immediately, even if LHS terminates prior to November 30, 1999. If Priority Call terminates the merger agreement because of a breach by LHS that is reasonably likely to have a material adverse effect on LHS, then the voting agreement will terminate immediately, even if Priority Call terminates prior to November 30, 1999.

ESCROW AGREEMENT

     Pursuant to the terms of the merger agreement, 5% of the LHS common stock to be issued in the merger will be held by an escrow agent pursuant to the terms of the escrow agreement, a copy of which is attached to this proxy statement-prospectus as Appendix B. The shares of LHS common stock are reserved to cover unknown claims by LHS and will be released to you upon the later of the first anniversary of the completion of the merger or the final resolution of claims made by LHS against Priority Call prior to the first anniversary of the completion of the merger.

     Andrew D. Ory, the current President and Chief Executive Officer of Priority Call, will serve as the indemnitor representative under the escrow agreement. The indemnitor representative will act on behalf of the Priority Call stockholders with respect to the indemnification provisions of the merger agreement and the terms and conditions of the escrow agreement. The indemnitor representative is entitled, under the escrow agreement, to be reimbursed out of the escrow for costs arising out of the performance of his duties as indemnitor representative.

     If you are not an affiliate of Priority Call on the date the merger is completed, you may instruct the indemnitor representative, in writing, to direct the escrow agent to sell shares in your account. If you are an affiliate of Priority Call on the date the merger is completed, you may direct the sale of your shares at any time after LHS has published financial results covering at least 30 days of combined operations of LHS and Priority Call after the merger is completed. Any and all cash proceeds from the sale of escrow shares shall remain in and become a part of, the escrow.

     If LHS or the indemnitor representative becomes entitled to payment for an indemnification claim, the claim will be paid by distributing a combination of shares of LHS common stock and cash proceeds out of escrow to LHS. Cash and shares of LHS common stock will be distributed based on the closing price of the LHS common stock on the day immediately preceding the completion of the merger. If an indemnification claim is pending and unresolved on the first anniversary of the completion of the merger, the escrow agent will retain the disputed amount until the claim is resolved and deliver the balance to you. Upon resolution of the claim, the balance of the shares of LHS common stock and cash proceeds, if any, held in escrow and not used to satisfy the claim, will be returned to you.

     Any and all cash dividends on shares of LHS common stock held in escrow will be retained in escrow until the escrow is distributed to you. You will have the right to direct the escrow agent in writing to vote your shares held in your account. If you do not provide directions with respect to voting your shares, the escrow agent will not vote any of your shares.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     LHS common stock began trading on the Nasdaq National Market on May 16, 1997 under the symbol "LHSG" and the Frankfurt Stock Exchange Neuer Markt on May 21, 1997 under the symbol "LHI." Priority Call capital stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for the LHS common stock as reported on the Nasdaq National Market. No equivalent market price data is available for Priority Call.

                                                                    LHS
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
1997
   First Quarter............................................  $   --   $   --
   Second Quarter...........................................   22.25     9.38
   Third Quarter............................................   30.75    21.56
   Fourth Quarter...........................................   37.88    19.38
1998
   First Quarter............................................   50.38    25.50
   Second Quarter...........................................   73.75    44.50
   Third Quarter............................................   76.50    43.94
   Fourth Quarter...........................................   57.38    36.75
1999
   First Quarter............................................   59.13    28.63
   Second Quarter (through April 26, 1999)..................   35.38    25.75

     On April 26, 1999, the latest practicable date before the mailing of this proxy statement-prospectus, the last sale price of LHS common stock as reported on the Nasdaq National Market was $33.81 per share. On April 20, 1999, the last business day prior to public announcement of the merger, the last sale price of LHS common stock as reported on the Nasdaq National Market was $31.25 per share.

     Neither LHS nor Priority Call declared or paid any dividends during the periods indicated in the stock price table above. The holders of LHS common stock and the holders of Priority Call common stock each are entitled to receive dividends when and if declared by the respective board of directors out of funds legally available therefor. LHS currently intends to retain its future earnings, if any, to fund the development and growth of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                                BUSINESS OF LHS

     LHS provides client/server-based billing and customer care solutions to providers of wireless and wireline telecommunications services in the Americas, Europe and Asia. LHS's products enable its customers to compete more effectively in a rapidly growing telecommunications market. The Company's Business Support and Control System software is a scaleable, modular billing and customer care solution that can be implemented quickly and can support innovative marketing and pricing of telecommunications services. LHS has installed its BSCS software with approximately 134 of customers which support a total of 24.9 million subscribers worldwide.

     The principal executive offices of LHS are located at Six Concourse Parkway, Suite 2700, Atlanta, Georgia 30328, and its telephone number at such address is (770) 280-3000. Additional information with respect to LHS and its subsidiaries is included in documents incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

                           BUSINESS OF PRIORITY CALL

     Priority Call develops and markets a proprietary platform and software applications that enable telecommunications carriers to provide their residential, business and wireless subscribers with a broad range of enhanced services. Enhanced services are services, in addition to traditional telephone service, that improve the efficiency and effectiveness of telecommunications, such as messaging, prepaid calling and one number services. Offering enhanced services helps carriers to:

     - retain subscribers;
     - increase revenue from existing subscribers;
     - attract new subscribers; and
     - increase the ratio of completed calls.

     The principal executive offices of Priority Call are located at 110 Fordham Road, Wilmington, Massachusetts 01887, and its telephone number at such address is (978) 658-4400.

CUSTOMERS

     Priority Call primarily markets its platform and software applications to telecommunication carriers. The market includes national and international wireless, wireline and paging service providers. The carriers purchase and install the platform and software applications on commercially available components and offer enhanced services through their networks to their residential, business and wireless subscribers. For a monthly flat rate and/or usage-based charges, the subscribers receive access to a variety of enhanced services without having to assume the capital, administrative or maintenance requirements of purchasing their own systems.

     Priority Call's domestic customers include AT&T, PageNet and Vanguard. Priority Call's international customers include Europe's Cable and Wireless, World Telecom and Cyber Office, South America's BellSouth (Chile), Pegaso (Mexico), Miniphone (Argentina), and Telcel (Venezeula), and Asia's Nanjing Telecom (China), Jinan PTT (China) and Xinjiang PTT (China).

PRODUCTS

     Priority Call offers its enhanced services through its ORYX(R) platform. The following features distinguish the ORYX platform from platforms offered by other enhanced telecommunication services providers:

         Scaleability.   The ORYX platform is expandable. Scaleability is an
     important feature because it allows Priority Call to provide service to carriers with any size subscriber base and later adjust for increases in the number of subscribers.

         Modularity.   Priority Call offers its enhanced services through
     individual software applications. As a result, carriers can purchase the software applications for the enhanced services they initially require and purchase further software applications as the need arises.

         Flexibility.   The ORYX platform features an open standards based
     architecture. As a result, the ORYX platform can integrate different networks, including both wired and wireless telecommunication networks, paging networks and data networks, such as email and the Internet.

         Reliability.   The ORYX platform offers back-up systems with automatic
     switchover so that no single failure will interrupt the service.

     As a result of the features listed above, carriers can initially purchase small systems and selected enhanced services software applications and grow their systems into very large, fully redundant systems including a broad range of enhanced services that work seamlessly with their existing networks and services.

     Priority Call offers a variety of software applications that run on the ORYX platform. The software applications provide carriers with the opportunity to offer the following services:

         Enhanced Messaging Services.   Enhanced messaging services provide
     subscribers the opportunity to manage their messages more efficiently. For example, subscribers can:

         - access and manage messages from any telephone;

         - store and forward messages with urgent or confidential labels;

         - utilize the services of an automated attendant;

         - return messages from voice mail with one key call return;

         - unify the numbers and accounts for faxes and voice mail; and

         - receive short messages over digital handsets, including caller name, pages, emails and text messages.

     Enhanced messaging service provides an additional source of revenue for carriers, helps carriers attract and retain subscribers and, because it increases the number of completed calls, increases revenues from existing usage.

     Prepaid and Debit Calling.   Prepaid calling and debit calling offer
subscribers an alternative payment method. By offering prepaid calling and debit calling, carriers can expand their subscriber base to include budget-conscious individuals, such as students and business travelers, and subscribers who previously did not meet minimum credit requirements.

     One Number Service.   One number service links subscribers' wired and
wireless telephones, pagers and messaging devices to a single number. This eliminates the need for callers to dial different numbers to reach subscribers at various locations. One number provides carriers with an additional source of revenue, increases the percentage of calls that are completed and helps carriers attract and retain subscribers.

     Internet Personal Communications Management.   Internet personal
communications management allows subscribers to manage calls and messages on their personal computers. By using their mouse, subscribers can:

     - listen to voice messages;

     - view and print faxes

     - place calls; and

     - send voice or fax messages as email attachments

     Priority call also offers software applications that integrate voice recognition with other enhanced services permitting subscribers to dial and manipulate other enhanced services with voice commands.

SERVICES

     Priority Call complements its products with a range of support services and training programs that provide additional sources of revenue and increase customer loyalty, including twenty-four hour worldwide support through a toll free support line and a customer service website and training courses for carriers' employees who market and manage Priority Call's enhanced services.

COMPETITION

     The enhanced services industry is highly competitive, and Priority Call expects that competition will intensify as the market continues to grow and mature. Priority Call's principal competitors are Comverse Technology Inc., Brite Voice Systems, Inc., Glenayre Electronics, Inc., Aethos Communication Systems Ltd. and Logica Aldiscom plc. Priority Call believes competition for the sale of enhanced services to carriers is based primarily on capacity, reliability and ability to provide a broad range of applications. Priority Call expects to continue to encounter substantial competition from its existing competitors and other companies will enter the market. Certain existing competitors possess considerably greater financial, technical, marketing and sales resources than Priority Call and have substantial existing customer bases.

                     PRIORITY CALL SELECTED FINANCIAL DATA

                                                          YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                          1998         1997         1996         1995         1994
                                       ----------   ----------   ----------   ----------   ----------
                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net Sales............................  $   30,936   $   20,111   $   11,035   $    5,866   $      708
Cost of sales........................      14,131        9,318        5,113        2,667          352
                                       ----------   ----------   ----------   ----------   ----------
Gross profit.........................      16,805       10,793        5,922        3,199          356
Operating expenses:
  Research and development...........       3,191        2,435        1,654          851          560
  Sales and marketing................       8,487        6,157        4,103        1,683          422
  General and administration.........       3,852        3,112        1,721        1,044          503
                                       ----------   ----------   ----------   ----------   ----------
          Total operating expense....      15,530       11,704        7,478        3,578        1,485
                                       ----------   ----------   ----------   ----------   ----------
Income (loss) from operations........       1,275         (911)      (1,556)        (379)      (1,129)
Other income (expenses), net.........          62          154          151           48          (39)
                                       ----------   ----------   ----------   ----------   ----------
Net income (loss)....................  $    1,337   $     (757)  $   (1,405)  $     (331)  $   (1,168)
                                       ==========   ==========   ==========   ==========   ==========
Net Income (Loss) per share:
  Basic..............................  $     1.16   $    (0.66)  $    (1.23)  $    (0.30)  $    (1.11)
  Diluted............................  $     0.67   $    (0.66)  $    (1.23)  $    (0.30)  $    (1.11)
Weighted average common shares
  outstanding used to compute basic
  net income (loss) per share........   1,154,093    1,140,480    1,140,289    1,109,040    1,051,899
Weighted average common shares
  outstanding used to compute diluted
  net income (loss) per share........   1,990,350    1,140,480    1,140,289    1,109,040    1,051,899

                                                                     DECEMBER 31,
                                                     ---------------------------------------------
                                                      1998      1997      1996      1995     1994
                                                     -------   -------   -------   ------   ------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..........................  $ 4,710   $ 6,294   $ 5,207   $1,476   $  543
Working capital....................................    6,965     6,009     7,481    2,833      251
Total assets.......................................   21,780    14,707    12,250    5,389    1,494
Long-term obligations, less current maturities.....    2,533       514       333       21      106
Stockholders' equity...............................    9,897     8,399     9,155    3,545      376

                   PRIORITY CALL'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in Priority Call's Consolidated Statements of Operations:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                         1998     1997     1996
                                                         -----    -----    -----
Net Sales..............................................  100.0%   100.0%   100.0%
Cost of Sales..........................................   45.7     46.3     46.3
                                                         -----    -----    -----
  Gross Profit.........................................   54.3     53.7     53.7
Operating Expenses
  Research and Development.............................   10.3     12.1     15.0
  Sales and Marketing..................................   27.4     30.6     37.2
  General and Administration...........................   12.5     15.5     15.6
                                                         -----    -----    -----
           Total Operating Expenses....................   50.2     58.2     67.8
  Income (loss) from Operations........................    4.1     (4.5)   (14.1)
Interest and Other Income..............................     .6      1.0      1.5
Interest Expense.......................................    (.4)     (.2)     (.1)
                                                         -----    -----    -----
  Net Income (loss)....................................    4.3%    (3.7)%  (12.7)%
                                                         =====    =====    =====

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

   Net Sales.

     Priority Call derives revenue from the sale of enhanced services platforms and enhanced services software applications to domestic and international customers and the provision of services related to the operation of these systems.

     Net sales increased approximately $10,825,000, or 53.8% from $20,111,342 in 1997 to $30,936,058 in 1998. The increase is attributable to increased sales of systems to both new and existing customers. The increase in the average size of systems sold was also a factor. Net sales benefited from the establishment of two international sales organizations during 1998.

     Net sales from Priority Call's five largest customers represented approximately 55.3% and 57.2% of Priority Call's net sales in 1998 and 1997, respectively. Four customers each accounted for more than 10% of Priority Call's net sales in 1998. Two customers each accounted for more than 10% of Priority Call's net sales in 1997. Priority Call believes that net sales in 1999 from its largest customer may decrease as compared to the past two years on both an absolute dollar basis and percentage of sales basis. Although Priority Call's largest customers may vary from year to year, Priority Call believes that revenues from current and large potential customers will continue to represent a significant proportion of revenues and that its results of operations in any given year will continue to depend to a significant extent upon sales to a limited number of customers. The volume level of future purchases, if any, by Priority Call's principal customers cannot be estimated based upon historical purchasing trends. Revenue from Priority Call's largest customers fluctuates year to year on both an absolute dollar basis and as a percentage of sales.

   Gross Profit.

     Cost of sales consists primarily of the cost of purchased components and sub-assemblies, labor and overhead related to final assembly, testing, and quality control and warranty and post-sale support costs. Cost of sales increased $4,813,000, or 51.7% from $9,318,212 in 1997 to $14,131,121 in 1998.
Gross profit, as a percentage of sales, increased from $10,793,130, or 53.7% of sales, in 1997 to $16,804,937, or 54.3% of sales, in 1998 primarily as a result of lower component prices.

   Research and Development.

     Research and development expenses consist primarily of compensation and benefit related costs of engineering and development personnel and depreciation of development and test equipment. All research and development costs, including software development costs, have been expensed as incurred. Research and development costs increased approximately $757,000, or 31.1%, from $2,434,261 in 1997 to $3,190,871 in 1998. As a percentage of net sales, research and development costs decreased from 12.1% in 1997 to 10.3% in 1998. The dollar increase is attributable to an increase in engineering personnel and depreciation expense related to development and test equipment. Engineering personnel increased from 27 employees at the end of 1997 to 33 employees at the end of 1998.

   Sales and Marketing.

     Sales and marketing costs consist primarily of compensation and benefit related costs for sales and marketing personnel, travel, advertising, trade shows, collateral, consulting, and other related marketing programs. Sales and marketing costs increased approximately $2,329,000, or 37.8%, from $6,157,208 in 1997 to $8,486,494 in 1998. As a percentage of net sales, sales and marketing costs decreased from 30.6% in 1997 to 27.4% in 1998. The dollar increase was attributable to an increase in sales and marketing personnel, increased travel and related expenses and increased consulting fees. Sales and marketing personnel increased from 39 employees at the end of 1997 to 47 employees at the end of 1998.

   General and Administrative.

     General and administrative costs include compensation and benefit related costs of management, finance, human resources, and management information systems and administrative personnel, professional services, facilities related expenses and other general corporate expenses. General and administrative expenses increased approximately $740,000, or 23.8%, from $3,112,132 in 1997 to $3,852,435 in 1998. As a percentage of net sales, general and administrative expenses decreased from 15.5% in 1997 to 12.5% in 1998. The dollar increase was primarily related to an increase in general and administrative personnel, professional services and depreciation expense. General and administrative personnel increased from 10 employees at the end of 1997 to 14 at the end of 1998.

   Interest and Other Income.

     Interest and other income consist primarily of interest income earned on Priority Call's short-term investments. Interest and other income decreased approximately $19,000 from $205,472 in 1997 to $186,570 in 1998 primarily as a result of a lower average balance of invested cash and securities during 1998.

   Interest Expense.

     Interest expense primarily relates to expenses related to Priority Call's equipment financing line and expenses associated with Priority Call's technology license payable. Interest expense increased approximately $73,000, or 141%, from $51,555 in 1997 to $124,209 in 1998, primarily as a result of the technology license payable agreement entered into during 1998 as well as additional borrowings under the equipment line used to finance capital expenditures.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

   Net Sales.

     Net sales increased approximately $9,076,000, or 82.2%, from $11,035,439 in 1996 to $20,111,342 in 1997. The increase is attributable to increased system sales to both new and existing customers. Priority Call also experienced increased sales to its international customer base.

     Net sales from Priority Call's five largest customers represented approximately 57.2% and 48.4% of Priority Call's sales in 1997 and 1996, respectively.

   Gross Profit.

     Cost of sales increased approximately $4,205,000, or 82.2% from $5,113,163 in 1996 to $9,318,212 in 1997. Gross profit of $5,922,276 in 1996 and
$10,793,130 in 1997, as a percentage of sales, was 53.7% in both 1996 and 1997.

   Research and Development.

     Research and development expenses increased approximately $780,000, or 47.2%, from $1,654,390 in 1996 to $2,434,261 in 1997. As a percentage of net sales, research and development expenses decreased from 15.0% in 1996 to 12.1% in 1997. The dollar increase was primarily attributable to increased engineering and development personnel and increased depreciation expense. Research and development personnel increased from 18 employees at the end of 1996 to 27 employees at the end of 1997.

   Sales and Marketing.

     Sales and marketing expenses increased approximately $2,054,000, or 50%, from $4,102,873 in 1996 to $6,157,208 in 1997. As a percentage of net sales, sales and marketing expenses decreased from 37.2% in 1996 to 30.6% in 1997. The dollar increase in sales and marketing expense is primarily attributable to increased sales and marketing personnel and increased advertising, consulting, travel, and other marketing programs. Sales and marketing personnel increased from 32 employees at the end of 1996 to 39 employees at the end of 1997.

   General and Administrative.

     General and administrative expenses increased approximately $1,391,000, or 80.8%, from $1,721,202 in 1996 to $3,112,132 in 1997. As a percentage of net sales, general and administrative expenses decreased from 15.6% in 1996 to 15.5% in 1997. The dollar increase was primarily related to increased compensation and related expenses, increased legal expenses associated with the protection of Priority Call's intellectual property rights, increased professional fees associated with recruiting activities and general overhead costs associated with Priority Call's growth. General and administrative personnel increased from 9 employees at the end of 1997 to 10 at the end of 1998.

   Interest and Other Income.

     Interest and other income increased approximately $42,000, or 25.5%, from $163,640 in 1996 to $205,472 in 1997, primarily as a result of larger invested cash balances.

   Interest Expense.

     Interest expense increased $39,000, or 325%, from $12,025 in 1996 to $51,555 in 1997 as a result of additional borrowings under the Company's equipment line of credit.

LIQUIDITY AND CAPITAL RESOURCES

     During 1998, Priority Call funded its operations through operating profit, trade credit and equipment financing lines of credit. Priority Call believes that funds generated from operations, together with cash and cash equivalents on hand at December 31, 1998 and funds available under its existing credit facilities, will be sufficient to fund its operations through 1999.

     At December 31, 1998, Priority Call's principal source of liquidity consisted of cash and cash equivalents of approximately $4.7 million, working capital of approximately $7.0 million and $2.0 million of funds available under a bank line of credit.

     During 1998, Priority Call's operations consumed operating cash flow of approximately $505,000, primarily as a result of increased accounts receivable attributable to the increase in sales volume in the fourth quarter of 1998 compared to the fourth quarter of 1997. The increase in accounts receivable was partially offset by earnings from operations and increased accounts payable and accrued expenses.

     Priority Call's capital expenditures in 1998 were approximately $1,806,000 primarily related to engineering development and test equipment. Borrowings under Priority Call's equipment financing line of credit were used to partially fund these expenditures.

     In 1997, Priority Call's operations generated cash flow from operations of approximately $2,516,000 resulting primarily from a decrease in accounts receivable and increased accounts payable and accrued expenses. The decrease in accounts receivable is primarily the result of the timing of a payment from a large customer of Priority Call in order to take advantage of an early payment discount. This increase was partially offset by increased inventory levels in anticipation of Priority Call's growth.

     Priority Call's capital expenditures in 1997 were approximately $1,780,000, primarily relating to engineering development and test equipment, prototypes for new products, internal telecommunication systems, and furniture and equipment to support the growth in Priority Call's employee base. Borrowings under Priority Call's equipment financing line were used to partially fund these expenditures.

     During 1996, Priority Call's operations consumed operating cash flow of approximately $1,962,000, primarily due to losses from operations and increases in accounts receivable and inventory, which were partially offset by increased accounts payable and accrued expenses. Inventory levels increased in anticipation of Priority Call's growth in revenues. The increase in accounts receivable is attributable to the growth in Priority Call's net sales.

     Priority Call's capital expenditures in 1996 were approximately $1,698,000, primarily relating to leasehold improvements and furniture and fixtures associated with Priority Call's relocation to its new headquarters, internal telecommunications and network systems and engineering development and test equipment. Borrowings under Priority Call's equipment financing line were used to partially fund these expenditures.

     In 1996, Priority Call received net proceeds of approximately $7.0 million from the issuance of convertible preferred stock and the exercise of convertible preferred stock warrants.

     In April 1999, Priority Call amended its loan and security agreement. Under the provisions of the modified agreement, Priority Call may borrow up to the lesser of (1) $3,000,000, or (2) 80% of eligible accounts receivable (working capital line) and up to $2,000,000 for equipment purchases (equipment line). Borrowings under the working capital line accrue interest at the bank's prime rate and borrowings under the equipment line accrue interest at the bank's prime rate plus 0.5%. The Company is subject to certain financial covenants, including, but not limited to, maximum debt-to-net worth, minimum tangible net worth and minimum profitability requirements.

     Priority Call does not have any other significant capital commitments and believes that available funds and cash generated from operations will be sufficient to meet Priority Call's working capital requirements for at least the foreseeable future. Management plans to finance Priority Call's long-term capital needs with available funds, together with available borrowings and cash flow from operations. To the extent that such funds are insufficient to finance Priority Call's activities, Priority Call may have to raise working capital through the issuance of additional equity or debt securities. However, such additional financial alternatives may not be available at such times or at acceptable terms.

YEAR 2000 READINESS DISCLOSURE STATEMENT

     Many currently installed computer systems and software products are designed to accept only two-digit entries in the date code field. As a result, they may have problems properly recognizing 1/1/00 as January 1, 2000. In less than a year, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" or "Y2K" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with the Year 2000 issue.

     In 1998, Priority Call commenced a program to review the Y2K compliance status of Priority Call's product offerings and the software and systems used in the internal business processes. The review of Priority Call's internal business systems is expected to be completed by the end of the second quarter of 1999. Suppliers of the components and sub-assemblies that make up Priority Call's products, as well as service providers, are being contacted as part of Priority Call's Y2K assessment.

     Priority Call has integrated Y2K testing into the development process for all of its current products. Priority Call believes that its current product offerings are Y2K compliant. Priority Call has thus far reviewed all of its current products for Year 2000 compliance. Priority Call found no discrepancies with Y2K or leap year date processing during its internal testing. Accordingly, management believes the use or occurrence of dates on or after January 1, 2000 and the occurrence of leap years will not affect the performance of Priority Call's products with respect to the ability of such products to correctly create, store, process and output information related to such date data.

     Priority Call has completed an inventory of its existing products in the field and has established revision levels by which each product will be Y2K compliant. Certain of Priority Call's systems in the field may require both hardware and software upgrades while certain systems will require only software upgrades. Priority Call intends to charge for integration and installation of compliant systems.

     Based on the information available to date, management believes that Priority Call will be able to complete its Y2K compliance review and make modifications, if necessary, prior to the end of 1999. Priority Call is prioritizing its efforts to focus on Y2K discrepancies that would significantly impact operations. Nevertheless, to the extent Priority Call is relying on vendors or suppliers to notify Priority Call or resolve Y2K issues within their own products, Priority Call may experience delays in implementing such changes. If key systems, or a significant number of systems were to fail as a result of Y2K problems, Priority Call could incur substantial costs and disruption of its business, which would potentially have a material adverse effect on Priority Call's business and results of operations. In addition, because Priority Call purchases many critical components from single or sole-source suppliers, failure of any such supplier to adequately address issues relating to the Y2K problem in its own products or internal systems may have a material adverse effect on Priority Call's business, financial condition, and results of operations.

     To date, Priority Call has not required a complete and separate budget for investigating and remedying issues related to Y2K compliance of Priority Call's own products or the software underlying systems used in its internal operations. The cost of Priority Call's Y2K initiative has been incorporated into existing workloads and budgets within the quality, engineering and information technology departments, and is not expected to be material to Priority Call's results of operations or financial position. Management will develop a contingency plan in the third quarter of 1999 based upon the results of its supplier readiness reviews. To the extent Priority Call has not adequately assessed its Y2K compliance, additional or significant resources may be spent on investigating and remedying Y2K issues and the expenditure of such resources may have a material adverse effect on Priority Call business, financial condition and results of operation in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Priority Call, in the normal course of business, is subject to the risks associated with fluctuations in interest rates and changes in foreign currency exchange rates.

   Interest and Market Risk.

     Priority Call maintains a portfolio of marketable, primarily fixed income, available-for-sale securities. Priority Call has not used derivative financial instruments in its investment portfolio. Priority Call attempts to limit its exposure to interest rate and credit risk by investing in treasury bills, with an original maturity of three months or less. These cash equivalents are stated at cost, plus accrued interest which approximates fair market value.

     Priority Call's existing debt obligations are at variable interest rates and will be affected by changes in market interest rates. Under Priority Call's line of credit arrangements with a bank, borrowings under the working capital line bear interest at the bank's base rate and borrowings under the equipment line bear interest at the bank's base rate plus 0.5%. At December 31, 1998, approximately $1,520,000 was outstanding under this line.

   Foreign Currency Risk.

     To date, Priority Call's exposure to foreign currency fluctuations has been minimal. All sales transactions are denominated in U.S. Dollars. Letters of credit are utilized when warranted. Priority Call funds its international operations from U.S. Dollar bank accounts on an as-needed basis and, accordingly, does not maintain a significant amount of funds in foreign currencies. Presently, Priority Call does not hedge foreign currency exposure for its non-U.S. Dollar denominated operating expenses as such amounts have not been material in relation to Priority Call's domestic operating expense.

                         PRIORITY CALL STOCK OWNERSHIP

     The following table sets forth beneficial ownership of Priority Call capital stock as of April 30, 1999 by (1) each person or entity known to Priority Call to beneficially own 5% or more of the outstanding shares of each class of Priority Call's capital stock, (2) each of Priority Call's directors,
(3) Priority Call's Chief Executive Officer and each of the other four most highly compensated executive officers of Priority Call whose salary and bonus was greater than $100,000 in 1998 ("Named Executive Officers"), and (4) all directors and executive officers of Priority Call as a group.

                         SHARES BENEFICIALLY OWNED (1)

                                                    PRIORITY CALL       PRIORITY CALL       PRIORITY CALL
                                PRIORITY CALL        SERIES A-0          SERIES B-0          SERIES C-0
                                COMMON STOCK       PREFERRED STOCK     PREFERRED STOCK     PREFERRED STOCK
NAME OF                       -----------------   -----------------   -----------------   -----------------
BENEFICIAL OWNER              NUMBER    PERCENT   NUMBER    PERCENT   NUMBER    PERCENT   NUMBER    PERCENT
----------------              -------   -------   -------   -------   -------   -------   -------   -------
PRINCIPAL STOCKHOLDERS:
Thomas A. Bredt(2)..........       --       --    234,232     100%    117,635     100%     84,583    40.4%
Menlo Ventures(3)
  3000 Sand Hill Road
  Building 4, Suite 100
  Menlo Park, CA 94025......       --       --    234,232     100%    117,635     100%     84,583    40.4%
Deepak Kamra(4).............       --       --         --      --          --      --     125,000    59.6%
Canaan Partners(5)
  105 Rowayton Avenue
  Rowayton, CT 06853........       --       --         --      --          --      --     125,000    59.6%
Wendell W. Hughes
  164 Granite Street
  Leominster, MA 01453......  130,806        [%]       --      --          --      --          --      --
DIRECTORS AND NAMED
  EXECUTIVE OFFICERS:
Andrew D. Ory(6)............  277,951        [%]       --      --          --      --          --      --
Robert G. Ory(7)............   80,055        [%]       --      --          --      --          --      --
Andrew R. Dale(8)...........   44,825        [%]       --      --          --      --          --      --
Patrick MeLampy(9)..........   38,031        [%]       --      --          --      --          --      --
Keith Seidman(10)...........   11,875        [%]       --      --          --      --          --      --
Jean Paul Gagnon(11)........    5,000       --         --      --          --      --          --      --
All executive officers and
  directors as a group
  (8 persons)...............  457,757        [%]  234,232     100%    117,635     100%    209,583     100%

---------------

   *   Less than 1%
 (1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares.
 (2) Consists of shares held by certain entities related to Menlo Ventures. Mr. Bredt is a general partner of Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P. and, as such, may be deemed to beneficially own all such shares. Mr. Bredt disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein. The address of Mr. Bredt is c/o Menlo Ventures, 3000 Sand Hill Road Building 4, Suite 100, Menlo Park, CA 94025.
 (3) Consists of shares held by the following entities related to Menlo Ventures (Series A-0 Convertible Preferred Stock / Series B-0 Convertible Preferred Stock / Series C-0 Convertible Preferred Stock): Menlo Ventures VI, L.P. (230,770 / 115,897 / 83,333) and Menlo Entrepreneurs Fund VI, L.P. (3,462 /
     1,738/ 1,250).
 (4) Consists of shares held by certain entities related to Canaan Partners. Mr. Kamra is general partner of Canaan Capital Offshore Limited Partnership, C.V., Canaan Capital Limited Partnership and Canaan S.B.I.C., L.P., and, as such, may be deemed to beneficially own all such shares. Mr. Kamra disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein. The address of Mr. Kamra is c/o Canaan Ventures, 105 Rowayton Avenue, Rowayton, CT 06853.
 (5) Consists of shares held by the following entities related to Canaan
     Partners: Canaan Capital Offshore Limited Partnership, C.V. (37,209), Canaan Capital Limited Partnership (4,458) and Canaan S.B.I.C., L.P. (83,333).
 (6) Includes 21,625 shares issuable pursuant to options exercisable within 60 days after April 30, 1999.
 (7) Includes 16,313 shares issuable pursuant to options exercisable within 60 days after April 30, 1999.
 (8) Includes 44,825 shares issuable pursuant to options exercisable within 60 days after April 30, 1999.
 (9) Includes 34,281 shares issuable pursuant to options exercisable within 60 days after April 30, 1999.
(10) Includes 11,875 shares issuable pursuant to options exercisable within 60 days after April 30, 1999.
(11) Includes 5,000 shares issuable pursuant to options exercisable within 60 days after April 30, 1999.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     The rights of Priority Call stockholders are currently governed by Massachusetts law and the Priority Call articles of organization and bylaws. The rights of LHS stockholders are currently, and after the merger the rights of Priority Call stockholders will be, governed by Delaware law and the LHS certificate of incorporation and bylaws. The following is a summary of the material differences between the rights of Priority Call stockholders and LHS stockholders. The description below is only a summary and is qualified by reference to Delaware law, Massachusetts law, the LHS certificate of incorporation and bylaws, and the Priority Call articles of organization and bylaws. Copies of the LHS certificate of incorporation and the LHS bylaws are incorporated by reference into this proxy statement-prospectus and will be sent to Priority Call stockholders upon request. See "WHERE YOU CAN FIND MORE INFORMATION" on page 86. A copy of the terms, rights, preferences and privileges relating to the Priority Call preferred stock is attached as Appendix E.

----------------------------------------------------------------------------------
                  PRIORITY CALL STOCKHOLDER RIGHTS      LHS STOCKHOLDER RIGHTS
                  --------------------------------      ----------------------
----------------------------------------------------------------------------------
 Corporate        The rights of Priority Call       The rights of LHS stockholders
 Governance       stockholders are governed by      are currently governed by
                  Massachusetts law and Priority    Delaware law and the LHS
                  Call's articles of organization   certificate of incorporation
                  and bylaws.                       and bylaws.
                  Upon completion of the merger,    Upon completion of the merger,
                  the rights of Priority Call       the rights of LHS stockholders
                  stockholders who become LHS       will continue to be governed
                  stockholders in the merger will   by Delaware law and the LHS
                  be governed by Delaware law and   certificate of incorporation
                  the LHS certificate of            and bylaws.
                  incorporation and bylaws.
----------------------------------------------------------------------------------
 Authorized       The authorized capital stock of   The authorized capital of LHS
 Capital Stock    Priority Call consists of         is set forth under
                  4,000,000 shares of common stock  "DESCRIPTION OF LHS CAPITAL
                  and 1,500,000 shares of           STOCK" on page 85.
                  preferred stock designated as
                  follows:
                  Series                          No.
                  Shares
                  Series A Convertible
                  Preferred Stock         234,463
                  Series A-1 Convertible
                  Preferred Stock         234,463
                  Series A-0 Convertible
                  Preferred Stock         234,232
                  Series B Convertible
                  Preferred Stock         117,751
                  Series B-1 Convertible
                  Preferred Stock         117,751
                  Series B-0 Convertible
                  Preferred Stock         117,635
                  Series C-1 Convertible
                  Preferred Stock         209,583
                  Series C-0 Convertible
                  Preferred Stock         209,583
----------------------------------------------------------------------------------
 Preferences      Priority Call preferred stock     Holders of LHS preferred
                  entitles its holders to the       stock, when and if issued, are
                  following preferences over the    entitled to preferences over
                  holders of Priority Call common   LHS common stock, if any, as
                  stock:                            set forth in the resolutions
                                                    of LHS board of directors
                  - Preferential right to           authorizing the issuance of a
                    distributions upon the          series of preferred stock and
                    liquidation, dissolution or     the related certificate of
                    winding up of Priority Call.    designations. As of the date
                                                    hereof, there are no shares of
                  - Preferential right to           LHS preferred stock
                    dividends and other             outstanding.
                    distributions.
                  - The right to veto any

----------------------------------------------------------------------------------
                  PRIORITY CALL STOCKHOLDER RIGHTS      LHS STOCKHOLDER RIGHTS
                  --------------------------------      ----------------------
----------------------------------------------------------------------------------
                    amendments to the Priority
                    Call articles of organization
                    or bylaws which adversely
                    affect their rights, the
                    authorization of a senior
                    series or class of capital
                    stock, the disposal of
                    Priority Call's assets or any
                    transaction resulting in a
                    change of control of Priority
                    Call.
                  - Right of first refusal to
                    purchase Priority Call
                    securities issued in the
                    future.
                  - Anti-dilution rights with
                    respect to Priority Call
                    securities issued in the
                    future.
                  In the merger, each share of
                  Priority Call preferred stock
                  will be converted into the right
                  to receive LHS common stock. As
                  a result, holders of Priority
                  Call preferred stock will not
                  retain any of their preferential
                  rights following the merger.
----------------------------------------------------------------------------------
 Number of        Priority Call's bylaws provide    LHS's bylaws provide that the
 Directors        that the number of directors      number of directors will be as
                  will be as determined by the      determined by the LHS board
                  Priority Call board or the        but shall not be fewer than
                  Priority Call stockholders but    seven and will be divided into
                  shall not be fewer than three or  three classes as equal as greater than seven. The Priority  possible in number with each
                  Call board currently consists of  class serving three year
                  5 directors.                      terms. The LHS board currently
                                                    consists of seven directors.
----------------------------------------------------------------------------------
 Election of      Priority Call's articles of       The LHS bylaws provide that
 Directors        organization provides that each   certain LHS stockholders are
                  of the following groups, voting   entitled to designate three
                  as a separate class, is entitled  directors for nomination to
                  to elect one director:            LHS's board of directors.
                  - Certain holders of Priority
                    Call Series A-0, Series A-1,
                    Series B-0 and Series B-1
                    Convertible Preferred Stock
                  - Certain holders of Priority
                    Call Series C-0 and Series C-1
                    Convertible Preferred Stock
                  - Holders of Series A and Series
                    B Convertible Preferred Stock

----------------------------------------------------------------------------------
                  PRIORITY CALL STOCKHOLDER RIGHTS      LHS STOCKHOLDER RIGHTS
                  --------------------------------      ----------------------
----------------------------------------------------------------------------------
 Removal of       Massachusetts law and the         The LHS certificate of
 Directors        Priority Call bylaws provide      incorporation provides that
                  that holders of a majority of     holders of 80% of the shares
                  the shares of Priority Call       of LHS capital stock entitled
                  capital stock entitled to vote    to vote in an election of
                  in an election of directors may   directors may remove a
                  remove a director with or         director with or without
                  without cause, and a majority of  cause.
                  the board of directors may
                  remove a director for cause.
                  However, a director may only be
                  removed for cause after
                  receiving notice and an
                  opportunity to be heard by the
                  group proposing to remove him or
                  her.
----------------------------------------------------------------------------------
 Quorum           The Priority Call bylaws provide  The LHS bylaws provide that
                  that the presence at a meeting,   the presence at a meeting, in
                  in person or by proxy, of the     person or by proxy, of the
                  holders of at least a majority    holders of at least a majority
                  of the shares of each class of    of the shares of stock
                  stock entitled to vote as a       entitled to vote at the
                  separate class at the meeting is  meeting is a quorum.
                  a quorum.
----------------------------------------------------------------------------------
 Special          The Priority Call bylaws provide  The LHS bylaws provide that
 Meetings of      that the President of Priority    the board of directors, the
 Stockholders     Call, the Priority Call board or  President or the Secretary of
                  Priority Call stockholders who    LHS may call a special meeting
                  hold at least 10% of the shares   of the LHS stockholders.
                  of capital stock entitled to
                  vote at the meeting may call a
                  special meeting of the Priority
                  Call stockholders.
----------------------------------------------------------------------------------
 Stockholder      Under Massachusetts law and the   Under Delaware law and the LHS
 Action by        Priority Call bylaws, Priority    bylaws, LHS stockholders may
 Written Consent  Call stockholders may act only    act by written consent if LHS
                  by unanimous written consent.     stockholders having the number
                                                    of votes required to take such
                                                    action at a meeting at which
                                                    all stockholders are present
                                                    consent to such action.
----------------------------------------------------------------------------------
 Amendment of     Under Massachusetts law, the      Under Delaware law, the LHS
 Charter and      Priority Call articles of         charter may be amended by the
 Bylaws           organization may be amended by    affirmative vote of a majority
                  the affirmative vote of           of the outstanding stock
                  two-thirds of the shares of each  entitled to vote thereon at a
                  class of stock entitled to vote   stockholders meeting and a
                  thereon. However, the             majority of the outstanding
                  affirmative vote of only a        stock of each class entitled
                  majority of the shares of each    to vote thereon as a class.
                  class of stock entitled to vote   Generally, the LHS bylaws may
                  thereon is required to approve    be amended by the affirmative
                  the

----------------------------------------------------------------------------------
                  PRIORITY CALL STOCKHOLDER RIGHTS      LHS STOCKHOLDER RIGHTS
                  --------------------------------      ----------------------
----------------------------------------------------------------------------------
                  following:                        vote a majority of votes
                                                    present in person or by proxy
                  - change in par value;            and entitled to vote at a
                                                    stockholders meeting. A
                  - change in authorized number of  majority of the LHS board may
                    shares; or                      also adopt, amend or repeal
                                                    the bylaws of LHS.
                  - change in corporate name.
                  Under the Priority Call articles
                  of organization, any amendment
                  that alters or adversely affects
                  any series of Priority Call
                  preferred stock requires the
                  affirmative vote of a majority
                  of the shares of the effected
                  series.
                  The Priority Call bylaws may be
                  amended by vote of the Priority
                  Call stockholders at a meeting
                  called for such purpose or a
                  majority of the Priority Call
                  board (so long as the provision
                  does not require stockholder
                  approval under Massachusetts law
                  or the Priority Call articles of
                  organization or bylaws).
----------------------------------------------------------------------------------
 Removal of       Under Massachusetts law and the   Under Delaware law and the LHS
 Officers         Priority Call bylaws, a majority  bylaws, a majority of the LHS
                  of the Priority Call board may    board may remove any officer
                  remove any officer with or        with or without cause.
                  without cause. However, an
                  officer may only be removed for
                  cause after notice and an
                  opportunity to be heard by the
                  board.
----------------------------------------------------------------------------------
 Dividends,       Under Massachusetts law, a        Under Delaware law, a
 Repurchases and  corporation may pay dividends or  corporation may pay dividends
 Liquidation      repurchase stock so long as the   out of surplus or net profits
 Preferences      corporation is not insolvent,     for the current or preceding
                  the dividend or repurchase does   fiscal year, provided that the
                  not render the corporation        capital of the corporation is
                  insolvent and the dividend or     not less than the aggregate
                  repurchase does not violate the   liquidation preference of the
                  corporation's articles of         corporation's outstanding
                  organization.                     preferred stock. In addition,
                                                    under Delaware law, a
                                                    corporation may generally
                                                    redeem or repurchase shares of
                                                    its stock unless the capital
                                                    of the corporation is impaired
                                                    or would be impaired by such
                                                    redemption or repurchase.
----------------------------------------------------------------------------------
 Exculpation of   The Priority Call articles of     The LHS certificate of
 Directors        organization provide that no      incorporation provides that no

----------------------------------------------------------------------------------
                  PRIORITY CALL STOCKHOLDER RIGHTS      LHS STOCKHOLDER RIGHTS
                  --------------------------------      ----------------------
----------------------------------------------------------------------------------
                  director shall be personally      director shall be personally
                  liable to Priority Call or its    liable to LHS or its
                  stockholders for monetary         stockholders for monetary
                  damages for breach of fiduciary   damages for breach of
                  duty except for acts or           fiduciary duty except for
                  omissions which
                                                    - any breach of the director's
                  - were in violation of the          duty of loyalty to LHS or its
                    director's duty of loyalty;       stockholders,
                  - were not in good faith or       - acts or omissions not in
                    involved intentional              good faith or which involve
                    misconduct or knowing             intentional misconduct or a
                    violation of the law;             knowing violation of law,
                  - involved unauthorized loans to  - unlawful payment of
                    insiders or distributions in      dividends or unlawful
                    violation of Priority Call's      repurchases or redemptions
                    articles of organization or       of stock, or
                    Massachusetts law; or
                                                    - any transactions from which
                  - involved an improper personal     the director derived an
                    benefit to the director.          improper personal benefit.
----------------------------------------------------------------------------------
 Indemnification  Massachusetts law permits, and    Delaware law permits, and the
 of Directors,    the Priority Call articles of     LHS certificate of
 Officers and     organization provide for,         incorporation and bylaws
 Others           indemnification of directors,     provide for, indemnification
                  officers, employees and certain   of directors, officers,
                  others for expenses incurred by   employees and certain others
                  reason of their position with     for expenses incurred by
                  the corporation, if he or she     reason of their position with
                  has acted in good faith with a    the corporation, if he or she
                  reasonable belief that his or     has acted in good faith with a
                  her conduct was in the best       reasonable belief that his or
                  interest of the corporation.      her conduct was in the best
                                                    interest of the corporation.
                                                    Such determination must be
                                                    made by:
                                                    - a majority of disinterested
                                                      directors,
                                                    - a committee of disinterested
                                                      directors designated by the
                                                      disinterested directors,
                                                    - at the disinterested
                                                      directors' direction or if
                                                      there are no disinterested
                                                      directors, independent legal
                                                      counsel, or
                                                    - the stockholders holding a
                                                      majority of the shares of
                                                      stock entitled to vote at a
                                                      meeting called for such
                                                      purpose.
                                                    However, indemnification is
                                                    not available in actions
                                                    brought by or in the right of
                                                    the corporation,

----------------------------------------------------------------------------------
                  PRIORITY CALL STOCKHOLDER RIGHTS      LHS STOCKHOLDER RIGHTS
                  --------------------------------      ----------------------
----------------------------------------------------------------------------------
                                                    unless approved by the
                                                    Delaware Court of Chancery.
----------------------------------------------------------------------------------
 Interested       Massachusetts law contains no     Under Delaware law,
 Director         provision governing interested    transactions between a
 Transactions     director transactions. However,   corporation and any of its
                  the Priority Call bylaws provide  directors or officers, or
                  that, in the absence of fraud,    entities in which any of its
                  no transaction shall be void      directors or officers have an
                  solely because it is              interest, are not voidable
                                                    solely because the director or
                  - with one or more of Priority    officer participated in the
                    Call's officers, directors or   authorization of the
                    stockholders, or                transaction so long as
                  - with an entity in which an      - the director's or officer's
                    officer, director or              interest in the transaction is
                    stockholder of Priority Call      disclosed and the
                    has an interest,                  transaction is approved by a
                                                      majority of the
                  provided that the nature of the     disinterested directors,
                  interest is disclosed to the
                  Priority Call board.              - the director's or officer's
                                                      interest in the transaction is
                  The Priority Call bylaws provide    disclosed and the
                  that interested directors cannot    transaction is approved by
                  be counted in determining the       stockholders holding a
                  presence of a quorum and cannot     majority of the shares of
                  vote at the meeting of the          stock having a right to vote
                  Priority Call board that            on the transaction, or
                  authorizes the transaction.
                                                    - the transaction is fair to
                                                      the corporation at the time it
                                                      is approved by the directors
                                                      or stockholders.
                                                    Interested directors may be
                                                    counted in determining the
                                                    presence of a quorum at the
                                                    meeting held to authorize the
                                                    transaction.
----------------------------------------------------------------------------------
 Fundamental      Under Massachusetts law,          Under Delaware law, approval
 Transactions     approval of mergers and           of mergers and consolidations,
                  consolidations and sales,         and sales, leases or exchanges
                  mortgages, leases or exchanges    of all or substantially all of
                  of all or substantially all of a  a corporation's property and
                  corporation's property requires   assets requires the approval
                  the affirmative vote of           of the directors and holders
                  two-thirds of the shares of each  of a majority of the
                  class of stock outstanding and    outstanding stock entitled to
                  entitled to vote on the           vote on the transaction. A
                  transaction. A corporation's      corporation's certificate of
                  articles of organization may      incorporation may require a
                  provide for a vote of a lesser    greater vote.
                  proportion, but not less than a
                  majority of each such class.      In addition, under Delaware
                                                    law, such transactions do not
                  In addition, Massachusetts law    require the approval of the
                  provides that, unless otherwise   surviving corporation's
                                                    stockholders if:
                                                    - each share of the surviving

----------------------------------------------------------------------------------
                  PRIORITY CALL STOCKHOLDER RIGHTS      LHS STOCKHOLDER RIGHTS
                  --------------------------------      ----------------------
----------------------------------------------------------------------------------
                  required by the articles of         corporation's stock
                  organization, a merger may be       outstanding prior to the
                  approved solely by vote of a        merger remains outstanding
                  surviving corporation's             in identical form after the
                  directors if:                       merger;
                  - there is no amendment to the    - there is no amendment to the
                    surviving corporation's           surviving corporation's
                    articles of organization;         charter, and
                  - the shares of any class of      - the consideration received
                    stock of the corporation issued   by stockholders of the non-
                    in the merger do not exceed       surviving corporation is not
                    fifteen percent (15%) of the      common stock (or securities
                    shares of the same class          convertible into common
                    outstanding immediately prior     stock) or the aggregate
                    to the merger; and                number of shares of common
                                                      stock (or securities
                  - any stock issued in the merger    convertible into common
                    has been authorized in            stock) does not exceed 20%
                    accordance with Massachusetts     of the shares of common
                    law.                              stock outstanding prior to
                                                      the merger.
                  The Priority Call articles of
                  organization provide that,
                  subject to certain exceptions, a
                  liquidation, dissolution,
                  recapitalization,
                  reorganization, consolidation,
                  merger or sale of substantially
                  all of the assets requires the
                  affirmative vote of a majority
                  of the preferred stock, voting
                  separately as a class.
----------------------------------------------------------------------------------
 Certain          Chapter 110F of the               Section 203 of the Delaware
 Business         Massachusetts General Laws        General Corporation Law
 Combinations     provides that, if a person        provides that, if a person
                  acquires 5% or more of the stock  acquires 15% or more of the
                  of a Massachusetts corporation    stock of a Delaware
                  without the prior approval of     corporation without the prior
                  the board of directors of that    approval of the board of
                  corporation, thereby becoming an  directors of that corporation,
                  "interested stockholder," that    thereby becoming an
                  person may not engage in certain  "interested stockholder," that
                  transactions with the             person may not engage in
                  corporation for a period of two   certain transactions with the
                  years, unless one of the          corporation for a period of
                  following two exceptions          three years, unless one of the
                  applies:                          following three exceptions
                                                    applies:
                  - the person became an
                    interested stockholder and 90%  - the board of directors
                    owner of the voting stock of      approved the acquisition of
                    the corporation in the            stock or the transaction
                    transaction, excluding voting     prior to the time that
                    stock owned by directors who      person became an interested
                    are also officers and certain     stockholder,
                    employee stock plans, or
                                                    - the person became an
                                                      interested stockholder and 85%
                                                      owner of the voting stock of
                                                      the

----------------------------------------------------------------------------------
                  PRIORITY CALL STOCKHOLDER RIGHTS      LHS STOCKHOLDER RIGHTS
                  --------------------------------      ----------------------
----------------------------------------------------------------------------------
                  - the transaction is approved by    corporation in the
                    the board of directors and by     transaction, excluding
                    the affirmative vote of two-      voting stock owned by
                    thirds of the outstanding         directors who are also
                    voting stock which is not         officers and certain
                    owned by the interested           employee stock plans, or
                    stockholder.
                                                    - the transaction is approved
                  The applicability of Chapter        by the board of directors and
                  110F is subject to certain          by the affirmative vote of
                  exceptions, and does not apply      two- thirds of the
                  to corporations with less than      outstanding voting stock
                  200 stockholders or corporations    which is not owned by the
                  that elect not to be governed by    interested stockholder.
                  Chapter 110F. Priority Call has
                  not so elected but had only       A Delaware corporation may
                        stockholders of record as   elect not to be governed by
                  of          , 1999. Thus, so      Section 203. LHS has not so
                  long as Priority Call has less    elected.
                  than 200 stockholders, Chapter
                  110F will not apply.
----------------------------------------------------------------------------------
 Control Share    Chapter 110E of the               Delaware has no control share
 Acquisition      Massachusetts General Laws        acquisition statute.
 Statute          provides that a person who
                  acquires in excess of one-fifth,
                  one-third or one-half of the
                  voting stock of a corporation, a
                  "control share acquisition",
                  must obtain approval of a
                  majority of the shares entitled
                  to vote (excluding shares owned
                  by the person engaging in the
                  control share acquisition, any
                  officer of the corporation or
                  any employee of the corporation
                  who is also a director of the
                  corporation) in order to vote
                  the shares acquired in excess of
                  the threshold.
                  A Massachusetts corporation may
                  elect not to be governed by
                  Chapter 110E. Priority Call has
                  not so elected.
----------------------------------------------------------------------------------
 Appraisal        A discussion of Massachusetts     Under Delaware law, the rights
 Rights           appraisal rights is set forth     of dissenting stockholders to
                  under "DESCRIPTION OF THE         obtain the fair value for
                  TRANSACTION -- RIGHTS OF          their shares (so- called
                  DISSENTING STOCKHOLDERS" on page  "appraisal rights") may be
                  70.                               available in connection with a
                                                    statutory merger or
                                                    consolidation in certain
                                                    specific situations. Appraisal
                                                    rights are not available to a
                                                    corporation's stockholders

----------------------------------------------------------------------------------
                  PRIORITY CALL STOCKHOLDER RIGHTS      LHS STOCKHOLDER RIGHTS
                  --------------------------------      ----------------------
----------------------------------------------------------------------------------
                                                    under Delaware law when the
                                                    corporation is to be the
                                                    surviving corporation and no
                                                    vote of its stockholders is
                                                    required to approve the
                                                    merger.
                                                    In addition, unless otherwise
                                                    provided in the certificate of
                                                    incorporation, no appraisal
                                                    rights are available under
                                                    Delaware law to holders of
                                                    shares of any class of stock
                                                    which is either:
                                                    - listed on a national
                                                    securities exchange or
                                                      designated as a national
                                                      market system security on an
                                                      interdealer quotation system
                                                      by the NASD, or
                                                    - held of record by more than
                                                      2,000 stockholders,
                                                    unless such stockholders are
                                                    required by the terms of the
                                                    merger to accept anything
                                                    other than (1) shares of stock
                                                    of the surviving corporation,
                                                    (2) shares of stock of another
                                                    corporation which, as of the
                                                    effective date of the merger
                                                    or consolidation, are of the
                                                    kind described above, (3) cash
                                                    instead of fractional shares
                                                    of such stock; or (4) any
                                                    combination of the
                                                    consideration set forth in (1)
                                                    through (3).
                                                    Appraisal rights are not
                                                    available under Delaware law
                                                    in the event of the sale of
                                                    all or substantially all of
                                                    the corporation's assets or
                                                    the adoption of an amendment
                                                    to its certificate of
                                                    incorporation, unless such
                                                    rights are granted in the
                                                    corporation's certificate of
                                                    incorporation. The LHS
                                                    certificate of incorporation
                                                    does not grant such rights.

                        DESCRIPTION OF LHS CAPITAL STOCK

     LHS is authorized to issue 200,000,000 shares of LHS common stock, of which 52,973,318 shares were issued and outstanding as of March 31, 1999. LHS is also authorized to issue 225,000 shares of LHS preferred stock, par value $0.01 per share, none of which is issued and outstanding.

     Holders of LHS common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefore.

     For a further description of LHS capital stock, see "EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS" on page 75.

                                 OTHER MATTERS

     As of the date of this proxy statement-prospectus, Priority Call's board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. However, if any other matters properly come before the special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

                                    EXPERTS

     The consolidated financial statements and schedule of LHS Group Inc. incorporated by reference in LHS's Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Priority Call Management, Inc. and subsidiary as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 included in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein, in reliance upon the authority of said firm as experts in giving said reports.

                                    OPINIONS

     The legality of the shares of LHS common stock to be issued in the merger will be passed upon by Scott A. Wharton, General Counsel and Corporate Secretary of LHS. Scott A. Wharton is an officer of, and receives compensation from, LHS. Certain tax matters related to the merger will be passed upon by Alston & Bird LLP, counsel to LHS.

     Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                      WHERE YOU CAN FIND MORE INFORMATION

     LHS files annual, quarterly and current reports, proxy and information statements, and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the Public Reference Room at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy and information statements, and other information about LHS at the offices of The Nasdaq Stock Market at Nasdaq Operations, 1735 K Street, N.W., Washington, D.C.

     LHS filed a registration statement with the SEC under the Securities Act, relating to the LHS common stock offered to the Priority Call stockholders. This proxy statement-prospectus is one part of that registration statement. The registration statement contains additional information about LHS and the LHS common stock. The SEC allows LHS to omit certain information included in the registration statement from this proxy statement-prospectus. The registration statement may be inspected and copied at the SEC's Public Reference Room described above.

     This proxy statement-prospectus incorporates important business and financial information about LHS that is not included in or delivered with this proxy statement-prospectus. The following documents filed by LHS with the SEC are incorporated by reference in this proxy statement-prospectus (SEC File No. 000-22409):

     (1) LHS's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     (2) LHS's Quarterly Report on Form 10-Q/A filed on January 29, 1999, amending LHS's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

     (3) LHS's Current Reports on Form 8-K dated March 1 and April 8, 1999;

     (4) The description of the current management and board of directors of LHS contained in the proxy statement of LHS filed pursuant to Section 14(a) of the Securities Exchange Act for LHS's Annual Meeting of Stockholders to be held on June 7, 1999; and

     (5) The description of the LHS common stock contained in LHS's registration statement under Section 12(g) of the Securities Exchange Act and any amendment or report filed for the purpose of updating such description.

     LHS also incorporates by reference additional documents filed by LHS pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the date of this proxy statement-prospectus and prior to final adjournment of the special meeting. Any statement contained in this proxy statement-prospectus or in a document incorporated by reference in this proxy statement-prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this document or in any subsequently filed document which also is incorporated by reference modifies or supersedes such statement.

     You may obtain copies of the information incorporated by reference in this proxy statement-prospectus upon written or oral request.

     All information contained in this proxy statement-prospectus or incorporated herein by reference with respect to LHS was supplied by LHS, and all information contained in this proxy statement-prospectus with respect to Priority Call was supplied by Priority Call.

                                  PLEASE NOTE

     We have not authorized anyone to provide you with any information other than the information included in this document and the documents we refer you to. If someone provides you with other information, please do not rely on it as being authorized by Priority Call or LHS.

     YOU CAN OBTAIN FREE COPIES OF THIS INFORMATION BY WRITING OR CALLING:

                                Scott A. Wharton
                   Senior Vice President and General Counsel
                                 LHS GROUP INC.
                             Six Concourse Parkway
                                   Suite 2700
                             Atlanta, Georgia 30328
                           Telephone: (770) 280-3000

     IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE
INFORMATION BY                   , 1999.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                LHS GROUP INC.,

                           PATRIOT ACQUISITION CORP.,

                                      AND

                         PRIORITY CALL MANAGEMENT, INC.

                           DATED AS OF APRIL 20, 1999

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
PARTIES..............................................................   A-1
PREAMBLE.............................................................   A-1
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER........................   A-1
   1.1   Merger......................................................   A-1
   1.2   Effective Time..............................................   A-2
   1.3   Time and Place of Closing...................................   A-2
ARTICLE 2 -- TERMS OF MERGER.........................................   A-2
   2.1   Charter.....................................................   A-2
   2.2   Bylaws......................................................   A-2
   2.3   Directors and Officers......................................   A-2
   2.4   Effect of Stockholder Approval..............................   A-2
ARTICLE 3 -- MANNER OF CONVERTING SHARES.............................   A-3
   3.1   Conversion of Shares........................................   A-3
   3.2   Anti-Dilution Provisions....................................   A-4
   3.3   Shares Held by PCM or LHS...................................   A-4
   3.4   Dissenting Stockholders.....................................   A-4
   3.5   Fractional Shares...........................................   A-4
   3.6   Conversion of Stock Options; Restricted Stock...............   A-5
ARTICLE 4 -- EXCHANGE OF SHARES......................................   A-6
   4.1   Exchange Procedures.........................................   A-6
   4.2   Rights of Former PCM Stockholders...........................   A-7
   4.3   Escrow Agreement............................................   A-8
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF PCM...................   A-8
   5.1   Organization, Standing, and Power...........................   A-8
   5.2   Authority of PCM; No Breach By Agreement....................   A-8
   5.3   Capital Stock...............................................   A-9
   5.4   PCM Subsidiaries............................................  A-10
   5.5   Financial Statements........................................  A-11
   5.6   Absence of Undisclosed Liabilities..........................  A-12
   5.7   Absence of Certain Changes or Events........................  A-12
   5.8   Tax Matters.................................................  A-13
   5.9   Assets......................................................  A-14
   5.10  Intellectual Property.......................................  A-15
   5.11  Environmental Matters.......................................  A-17
   5.12  Compliance with Laws........................................  A-17
   5.13  Labor Relations.............................................  A-18
   5.14  Employee Benefit Plans......................................  A-18

                                                                       PAGE
                                                                       ----
   5.15  Material Contracts..........................................  A-19
   5.16  Legal Proceedings...........................................  A-20
   5.17  Statements True and Correct.................................  A-21
   5.18  Accounting, Tax and Regulatory Matters......................  A-21
   5.19  State Takeover Laws.........................................  A-21
   5.20  Charter Provisions..........................................  A-21
   5.21  Stockholders' Voting Agreements.............................  A-21
   5.22  Opinion of Financial Advisor................................  A-22
   5.23  Board Recommendation........................................  A-22
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF LHS...................  A-22
   6.1   Organization, Standing, and Power...........................  A-22
   6.2   Authority; No Breach By Agreement...........................  A-22
   6.3   Capital Stock...............................................  A-23
   6.4   SEC Filings; Financial Statements...........................  A-24
   6.5   Absence of Undisclosed Liabilities..........................  A-24
   6.6   Absence of Certain Changes or Events........................  A-24
   6.7   Statements True and Correct.................................  A-24
   6.8   Authority of Sub............................................  A-25
   6.9   Accounting, Tax and Regulatory Matters......................  A-25
   6.10  Insider Trading Policy......................................  A-26
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION................  A-26
   7.1   Affirmative Covenants of PCM................................  A-26
   7.2   Negative Covenants of PCM...................................  A-26
   7.3   Covenants of LHS............................................  A-28
   7.4   Adverse Changes in Condition................................  A-29
   7.5   Reports.....................................................  A-29
   7.6   Rule 144....................................................  A-30
ARTICLE 8 -- ADDITIONAL AGREEMENTS...................................  A-30
   8.1   Registration Statement; Proxy Statement; Stockholder          A-30
         Approval....................................................
   8.2   Exchange Listing............................................  A-30
   8.3   Applications; Antitrust Notification........................  A-31
   8.4   Filings with State Offices..................................  A-31
   8.5   Agreement as to Efforts to Consummate.......................  A-31
   8.6   Investigation and Confidentiality...........................  A-32
   8.7   Press Releases..............................................  A-32
   8.8   No Solicitation by PCM......................................  A-32
   8.9   Accounting and Tax Treatment................................  A-34
   8.10  Agreements of Affiliates....................................  A-34
   8.11  Employee Benefits and Contracts.............................  A-35
   8.12  Indemnification.............................................  A-35
   8.13  Technology Conversions......................................  A-37

                                                                       PAGE
                                                                       ----
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.......  A-37
   9.1   Conditions to Obligations of Each Party.....................  A-37
   9.2   Conditions to Obligations of LHS............................  A-38
   9.3   Conditions to Obligations of PCM............................  A-40
ARTICLE 10 -- INDEMNIFICATION........................................  A-41
   10.1  Agreement of Indemnitors to Indemnify.......................  A-41
   10.2  Procedures for Indemnification..............................  A-42
   10.3  Third Party Claims..........................................  A-42
   10.4  Exclusive Remedy............................................  A-44
   10.5  Survival....................................................  A-44
   10.6  Time Limitations............................................  A-44
   10.7  Limitations as to Amount, Liabilities, Recourse, Etc........  A-45
   10.8  Tax Effect and Insurance....................................  A-45
   10.9  Escrow......................................................  A-46
  10.10  Subrogation.................................................  A-46
  10.11  Appointment of Indemnitor Representative....................  A-46
  10.12  Arbitration.................................................  A-47
  10.13  Litigation Fees and Expenses................................  A-47
  10.14  Termination of Agreement....................................  A-47

ARTICLE 11 -- TERMINATION............................................  A-48
   11.1  Termination.................................................  A-48
   11.2  Effect of Termination.......................................  A-49
ARTICLE 12 -- MISCELLANEOUS..........................................  A-49
   12.1  Definitions.................................................  A-49
   12.2  Expenses, Break-Up Fee......................................  A-59
   12.3  Brokers and Finders.........................................  A-59
   12.4  Entire Agreement............................................  A-60
   12.5  Amendments..................................................  A-60
   12.6  Waivers.....................................................  A-60
   12.7  Assignment..................................................  A-60
   12.8  Notices.....................................................  A-61
   12.9  Governing Law...............................................  A-61
  12.10  Counterparts................................................  A-61
  12.11  Captions; Articles and Sections.............................  A-62
  12.12  Interpretations.............................................  A-62
  12.13  Enforcement of Agreement....................................  A-62
  12.14  Severability................................................  A-62

SIGNATURES...........................................................  A-63

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 20, 1999, by and among LHS GROUP INC. ("LHS"), a Delaware corporation; PATRIOT ACQUISITION CORP. ("Sub"), a Massachusetts corporation; and PRIORITY CALL MANAGEMENT, INC. ("PCM"), a Massachusetts corporation.

                                    PREAMBLE

     The respective Boards of Directors of PCM, Sub and LHS are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of PCM by LHS pursuant to the merger of Sub with and into PCM. At the effective time of such merger, the outstanding shares of the capital stock of PCM shall be converted into the right to receive shares of the common stock of LHS (except as provided herein). As a result, stockholders of PCM shall become stockholders of LHS and PCM shall continue to conduct its business and operations as a wholly owned subsidiary of LHS. The transactions described in this Agreement are subject to the approvals of the stockholders of PCM, expiration of the required waiting period under the HSR Act, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and for accounting purposes shall qualify for treatment as a pooling of interests under United States generally accepted accounting principles.

     Certain terms used in this Agreement are defined in Section 12.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger.   Subject to the terms and conditions of this Agreement, at the
Effective Time, Sub shall be merged with and into PCM in accordance with the provisions of Section 78 of the Massachusetts Business Corporation Law ("MBCL") and with the effect provided in Sections 80 and 81 of the MBCL (the "Merger"). PCM shall be the Surviving Corporation resulting from the Merger and shall become a wholly-owned Subsidiary of LHS and shall continue to be governed by the Laws of the Commonwealth of Massachusetts. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of PCM, Sub and LHS and by LHS, as the sole stockholder of Sub.

     1.2 Effective Time.   The Merger shall become effective at such time as the
articles of merger are duly filed with the Secretary of State of the Commonwealth of Massachusetts or at such later time as is specified in the articles of merger (the "Effective Time").

     1.3 Time and Place of Closing.   The closing of the Merger (the "Closing")
shall take place (i) at the offices of Alston & Bird LLP in Atlanta, Georgia, as soon as practicable, but in any event within three business days after the day on which the last to be fulfilled or waived of the conditions set forth in
Article 9 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement, or (ii) at such other place and time or on such other date as PCM and LHS may agree in writing. At the conclusion of the Closing, the parties hereto will cause the articles of merger to be filed with the Secretary of State of the Commonwealth of Massachusetts and make all other filings or recordings required by Law in connection with the Merger.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Charter.   The Articles of Organization of Sub in effect immediately
prior to the Effective Time shall be the Articles of Organization of the Surviving Corporation until duly amended or repealed.

     2.2 Bylaws.   The Bylaws of Sub in effect immediately prior to the
Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

     2.3 Directors and Officers.   The directors of Sub in office immediately
prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of PCM in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

     2.4 Effect of Stockholder Approval. The adoption of this Agreement by the Stockholders shall constitute ratification of this Agreement, the appointment of the Indemnitor Representative in accordance with Section 10.11 and authorization for the Indemnitor Representative to execute and deliver the Escrow Agreement on behalf of the Stockholders. In addition, upon such adoption and upon execution and delivery of the Escrow Agreement by the Indemnitor Representative, the terms of the Escrow Agreement shall be legal and binding on each Stockholder.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares.   Subject to the provisions of this Article 3, at
the Effective Time, by virtue of the Merger and without any action on the part of LHS, PCM, Sub or the stockholders of any of the foregoing:

         (a) Each share of capital stock of LHS issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of PCM Common Stock.

         (c) Each share of PCM Common Stock, excluding shares held by any PCM Entity or any LHS Entity and excluding shares held by stockholders who perfect their statutory dissenters' rights as provided in Section 3.4, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) 2.23649 of a share of LHS Common Stock (the "Common Stock Base Exchange Ratio") and (ii) (subject to the provisions of Section 4.3) .11771 of a share of LHS Common Stock (the "Common Stock Escrow Exchange Ratio" and together with the Common Stock Base Exchange Ratio, the "Common Stock Exchange Ratios").

         (d) Each share of PCM Series A Preferred Stock, excluding shares held by any PCM Entity or any LHS Entity and excluding shares held by stockholders who perfect their statutory dissenters' rights as provided in
     Section 3.4, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) 2.23649 of a share of LHS Common Stock (the "Series A Preferred Stock Base Exchange Ratio") and (ii) (subject to the provisions of Section 4.3) .11771 of a share of LHS Common Stock (the "Series A Preferred Stock Escrow Exchange Ratio" and together with the Series A Preferred Stock Base Exchange Ratio, the "Series A Preferred Stock Exchange Ratios").

         (e) Each share of PCM Series B Preferred Stock, excluding shares held by any PCM Entity or any LHS Entity and excluding shares held by stockholders who perfect their statutory dissenters' rights as provided in
     Section 3.4, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) 2.23649 of a share of LHS Common Stock (the "Series B Preferred Stock Base Exchange Ratio") and (ii) (subject to the provisions of Section 4.3) .11771 of a share of LHS Common Stock (the "Series B Preferred Stock Escrow Exchange Ratio" and together with the Series B Preferred Stock Base Exchange Ratio, the "Series B Preferred Stock Exchange Ratios").

         (f) Each share of PCM Series C Preferred Stock, excluding shares held by any PCM Entity or any LHS Entity and excluding shares held by stockholders who perfect their statutory dissenters' rights as provided in
     Section 3.4, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) 2.23649 of a share of LHS Common Stock (the "Series C Preferred Stock Base Exchange Ratio") and (ii) (subject to the provisions of Section 4.3) .11771 of a share of LHS Common Stock (the "Series C Preferred Stock Escrow Exchange Ratio" and together with the Series C Preferred Stock Base Exchange Ratio, the "Series C Preferred Stock Exchange Ratios").

     3.2 Anti-Dilution Provisions.   In the event LHS changes the number of
shares of LHS Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Common Stock Exchange Ratios and Preferred Stock Exchange Ratios shall be equitably adjusted.

     3.3 Shares Held by PCM or LHS.   Each of the shares of PCM Capital Stock
held by any PCM Entity or by any LHS Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders.   Any holder of shares of PCM Common Stock or
PCM Preferred Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 86 of the MBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the MBCL and surrendered to PCM the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of PCM fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, LHS shall issue and deliver the consideration to which such holder of shares of PCM Common Stock or PCM Preferred Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of PCM Common Stock or PCM Preferred Stock held by him. If and to the extent required by applicable Law, PCM will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

     3.5 Fractional Shares.   Notwithstanding any other provision of this
Agreement, each holder of shares of PCM Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of LHS Common

Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of LHS Common Stock multiplied by the market value of one share of LHS Common Stock at the Effective Time. The market value of one share of LHS Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by LHS) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6 Conversion of Stock Options; Restricted Stock.

         (a) At the Effective Time, each option or other rights to PCM Common Stock pursuant to stock options or stock appreciation rights ("PCM Options") granted by PCM under the PCM Stock Plan, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to LHS Common Stock, and LHS shall assume each PCM Option, in accordance with the terms of the PCM Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) LHS and its Compensation Committee shall be substituted for PCM and the Committee of PCM's Board of Directors (including, if applicable, the entire Board of Directors of PCM) administering the PCM Stock Plan, (ii) each PCM Option assumed by LHS once exercisable may be exercised solely for shares of LHS Common Stock, (iii) the number of shares of LHS Common Stock subject to such PCM Option shall be equal to the number of shares of PCM Common Stock subject to such PCM Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratios, and
     (iv) the per share exercise price under each such PCM Option shall be adjusted by dividing the per share exercise price under each such PCM Option by the Common Stock Exchange Ratios and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, LHS shall not be obligated to issue any fraction of a share of LHS Common Stock upon exercise of PCM. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6(a), each PCM Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of PCM and LHS agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6, including using its reasonable efforts to obtain from each holder of a PCM Option any Consent or Contract that may be deemed necessary or reasonably requested by PCM or LHS in order to effect the transactions contemplated by this Section
     3.6. Anything in this Agreement to the contrary notwithstanding, LHS shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 3.6 to a former holder of a PCM Option who has not delivered such Consent or Contract.

         (b) As soon as practicable after the Effective Time, LHS shall deliver to the participants in the PCM Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to the PCM Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and LHS shall comply with the terms of the PCM Stock Plan to ensure, to the extent required by, and subject to the provisions of, the PCM Stock Plan, that PCM Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, LHS shall take all corporate action necessary to reserve for issuance sufficient shares of LHS Common Stock for delivery upon exercise of PCM Options assumed by it in accordance with this Section 3.6. As soon as practicable after the Effective Time, LHS shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of LHS Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

         (c) All contractual restrictions or limitations on transfer with respect to shares of PCM Common Stock awarded under the PCM Stock Plan or awarded under any other plan, program, Contract or arrangement of any PCM Entity, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of LHS Common Stock into which such restricted stock is converted pursuant to Section 3.1.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures.   Promptly after the Effective Time, LHS and PCM
shall cause the bank or trust company selected by LHS as the exchange agent (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of PCM Capital Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of PCM Capital Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of PCM Capital Stock represented by Certificates that are not registered in the transfer records of PCM, the consideration provided in Sections 3.1 and 3.5 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the record holder of a Certificate claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as LHS and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of PCM Capital Stock (other than shares to be canceled pursuant to Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.5, each holder of shares of PCM Capital Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of LHS Common Stock to which such holder may be otherwise entitled (without interest). LHS shall not be obligated to deliver the consideration to which any former holder of PCM Capital Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section
4.1. Any other provision of this Agreement notwithstanding, neither LHS, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of PCM Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the Stockholders of PCM shall constitute ratification of the appointment of the Exchange Agent.

     4.2 Rights of Former PCM Stockholders.   At the Effective Time, the stock
transfer books of PCM shall be closed as to holders of PCM Capital Stock immediately prior to the Effective Time and no transfer of PCM Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of PCM Capital Stock (other than shares to be canceled pursuant to Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by PCM in respect of such shares of PCM Capital Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by LHS on the LHS Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of LHS Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of LHS Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the LHS Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

     4.3 Escrow Agreement.   In connection with the Closing, LHS and the
Indemnitor Representative shall have executed and delivered to the other an escrow agreement (the "Escrow Agreement"), which shall be in the form of Exhibit
1. The LHS Common Stock to be paid pursuant to Sections 3.1(c)(ii), 3.1(d)(ii), 3.1(e)(ii) and 3.1(f)(ii) shall be paid to and held by the escrow agent pursuant to the terms of the Escrow Agreement.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF PCM

     PCM hereby represents and warrants to LHS as follows:

     5.1 Organization, Standing, and Power.   PCM is a corporation duly
organized, validly existing and in corporate good standing under the Laws of the Commonwealth of Massachusetts, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PCM is duly qualified or licensed to transact business as a foreign corporation in corporate good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a PCM Material Adverse Effect. The minute books and other organizational documents for PCM have been made available to LHS for its review and, except as disclosed in Section
5.1 of the PCM Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments to the organizational documents and all proceedings of the Board of Directors (and committees thereof) and stockholders.

     5.2 Authority of PCM; No Breach By Agreement.

         (a) PCM has all requisite corporate power and authority, and has taken all corporate action necessary, in order to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, subject only to the approval of the Merger by the holders of two-thirds of the outstanding shares of PCM Common Stock and two-thirds of the outstanding shares of PCM Preferred Stock, which are the only stockholder votes required for approval of this Agreement and consummation of the Merger by PCM, and to the receipt of any required approvals by any Regulatory Authority. Assuming due execution and delivery by LHS and Sub, this Agreement represents a legal, valid, and binding obligation of PCM, enforceable against PCM in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by PCM, nor the consummation by PCM of the transactions contemplated hereby, nor compliance by PCM with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PCM's Articles of Organization or Bylaws or the certificate or articles of incorporation or bylaws or other organizational documents of any PCM Subsidiary or any resolution adopted by the board of directors or the stockholders of any PCM Entity, or (ii) except as disclosed in Section 5.2 of the PCM Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PCM Entity under, any material Contract or Permit of any PCM Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) and
     Section 9.1(d), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any PCM Entity or any of their respective material.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by PCM of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock.

         (a) The authorized capital stock of PCM consists of (i) 4,000,000 shares of PCM Common Stock, of which 1,181,730 shares are issued and outstanding as of the date of this Agreement, and not more than 1,181,730 shares will be issued and outstanding at the Effective Time, other than any increase in shares resulting from option exercises or conversion of shares of PCM Preferred Stock in accordance with their applicable terms, and (ii) 1,500,000 shares of Preferred Stock authorized, designated as follows:

               (A) 234,436 of which are designated as Series A Convertible Preferred Stock, none of which are issued and outstanding, and none of which will be issued and outstanding at the Effective Time;

               (B) 234,232 of which are designated as Series A-0 Convertible Preferred Stock of which 234,232 are issued and outstanding, and not more than 234,232 shares will be issued and outstanding at the Effective Time;

               (C) 234,436 of which are designated as Series A-1 Convertible Preferred Stock, none of which are issued and outstanding, and none of which will be issued and outstanding at the Effective Time;

               (D) 117,751 of which are designated as Series B Convertible Preferred Stock, none of which are issued and outstanding, and none of which will be issued and outstanding at the Effective Time;

               (E) 117,635 of which are designated as Series B-0 Convertible Preferred Stock of which 117,635 are issued and outstanding, and not more than 117,635 shares will be issued and outstanding at the Effective Time;

               (F) 117,751 of which are designated as Series B-1 Convertible Preferred Stock, none of which are issued and outstanding, and none of which will be issued and outstanding at the Effective Time;

               (G) 209,583 of which are designated as Series C-0 Convertible Preferred Stock of which 209,583 are issued and outstanding, and not more than 209,583 shares will be issued and outstanding at the Effective Time; and

               (H) 209,583 of which are designated as Series C-1 Convertible Preferred Stock, none of which are issued and outstanding, and none of which will be issued and outstanding at the Effective Time.

         (b) Except as set forth in Section 5.3(a) or Section 5.3(b) of the PCM Disclosure Memorandum, there are no shares of capital stock or other equity securities of PCM outstanding and no outstanding Equity Rights relating to the capital stock of PCM. Section 5.3(b) of the PCM Disclosure Memorandum includes a correct and complete list of each outstanding PCM Option, the holder of the PCM Option, the date of grant, the exercise price and the number of shares subject to the PCM Option.

     5.4 PCM Subsidiaries.   PCM has disclosed in Section 5.4 of the PCM
Disclosure Memorandum all of the PCM Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the PCM Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the PCM Disclosure Memorandum, PCM or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each PCM Subsidiary. Except as disclosed in Section 5.4 of the PCM Disclosure Memorandum, no capital stock (or other equity interest) of any PCM Subsidiary is or may become required to be issued (other than to another PCM Entity) by reason of any Equity Rights, and, except as disclosed in Section 5.4 of the PCM Disclosure Memorandum, there are no Contracts by which any PCM Subsidiary is bound to issue (other than to another PCM Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any PCM Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any PCM Subsidiary (other than to another PCM Entity). Except as disclosed in Section
5.4 of the PCM Disclosure Memorandum, there are no Contracts relating to the rights of any PCM Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any PCM Subsidiary. All of the shares of capital stock (or other equity interests) of each PCM Subsidiary held by a PCM Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the PCM Entity free and clear of any Lien. Except as disclosed in
Section 5.4 of the PCM Disclosure Memorandum, each PCM Subsidiary is duly organized, validly existing, and (as to corporations) in corporate good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each PCM Subsidiary is duly qualified or licensed to transact business as a foreign corporation in corporate good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a PCM Material Adverse Effect. The minute books and other organizational documents for each PCM Subsidiary have been made available to LHS for its review, and, except as disclosed in Section 5.4 of the PCM Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments to the organizational documents and all proceedings of the Board of Directors and stockholders thereof.

     5.5 Financial Statements.

         (a) Each of the PCM Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and fairly presented in all material respects the consolidated financial position of PCM and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the financial statement as of or for any period subsequent to December 31, 1998 (i) were or will be unaudited internal financial statements prepared by management, (ii) consisted and may consist only of a consolidated balance sheet, a consolidated statement of operations and a consolidated statement of cash flows, (iii) did not and may not contain the footnotes required by GAAP and
     (iv) will be subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

         (b) Each of the PCM Financial Statements for the years ended 1996, 1997 and 1998 and for the three months ended March 31, 1999 is set forth in
     Section 5.5 of the PCM Disclosure Memorandum.

     5.6 Absence of Undisclosed Liabilities.   Except as set forth in Section
5.6 of the PCM Disclosure Memorandum, as of the date of this Agreement, no PCM Entity has any Liabilities that would be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, except Liabilities which are accrued or reserved against in the consolidated balance sheets of PCM as of December 31, 1998, included in the PCM Financial Statements or reflected in the notes thereto or incurred in the ordinary course of business since December 31, 1998. During the period from December 31, 1998 to the date of this Agreement, no PCM Entity has incurred or paid any Liability, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a PCM Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     5.7 Absence of Certain Changes or Events.   During the period from December
31, 1998 to the date of this Agreement, except as disclosed in Section 5.7 of the PCM Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had individually or in the aggregate, a PCM Material Adverse Effect, and (ii) PCM has not:

         (a) incurred any additional debt obligation or other obligation for borrowed money; or

         (b) repurchased, redeemed, or otherwise acquired or exchanged, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any PCM Entity, or declared or paid any dividend or made any other distribution in respect of any PCM Entity's capital stock; or

         (c) except for this Agreement, issued, sold, pledged, encumbered, authorized the issuance of, entered into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permitted to become outstanding, any additional shares of PCM Capital Stock or any other capital stock of any PCM Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right with respect to any capital stock of any PCM Entity; or

         (d) sold, leased, mortgaged or otherwise disposed of or otherwise encumbered any Asset other than in the ordinary course of business; or

         (e) granted any increase in compensation or benefits to the employees or officers of any PCM Entity, except as required by Law or pursuant to the express terms of Contracts or policies which are described in Section 5.7(e) of the PCM Disclosure Memorandum and other than ordinary and customary increases in employee salaries in connection with periodic employee evaluations; paid any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in

     Section 5.7(e) of the PCM Disclosure Memorandum; or entered into or amended any severance agreements with officers or other employees of any PCM Entity; granted any increase in fees or other increases in compensation or other benefits to directors of any PCM Entity; or

         (f) entered into any employment Contract between any PCM Entity and any Person that such PCM Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

         (g) adopted any new employee benefit plan of any PCM Entity or terminated or withdrawn from, or made any material change in or to, any existing employee benefit plans of any PCM Entity other than any such change that was required by Law or that, in the opinion of counsel, was necessary or advisable to maintain the tax qualified status of any such plan, or made any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

         (h) made any change in any Tax or accounting methods or systems of internal accounting controls; or

         (i) commenced any Litigation other than in accordance with past practice, settled any Litigation involving any Liability of any PCM Entity for money damages or restrictions upon the operations of PCM; or

         (j) entered into, modified in any material respects, amended in any material respects or terminated any material Contract (including any loan Contract) or waived, released, compromised or assigned any material rights or claims.

     5.8 Tax Matters.   Except as disclosed in Section 5.8 of the PCM Disclosure
Memorandum:

         (a) All Tax Returns required to be filed by or on behalf of any of the PCM Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the PCM Financial Statements or as disclosed in Section 5.8 of the PCM Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the PCM Entities.

         (b) None of the PCM Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) The provision for any Taxes due or to become due for any of the PCM Entities for the period or periods through and including the date of the PCM Financial Statements for periods ending on or prior to December 31, 1998 that has been made and is reflected on such PCM Financial Statements is sufficient in all material respects to cover all such Taxes for periods ending on or prior to December 31, 1998.

         (d) Deferred Taxes of the PCM Entities have been provided for in accordance with GAAP through December 31, 1998.

         (e) None of the PCM Entities is a party to any Tax allocation or sharing agreement and none of the PCM Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common Parent of which was PCM) or has any Liability for Taxes of any Person (other than PCM and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

         (f) Each of the PCM Entities is in compliance in all material respects with, and its records contain in all material respects all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with the legally required specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

         (g) None of the PCM Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Sections 280G or 162(m) of the Internal Revenue Code.

         (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the PCM Entities that occurred during or after any Taxable Period in which the PCM Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

         (i) No PCM Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Assets.

         (a) Except as disclosed in Section 5.9 of the PCM Disclosure Memorandum, the PCM Entities have good and valid title, free and clear of all Liens, to all of their respective material tangible Assets. Substantially all tangible properties, including inventory, used in the businesses of the PCM Entities are in good condition, reasonable wear and tear excepted, and substantially all properties

     (whether tangible or intangible) are usable in the ordinary course of business consistent with PCM's past practices.

         (b) All tangible Assets which are material to PCM's business on a consolidated basis and which are held under leases or subleases by any of the PCM Entities, are held under valid Contracts enforceable in all material respects in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect in all material respects.

         (c) Section 5.9 of the PCM Disclosure Memorandum lists all of the insurance policies owned or held by PCM as of the date of this Agreement and names each insurer. As of the date of this Agreement, none of the PCM Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth on Section
     5.9 of the PCM Disclosure Memorandum, there are presently no claims for amounts exceeding in any individual case $50,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any PCM Entity under such policies.

         (d) The tangible Assets owned or leased by the PCM Entities include all tangible Assets required to operate the business of the PCM Entities in all material respects as presently conducted.

     5.10 Intellectual Property.

         (a) Section 5.10 of the PCM Disclosure Memorandum sets forth a complete and accurate list as of the date of this Agreement of (i) all patents pending and patent applications, copyright registrations and registration applications and trademark and service mark registrations and registration applications owned by PCM or any PCM Entity, (ii) all software programs owned by PCM and licensed to unaffiliated third parties, and (iii) all licenses to any PCM Entity of Intellectual Property of any unaffiliated third party(ies) which are used in the conduct of PCM's business, except for "shrink-wrap" software licenses and licenses for software imbedded in hardware used by PCM or in PCM's products. PCM has used commercially reasonable efforts to protect its trade secrets pursuant to the procedures set forth in Section 5.10 of the PCM Disclosure Memorandum.

         (b) To the Knowledge of PCM, each PCM Entity is the owner of or has a license to such Intellectual Property covering products or services sold or licensed to a third party by such PCM Entity in connection with such PCM Entity's business operations as is necessary to give such PCM Entity the right to convey by sale or license such products or services so conveyed. No PCM Entity is in Default under any of its Intellectual Property licenses identified in Section 5.10 of the PCM Disclosure Memorandum. Except as disclosed in Section 5.10 of the PCM Disclosure Memorandum, as of the date of this Agreement, no proceedings have been instituted, or are pending or, to the Knowledge of PCM, threatened, which challenge the rights of any PCM Entity to sell or license the products or services sold or licensed by it, or to use the Intellectual Property used by it in the course of its business, nor to the Knowledge of PCM has any Person claimed or alleged any rights which would, if established, adversely affect such right of any PCM Entity. To the Knowledge of PCM, as of the date of this Agreement, the conduct of the business of the PCM Entities does not infringe any Intellectual Property of any other Person. Except as disclosed in Section 5.10 of the PCM Disclosure Memorandum, as of the date of this Agreement no PCM Entity is obligated to pay any recurring royalties to any other Person with respect to such other Person's Intellectual Property.

         (c) Except as disclosed in Section 5.10 of the PCM Disclosure Memorandum, every officer, director, employee or consultant of any PCM Entity is a party to a Contract which requires such officer, director, employee or consultant to assign his or her interest in any Intellectual Property developed in the course and scope of such person's employment with PCM to a PCM Entity and to keep confidential any trade secrets, confidential proprietary data, confidential customer information, or other confidential business information of a PCM Entity, and to the Knowledge of PCM, no such officer or employee is a party to any Contract, currently in force, with any Person other than a PCM Entity which was entered into while he or she was an officer or employee of PCM and which requires such officer or employee to assign any interest in any Intellectual Property to any Person other than a PCM Entity or to keep confidential any trade secrets, confidential proprietary data, confidential customer information, or other confidential business information of any Person other than a PCM Entity. Except as disclosed in Section 5.10 of the PCM Disclosure Memorandum, to the Knowledge of PCM, no officer, director, employee or consultant of any PCM Entity is party to any Contract, currently in force, which restricts or prohibits such officer, director, employee or consultant from engaging in activities competitive with any PCM Entity.

         (d) To the Knowledge of PCM, the products currently sold by PCM are "Millennium Compliant." For purposes of this Agreement, "Millennium Compliant" means as to any software, that the software correctly performs all date-related operations (1) without human intervention, other than original data entry of any date, and (2) without regard to the system date at the time the calculation is performed; provided that no failure to be Millennium Compliant shall be deemed to have occurred if PCM demonstrates that the non-compliance is due to hardware, firmware, software or data not supplied by PCM (other than such third party hardware, firmware, software or data that falls into either of the two following categories: (i) with which PCM software is intended to interface, if any agreement assigns to PCM the responsibility for ensuring the correct operation of such interface; or (ii) that is required, selected, embedded or supplied by
     PCM).

         (e) PCM has taken commercially reasonable steps to maintain the Technical Documentation. PCM has taken commercially reasonable steps to insure that the performance of computer software used or licensed by PCM, when used as intended in the ordinary course of business, is not materially adversely affected by any computer viruses. "Technical Documentation" means the source code, system documentation, statements of principles of operation, and schematics for all computer software owned by PCM, and any confidential proprietary documentation provided to PCM by third parties with respect to such third parties' software licensed to PCM, as all of the foregoing exist and are in the PCM's possession as of the date hereof.

         (f) PCM owns, leases or has the right to use all Intellectual Property required to operate the business of the PCM Entities in all material respects as presently conducted.

     5.11 Environmental Matters.   Except as set forth in Section 5.11 of the
PCM Disclosure Memorandum,

         (a) Each PCM Entity and its Participation Facilities are, and have been, in compliance in all material respects with all Environmental Laws.

         (b) There is no Litigation or, to the Knowledge of PCM, any investigation pending or, to the Knowledge of PCM, threatened in writing before any court, governmental agency, or authority or other forum in which any PCM Entity or any of its Participation Facilities (or PCM in respect of such Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any PCM Entity or any of its Participation Facilities.

         (c) During or, to the Knowledge of PCM, prior to the period of (i) any PCM Entity's ownership or operation of any of their respective current properties, or (ii) any PCM Entity's participation in the management of any Participation Facility, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties or Participation Facility.

     5.12 Compliance with Laws.   Each PCM Entity has in effect all Permits
necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. Except as disclosed in Section 5.12 of the PCM Disclosure Memorandum, none of the PCM Entities:

         (a) is in Default under any of the provisions of its Articles of Organization or Bylaws (or other governing instruments);

         (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

         (c) Since January 1, 1997, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any PCM Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits the revocation of which would reasonably likely have a PCM Material Adverse Effect, or (iii) requiring any PCM Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to LHS.

     5.13 Labor Relations.   Except as set forth in Section 5.13 of the PCM
Disclosure Memorandum, no PCM Entity is the subject of any Material Litigation asserting that it or any other PCM Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other PCM Entity to bargain with any labor organization as to wages or conditions of employment, nor is any PCM Entity party to any collective bargaining agreement, which such Litigation is reasonably likely to have a PCM Material Adverse Effect nor is there any strike or other labor dispute involving any PCM Entity, pending or, to the Knowledge of PCM, threatened, nor, to the Knowledge of PCM, is there any activity involving any PCM Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity which is reasonably likely to have a PCM Material Adverse Effect.

     5.14 Employee Benefit Plans.

         (a) PCM has disclosed in Section 5.14 of the PCM Disclosure Memorandum, and has delivered or made available to LHS prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any PCM Entity or any entity which is considered one employer with PCM under Sections 302 or 4001 of ERISA or Section 414 of the Internal Revenue Code (an "ERISA Affiliate") thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "PCM Benefit Plans") in each case as in effect as of the date of this Agreement. No PCM Entity or ERISA Affiliate has ever maintained or contributed to an "employee pension benefit plan" as that term is defined in Section 3(2) of ERISA which is subject to Title IV of ERISA. Any of the PCM Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "PCM ERISA Plan." Each PCM ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as an "PCM Pension Plan." No PCM Pension Plan is or has been a multiemployer plan within the meaning of
     Section 3(37) of ERISA.

         (b) All PCM Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a PCM Material Adverse Effect. Each PCM ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and PCM is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No PCM Entity has engaged in a transaction with respect to any PCM Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any PCM Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

         (c) Except as disclosed in Section 5.14 of the PCM Disclosure Memorandum, other than as otherwise required by Part 6, Title I of ERISA or applicable state insurance laws, no PCM Entity has any Liability for retiree health and life benefits under any of the PCM Benefit Plans and there are no restrictions on the rights of such PCM Entity to amend or terminate any such retiree health or benefit plan without incurring any Liability thereunder.

         (d) Except as disclosed in Section 5.14 of the PCM Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any PCM Entity from any PCM Entity or successor entity under any PCM Benefit Plan, or otherwise, (ii) increase any benefits otherwise payable under any PCM Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     5.15 Material Contracts.   Except as disclosed in Section 5.15 of the PCM
Disclosure Memorandum, as of the date of this Agreement none of the PCM Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any severance, termination or retirement Contract and any employment or consulting Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000 or continuing for more than one year and not disclosed pursuant to Section 5.14 of the PCM Disclosure Memorandum, (ii) any Contract relating to the borrowing of money by any PCM Entity or the guarantee by any PCM Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any PCM Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among PCM Entities, (v) any Contract involving Intellectual Property (other than "shrink-wrap" software licenses) and providing for annual payments of $50,000 or more, other than software license agreements entered into by PCM incident to the sale of its products in the ordinary course of business, (vi) any Contract relating to the provision of computer software, computer hardware, data processing systems or equipment, network communication, transactional billing, management information or other technical systems or services, including maintenance with respect to the foregoing matters, to or by any PCM Entity, and providing for annual payments of $100,000 or more, other than agreements entered into by PCM incident to the sale of products in the ordinary course of business, (vii) any Contract relating to the purchase or lease of real property, and (viii) any Contract providing for aggregate payments to any Person in excess of $100,000, other than the purchase of inventory, capital expenditures, and sales of products in the ordinary course of business (together with all Contracts referred to in Sections 5.9 and 5.14(a), the "PCM Contracts"). With respect to each PCM Contract listed in Sections 5.9, 5.14(a) and 5.15 of the PCM Disclosure Memorandum and except as disclosed in Section 5.15 of the PCM Disclosure Memorandum: (i) the PCM Contract is in full force and effect in all material respects; (ii) no PCM Entity is in Default thereunder; (iii) no PCM Entity has repudiated or waived any material provision of any such PCM Contract; (iv) no other party to any such PCM Contract is, to the Knowledge of PCM, in Default in any respect or has repudiated or waived any material provision thereunder; (v) there exists no actual, or, to the Knowledge of PCM, threatened, cancellation, termination, or limitation of, or any material amendment, modification, or change to any PCM Contract; (vi) no PCM Entity has received formal notice that any party to a PCM Contract will not renew such PCM Contract at the end of its existing term; and (vii) no PCM Contract requires consent in connection with the transactions contemplated by this Agreement. All of the indebtedness of any PCM Entity for money borrowed is prepayable at any time by such PCM Entity without penalty or premium.

     5.16 Legal Proceedings.   Section 5.16 of the PCM Disclosure Memorandum
contains a list of all Litigation as of the date of this Agreement to which any PCM Entity is a party and which names a PCM Entity as a defendant or cross-defendant or for which any PCM Entity has any potential Liability. As of the date of this Agreement, there is no other Litigation, or, to the Knowledge of PCM, any investigation, instituted or pending, or, to the Knowledge of PCM, threatened in writing (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any PCM Entity, or against any director, employee or employee benefit plan of any PCM Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any PCM Entity.

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

     5.17 Statements True and Correct.   None of the information supplied or to
be supplied by any PCM Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by LHS with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any PCM Entity or any Affiliate thereof for inclusion in any documents to be filed by a PCM Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any PCM Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.18 Accounting, Tax and Regulatory Matters.   No PCM Entity or any
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.19 State Takeover Laws.   Each PCM Entity has taken all necessary action
to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws"), including the provisions of Ch. 110F of the Massachusetts General Laws.

     5.20 Charter Provisions.   Each PCM Entity has taken all action so that the
entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Organization, Bylaws or other governing instruments of any PCM Entity or restrict or impair the ability of LHS or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any PCM Entity that may be directly or indirectly acquired or controlled by them.

     5.21 Stockholders' Voting Agreements.   Holders of approximately thirty
percent (30%) of the outstanding shares of PCM Common Stock and all of the outstanding shares of PCM Preferred Stock have executed and delivered to LHS an agreement in substantially the form of Exhibit 2 (the "Voting Agreements"). In addition, PCM shall use its commercially reasonable efforts to deliver a Voting Agreement to LHS executed by Wendell H. Hughes as soon as practicable after the date of this Agreement.

     5.22 Opinion of Financial Advisor.   PCM has received the opinion of
Goldman Sachs & Co., dated the date of this Agreement, to the effect that the Common Stock Exchange Ratios and the Preferred Stock Exchange Ratios are fair, from a financial point of view, to PCM's Stockholders.

     5.23 Board Recommendation.   The Board of Directors of PCM, at a meeting
duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) approved the Merger and declared it to be advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, and the Voting Agreements and the transactions contemplated thereby, taken together, are in the best interests of the Stockholders and (iii) resolved to recommend that the Stockholders of PCM adopt this Agreement.

                                   ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF LHS

     LHS hereby represents and warrants to PCM as follows:

     6.1 Organization, Standing, and Power.   LHS is a corporation duly
organized, validly existing, and in corporate good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. LHS is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a LHS Material Adverse Effect. The Articles of Organization and Bylaws of Sub have been made available to PCM for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto.

     6.2 Authority; No Breach By Agreement.

         (a) LHS has all requisite corporate power and authority, and has taken all corporate action necessary, in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to the approval of the Merger by the holders of a majority of the outstanding shares of LHS Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by LHS and to the receipt of any required approvals by any Regulatory Authority. This Agreement represents a legal, valid, and binding obligation of LHS, enforceable against LHS in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by LHS, nor the consummation by LHS of the transactions contemplated hereby, nor compliance by LHS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of LHS's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any LHS Entity under, any Contract or Permit of any LHS Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a LHS Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any LHS Entity or any of their respective material Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by LHS of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock.

         (a) The authorized capital stock of LHS consists of (i) 200,000,000 shares of LHS Common Stock, of which approximately 53 million shares are issued and outstanding as of the date of this Agreement, and (ii) 225,000 shares of LHS Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of LHS Capital Stock are, and all of the shares of LHS Common Stock to be issued in exchange for shares of PCM Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of LHS Capital Stock has been, and none of the shares of LHS Common Stock to be issued in exchange for shares of PCM Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of LHS.

         (b) Except as set forth in Section 6.3(a), or as provided pursuant to LHS's employee stock purchase plan or employee stock option plan, there are no shares of capital stock or other equity securities of LHS outstanding and no outstanding Equity Rights relating to the capital stock of LHS as of the date of this Agreement.

     6.4 SEC Filings; Financial Statements.

         (a) LHS has timely filed and made available to PCM all SEC Documents required to be filed by LHS (the "LHS SEC Reports"). The LHS SEC Reports
     (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such LHS SEC Reports or necessary in order to make the statements in such LHS SEC Reports, in light of the circumstances under which they were made, not misleading (except to the extent that any such statement or omission has been corrected, updated or supplemented by a subsequent LHS SEC Report filed prior to the date of this Agreement). No LHS Subsidiary is required to file any SEC Documents.

         (b) Each of the LHS Financial Statements (including, in each case, any related notes) contained in the LHS SEC Reports, including any LHS SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and fairly presented in all material respects the consolidated financial position of LHS and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     6.5 Absence of Undisclosed Liabilities.   No LHS Entity has any Liabilities
that are reasonably likely to have, individually or in the aggregate, a LHS Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of LHS as of December 31, 1998, included in the LHS Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, or have been incurred in the ordinary course since December 31, 1998.

     6.6 Absence of Certain Changes or Events.   Since December 31, 1998, except
as disclosed in the LHS Financial Statements contained in LHS's filings with the SEC, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a LHS Material Adverse Effect, and (ii) the LHS Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of LHS provided in Article 7.

     6.7 Statements True and Correct.   No statement, certificate, instrument or
other writing furnished or to be furnished by any LHS Entity or any Affiliate thereof to PCM pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any LHS Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by LHS with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any LHS Entity or any Affiliate thereof for inclusion in any documents to be filed by any LHS Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any LHS Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.8 Authority of Sub.   Sub is a corporation duly organized, validly
existing and in good standing under the Laws of the Commonwealth of Massachusetts as a wholly owned Subsidiary of LHS. The authorized capital stock of Sub shall consist of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and owned by LHS free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). LHS, as the sole stockholder of Sub, has, or will have, voted prior to the Effective Time the shares of Sub Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law.

     6.9 Accounting, Tax and Regulatory Matters.   No LHS Entity or any
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     6.10 Insider Trading Policy.   LHS has previously provided to PCM a written
summary of LHS's internal policies regarding the sale of LHS Common Stock by LHS "insiders."

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of PCM.

         (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of LHS shall have been obtained, and except as otherwise expressly contemplated herein, PCM shall and shall cause each of its Subsidiaries to
     (a) operate its business only in the usual, regular, and ordinary course, except as disclosed in Section 7.1 of the PCM Disclosure Memorandum, (b) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         (b) PCM shall deliver to LHS as soon as reasonably practicable, but not later than twenty days, after the end of each fiscal quarter, the consolidated balance sheets of PCM (including related notes and schedules, if any) and related statements of income and cash flows (including related notes and schedules, if any) with respect to such periods, prepared by management of PCM in a manner consistent with past practices without review of PCM's accountants.

     7.2 Negative Covenants of PCM.   From the date of this Agreement until the
earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of LHS shall have been obtained, and except as otherwise expressly contemplated herein, PCM covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

         (a) amend the Articles of Organization, Bylaws or other governing instruments of any PCM Entity (including the Certificates of Vote of Directors Establishing a Series of a Class of Stock for the PCM Preferred Stock or any other PCM Entity), or

         (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a PCM Entity to another PCM Entity) in excess of an aggregate of $4,000,000 (for the PCM Entities on a consolidated basis) except in the ordinary course of the business of PCM Entities consistent with past practices, or impose, or suffer the imposition, on any Asset of any PCM Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the PCM Disclosure Memorandum); or

         (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any PCM Entity, or declare or pay any dividend or make any other distribution in respect of PCM's capital stock; or

         (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the PCM Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PCM Capital Stock or any other capital stock of any PCM Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

         (e) adjust, split, combine or reclassify any capital stock of any PCM Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of PCM Capital Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any PCM Subsidiary (unless any such shares of stock are sold or otherwise transferred to another PCM Entity) or (y) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

         (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than an existing wholly-owned PCM Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

         (g) grant any increase in compensation or benefits to the employees or officers of any PCM Entity, except in accordance with past practice or as required by Law; pay any severance, change in control or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; and enter into or amend any severance agreements with officers of any PCM Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any PCM Entity except in accordance with past practice; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

         (h) enter into or amend any employment Contract between any PCM Entity and any Person (unless such amendment is required by Law) that the PCM Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

         (i) adopt any new employee benefit plan of any PCM Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any PCM Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

         (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

         (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any PCM Entity for material money damages or restrictions upon the operations of any PCM Entity; or

         (l) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, which action would adversely affect PCM; or

         (m) enter into any Contract that would have been disclosed in Sections 5.9, 5.14(a) and 5.15 of the PCM Disclosure Memorandum if such Contract had been entered into prior to the date of this Agreement; or

         (n) elect or appoint any new officer or director of any PCM Entity; or

         (o) take any action or omit to take any action that would cause any of its representations and warranties contained in or made pursuant to this Agreement or in any certificate, Exhibit or Disclosure Schedule furnished by PCM in connection herewith to be untrue, inaccurate, incomplete or breached; or

         (p) authorize or enter into any agreement to do any of the foregoing.

     The consent of LHS for actions to be taken by PCM restricted by Sections 7.2(l) and 7.2(m), shall be deemed given if LHS does not respond to a written request for consent within two business days after the oral confirmation of receipt of such request by the Chief Financial Officer or General Counsel of LHS.

     7.3 Covenants of LHS.   From the date of this Agreement until the earlier
of the Effective Time or the termination of this Agreement, unless the prior written consent of PCM shall have been obtained, and except as otherwise expressly contemplated herein, LHS covenants and agrees that it shall and shall cause its subsidiaries and Affiliates to (a) continue to conduct its business and the business of its Subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the LHS Common Stock and the business prospects of the LHS Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the LHS Entities' core businesses and goodwill with their respective employees and the communities they serve, (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement (c) not declare or pay any dividend or make any other distribution in respect of the LHS Capital Stock; provided, that the foregoing shall not prevent any LHS Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of LHS, desirable in the conduct of the business of LHS and its Subsidiaries. LHS further covenants and agrees that it will not, without the prior written consent of PCM, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of LHS, in each case, in any manner adverse to the holders of PCM Capital Stock as compared to rights of holders of LHS Common Stock generally as of the date of this Agreement. Nothing in this Agreement shall restrict the right of LHS to negotiate and enter into a LHS Acquisition Agreement (as hereinafter defined) or any other definitive agreement for an acquisition or business combination transaction.

     7.4 Adverse Changes in Condition.   Each Party agrees to give written
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a PCM Material Adverse Effect or a LHS Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports.   Each Party and its Subsidiaries shall file all reports
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

     7.6 Rule 144.   LHS shall comply with the requirements of Rule 144(c) under the 1933 Act, as such rule may be amended from time to time (or any similar rule or regulation hereafter adopted by the SEC), regarding the availability of current public information to the extent required to enable each Stockholder to sell shares of LHS Common Stock received in the Merger without registration under the Securities Act pursuant to the resale provisions of Rule 144 or Rule 145(d) (or any similar rules or regulations). Upon the request of a Stockholder, LHS will deliver to such Stockholder a written statement as to whether it has complied with such requirements and, upon a Stockholder's compliance with the applicable provisions of Rule 144 or 145(d), will take such action as may be required (including, without limitation, causing legal counsel to issue an appropriate opinion) to cause its transfer agent to effectuate any transfer of such shares properly requested by such Stockholder, in accordance with the terms and conditions of Rule 144 or 145(d).

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Stockholder Approval.   As
soon as reasonably practicable, but in no event later than May 3, 1999, LHS shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as possible thereafter and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of LHS Common Stock upon consummation of the Merger; provided, however, this filing requirement date is conditioned on timely receipt by LHS of all information required to be furnished by PCM for inclusion in the Registration Statement. PCM shall cooperate in the preparation and filing of the Registration Statement and shall promptly furnish all information concerning it and the holders of its capital stock as LHS may reasonably request in connection with such action. PCM shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) PCM and LHS shall prepare and mail a Proxy Statement to PCM's Stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of PCM shall recommend to its Stockholders the approval of the matters submitted for approval (subject to Section 8.8), and (iv) the Board of Directors and officers of PCM and LHS shall use their reasonable efforts to obtain such Stockholders' approval. LHS and PCM shall make all necessary filings with respect to the Merger under the Securities Laws.

     8.2 Exchange Listing. LHS shall list, prior to the Effective Time, on the Nasdaq National Market the shares of LHS Common Stock to be issued to the holders of PCM Capital Stock pursuant to the Merger and the shares of LHS Common Stock to be issued to holders of PCM Options upon the exercise of such options following the Effective Time, and LHS shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

     8.3 Applications; Antitrust Notification.   LHS and PCM shall promptly
prepare and file applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file following the date hereof with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     8.4 Filings with State Offices.   Upon the terms and subject to the
conditions of this Agreement, PCM and Sub shall execute and file the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate.

         (a) Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         (b) From the date hereof through the earlier of termination of this Agreement or the Effective Time, PCM shall permit LHS to use an office within PCM's offices to afford LHS's internal auditors reasonable access to monitor the operations and financial activities of the PCM Entities. In addition, the PCM Entities shall cooperate with LHS, upon LHS's reasonable request, to develop plans for the integration of the business of the PCM Entities with that of the LHS Entities.

         (c) Each of LHS and PCM agrees that for a period of two (2) years following the expiration or termination of this Agreement pursuant to
     Article 11, it will not, without the prior written consent of the other, either directly or indirectly, on its

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

     own behalf or in the service or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, from the employment of the other Party (or its Subsidiaries or Affiliates) any Person employed by such Party, whether or not such employee is a full-time employee or temporary employee of such Party, and whether or not such employment is pursuant to written agreement of such Party, and whether or not such employment is for a determined period or is at will; provided, however, that the foregoing shall not prohibit LHS or PCM from hiring any Person who is an employee of the other Party when such Person is identified through advertisements or other general solicitations of employees used by such Party.

     8.6 Investigation and Confidentiality.

         (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

         (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     8.7 Press Releases.   Prior to the Effective Time, PCM and LHS shall
consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby, and neither party shall issue any such press release or make any other public disclosure without the consent of the other party, which consent shall not be unreasonably withheld; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law or any Regulatory Authority.

     8.8 No Solicitation by PCM.

         (a) PCM shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any Representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing informa-

     tion), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time, the Board of Directors of PCM determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to PCM's Stockholders under applicable law, PCM may, in response to what is reasonably likely to lead to a Superior Proposal and subject to providing prior written notice of its decision to take such action to LHS (the "PCM Notice") and compliance with
     Section 8.8(c), following delivery of the PCM Notice (x) furnish information with respect to PCM and its Subsidiaries to any Person making such Acquisition Proposal pursuant to a confidentiality agreement entered into between such Person and PCM with terms no less favorable to PCM than those contained in the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal. PCM will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the foregoing. PCM also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of PCM or any of its Subsidiaries.

         (b) Except as expressly permitted by this Section 8.8, neither the Board of Directors of PCM nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to LHS, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or
     (iii) cause PCM to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "PCM Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of PCM determines in good faith, after consultation with and receipt of advice from outside counsel, that in light of a Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to PCM's Stockholders under applicable law, the Board of Directors of PCM may withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal; provided, however, nothing in this Section 8.8 shall release the Board of Directors of PCM from its obligation to call a Stockholders' Meeting and submit this Agreement and the Merger for a vote of the PCM Stockholders. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of capital stock of PCM then outstanding or all or substantially all the assets of PCM, and the

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

     Board of Directors of PCM determines in its good faith judgment (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account the Person making the proposal and all legal, financial and regulatory aspects of the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, and would, if consummated, result in a more favorable transaction to all of PCM's Stockholders than the transaction contemplated by this Agreement, taking into account, to the extent relevant, the long-term prospects and interests of PCM and its Stockholders.

         (c) In addition to the obligations of PCM set forth in paragraphs (a) and (b) of this Section 8.8, PCM shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) advise LHS orally and in writing of any request for non-public information or of any Acquisition Proposal and shall provide in such PCM Notice the name of such Person involved and any and all of the material proposed terms of any Acquisition Proposal. PCM will keep LHS reasonably informed of the status of any such request or Acquisition Proposal and will update the information required to be provided in the PCM Notice upon the request of LHS.

     8.9 Accounting and Tax Treatment.   Each of the Parties undertakes and
agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling-of-interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 Agreement of Affiliates.

         (a) Each of PCM and LHS has identified in a letter dated the date of this Agreement to the other, after consultation with outside counsel, all persons who, at the time of obtaining any approval of its stockholders to the consummation of the transactions contemplated hereby, it believes may be deemed to be "affiliates" of such party, as that term, in the case of PCM, is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act and (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC (the "PCM Affiliates") and, in the case of LHS, is used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC (the "LHS Affiliates"). Each of LHS and PCM shall use commercially reasonable efforts to cause each LHS Affiliate and each PCM Affiliate, as the case may be, to deliver to LHS an executed copy of an Affiliates Agreement in the form of Exhibits 3-1 and 3-2 hereto, as applicable (an "Affiliates Agreement"), within five business days of the date of this Agreement. Prior to the Effective Time, each of LHS and PCM shall amend and supplement such letter and each party shall use all reasonable efforts to cause each additional person who is identified as a LHS Affiliate or a PCM Affiliate, as the case may be, to execute a copy of the applicable Affiliates Agreement.

         (b) In the event LHS has entered into a definitive agreement (other than this Agreement) for an acquisition or business combination transaction, or such a transaction has otherwise become "probable" within the meaning of Rule 3-05 and Article 11 of Regulation S-X, which would require LHS to include or incorporate by reference in the prospectus contained in the Registration Statement any pro forma or historical financial information required under Rule 3-05 or Article 11 of Regulation S-X (a "LHS Acquisition Agreement") and, as a result, the declaration of effectiveness of the Registration Statement by the SEC has been delayed by more than fifteen days or, after the date of effectiveness of the Registration Statement, the consummation of the Merger has been delayed by more than fifteen days, or LHS has made a primary or secondary public equity offering during the period after the date of this Agreement and, as a result, the declaration of effectiveness of the Registration Statement or the consummation of the Merger has been delayed by more than fifteen days (with any of the foregoing referred to as a "Delaying Event") and if the Effective Time has not occurred on or before August 31, 1999, then, as soon as reasonably practicable after the request of the Indemnitor Representative, LHS shall publish financial results covering at least 30 days of combined operations of LHS and PCM within the meaning of Section
     201.01 of the SEC's Codification of Financial Reporting Policies.

     8.11 Employee Benefits and Contracts.

     Following the Effective Time, LHS shall provide generally to officers and employees of the PCM Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of LHS Common Stock), on terms and conditions which, when taken as a whole with any benefits being provided by PCM, are substantially similar to those currently provided by the LHS Entities to their similarly situated officers and employees. For purposes of participation, vesting and (except in the case of LHS retirement plans) benefit accrual under LHS's employee benefit plans, the service of the employees of the PCM Entities prior to the Effective Time shall be treated as service with a LHS Entity participating in such employee benefit plans. LHS also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.11 of the PCM Disclosure Memorandum to LHS between any PCM Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the PCM Benefit.

     8.12 Indemnification.

         (a) To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law and the Bylaws of PCM, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of PCM or any of its Subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of such party (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability arising before the Effective Time, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by PCM, which counsel shall be reasonably satisfactory to LHS and the Surviving Corporation, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the MBCL, and (ii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MBCL and the Articles of Organization of the Surviving Corporation shall be made by independent counsel mutually acceptable to LHS and the Indemnified Party; provided, however, that the Surviving Corporation shall not be liable for any settlement affected without its written consent (which consent shall not be unreasonably withheld), and provided, further that this indemnity shall be secondary to any existing insurance policies providing such indemnity and it is contemplated that all such insurance policies shall continue in full force and effect after the Closing. The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

         (b) LHS hereby agrees to guarantee unconditionally the performance of the Surviving Corporation's obligations pursuant to Section 8.12(a).

         (c) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors and officers' liability insurance maintained by PCM for the benefit of those persons who are currently covered by such policies on terms not materially less favorable than the terms of such current insurance coverage and all insurers having equal or better ratings than PCM's current insurers; provided, however, that the Surviving Corporation shall not be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by PCM for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of LHS, for a cost not exceeding such amount.

         (d) If LHS, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all of substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of LHS shall assume the obligations set forth in this Section 8.12.

         (e) The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representative.

     8.13 Technology Conversions.   From the date hereof through the earlier of
termination of this Agreement or the Effective Time, the PCM Entities shall continue to take all commercially reasonable actions as may be necessary to ensure that the PCM Entities computer software systems are able to become Year 2000 compliant on a timely basis acting in the ordinary course of business. In addition, from the date hereof through the earlier of termination of this Agreement or the Effective Time, the PCM Entities shall permit LHS's officers, employees and Representatives to be involved to the extent reasonably requested by LHS, in the conversion of the PCM Entities' computer software systems to systems that are Year 2000 compliant, and PCM shall use commercially reasonable efforts to comply with all reasonable requests of LHS in respect of the design and implementation of such conversion in anticipation of consummation of the Merger. Notwithstanding the foregoing, all final decisions with respect to such conversion design and implementation shall be made by the appropriate PCM Entity. In the event that this Agreement is terminated and the Merger is not consummated for any reason, neither Party shall have any Liability to the other with respect to the involvement of LHS's officers, employees and Representatives in such conversion project.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party.   The respective obligations
of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 12.6:

         (a) Stockholder Approval.   The Stockholders of PCM shall have adopted
     this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law.

         (b) HSR Act.   Any waiting period (and any extension thereof)
     applicable to the Consummation of the Merger under the HSR Act shall have expired or been terminated.

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

         (c) Legal Proceedings.   No court or governmental or regulatory
     authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

         (d) Registration Statement.   The Registration Statement shall be
     effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of LHS Common Stock issuable pursuant to the Merger shall have been received.

         (e) Tax Matters.   Each Party shall have received a written opinion of
     counsel from Alston & Bird LLP, counsel to LHS, in form reasonably satisfactory to LHS and PCM (the "Tax Opinion"), dated as of the Effective Time to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of PCM Capital Stock for LHS Common Stock will not give rise to gain or loss to the Stockholders of PCM with respect to such exchange under the federal Tax Laws of the United States (except to the extent of any cash received), and (iii) the aggregate tax basis of the LHS Common Stock received by stockholders who exchange all of their PCM Capital Stock solely for LHS Common Stock in the Merger will be the same as the aggregate tax basis of the PCM Capital Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of PCM and LHS reasonably satisfactory in form and substance to such counsel.

     9.2 Conditions to Obligations of LHS.   The obligations of LHS to perform
this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by LHS pursuant to Section 12.6(a):

         (a) Representations and Warranties.   For purposes of this Section
     9.2(a), the accuracy of the representations and warranties of PCM set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, in the event a Delaying Event has occurred, the accuracy of the representations and warranties shall not be assessed as of the Effective Time but as of the date such acquisition or other business combination giving rise to the Delaying Event becomes "probable" or, in the case of a public offering giving rise to a Delaying Event, the date of filing of the applicable registration statement, and in each case as of no date subsequent to such time. The representations and warranties set forth in Section 5.3 shall be true and correct. There shall not exist inaccuracies in the representations and warranties of PCM set forth in this Agreement (including the representations and warranties set forth in Section 5.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a PCM Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

         (b) Performance of Agreements and Covenants.   Each and all of the
     agreements and covenants of PCM to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (c) Certificates.   PCM shall have delivered to LHS (i) a certificate,
     dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to PCM and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by PCM's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as LHS and its counsel shall request.

         (d) Affiliates Agreements.   LHS shall have received from each
     affiliate of PCM the affiliate letter referred to in Section 8.10, to the extent necessary to assure in the reasonable judgment of LHS that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

         (e) Opinion of Counsel.   LHS shall have received an opinion of Bingham
     Dana LLP, counsel to PCM, dated as of the Closing, as to the matters set forth in Exhibit 4.

         (f) Pooling Letters. LHS shall have received letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to LHS, in form and substance reasonably acceptable to LHS, from Ernst & Young LLP (Atlanta) regarding the appropriateness of pooling-of-interests accounting for the Merger under APB 16 if closed and consummated in accordance with this Agreement. LHS and PCM shall have received letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to LHS and PCM, in form and substance reasonably acceptable to LHS and PCM, from Arthur Andersen LLP (Boston) to the effect that such firm is not aware of any matters relating to PCM and its Subsidiaries which would preclude PCM and its Subsidiaries from being a party to a transaction to be accounted for as a pooling-of-interests.

         (g) Material Adverse Change.   From the date of this Agreement there
     shall have been no event, change or occurrence, which individually or together with any other event, change or occurrence, has, or is reasonably likely to have, a PCM Material Adverse Effect; provided, however, that the foregoing shall not include any Material Adverse Effect attributable to the following: (i) crises or change in economic conditions or in the financial markets of the United States or elsewhere or (ii) any circumstances, event or change generally affecting PCM's industry. Notwithstanding the foregoing, in the event a Delaying Event has occurred, this Section 9.2(g) shall be assessed as of the date such acquisition or other business combination giving rise to the Delaying Event becomes "probable" or, in the case of a public offering giving rise to a Delaying Event, the date of filing of the applicable registration statement, and as of no date subsequent to such time.

         (h) Stockholder Dissent.   Less than five percent (5%) of the holders
     of PCM Preferred Stock or PCM Common Stock shall have perfected their dissenters' rights pursuant to Section 3.4 hereof and Section 86 of the MBCL.

     9.3 Conditions to Obligations of PCM.   The obligations of PCM to perform
this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PCM pursuant to Section 12.6(b):

         (a) Representations and Warranties.   For purposes of this Section
     9.3(a), the accuracy of the representations and warranties of LHS set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a LHS Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

         (b) Performance of Agreements and Covenants.   Each and all of the
     agreements and covenants of LHS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (c) Certificates.   LHS shall have delivered to PCM (i) a certificate,
     dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to LHS and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by LHS's Board of Directors and Sub's Board of Directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this

     Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PCM and its counsel shall request.

         (d) Pooling Letters.   LHS and PCM shall have received letters, dated
     as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to LHS and PCM, in form and substance reasonably acceptable to LHS and PCM, from Arthur Andersen LLP (Boston) to the effect that such firm is not aware of any matters relating to PCM and its Subsidiaries which would preclude PCM and its Subsidiaries from being a party to a transaction to be accounted for as a pooling-of-interests.

         (e) Opinion of Counsel.   PCM shall have received an opinion of Alston
     & Bird LLP, counsel to LHS, dated as of the Closing, as to the matters set forth in Exhibit 5.

         (f) Nasdaq Listing.   The shares of LHS Common Stock issuable to PCM's
     Stockholders pursuant to the Merger and the shares of LHS Common Stock to be issued to holders of PCM Options upon the exercise of such options following the Effective Time shall have been approved for listing on the Nasdaq National Market.

         (g) Material Adverse Change.   From the date of this Agreement there
     shall have been no event, change or occurrence, which individually or together with any other event, change or occurrence, has, or is reasonably likely to have, a LHS Material Adverse Effect; provided, however, that the foregoing shall not include any Material Adverse Effect attributable to the following: (i) crises or change in economic conditions or in the financial markets of the United States or elsewhere or (ii) any circumstance, event or change generally affecting LHS's industry.

                                   ARTICLE 10

                                INDEMNIFICATION

     10.1 Agreement of Indemnitors to Indemnify.   Subject to the occurrence of
the Merger and the terms and conditions of this Article 10 and the Escrow Agreement, Indemnitors severally (but not jointly and severally) agree to indemnify, defend, and hold harmless Indemnitees, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

         (a) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of PCM contained in or made pursuant to this Agreement as of the date of assessment as provided in Section 9.2(a) or in any certificate, Exhibit or Disclosure Schedule furnished by PCM in connection herewith and for purposes of this Section 10.1(a) any qualification of such representations and warranties by reference to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications in determining any inaccuracy, untruth, incompleteness or breach thereof; and

         (b) a breach of or failure to perform prior to the Effective Time any covenant or agreement of PCM made in this Agreement.

     10.2 Procedures for Indemnification.

         (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Indemnitor Representative requesting indemnification and specifying in reasonable detail the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

         (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 10.3 hereof shall be observed by the Indemnitee and the Indemnitor Representative.

         (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor Representative shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor Representative on behalf of all Indemnitors, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by the Indemnitor Representative and the dispute is not resolved by such Indemnitee and the Indemnitor Representative within 15 days from the date the Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in Section 10.12.

         (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor Representative and the Indemnitee or by an arbitration award or by any other final adjudication, subject to Section 10.9, the Escrow Agent shall pay out of the Escrow the amount of such Indemnification Claim within ten days of the date such amount is determined.

     10.3 Third Party Claims.   The obligations and liabilities of the parties
hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

         (a) The Indemnitee shall give the Indemnitor Representative written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor Representative, on behalf of the Indemnitors, may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor Representative of such claim shall not relieve the Indemnitors of any Liability that they may have with respect to such claim except to the extent the Indemnitor Representative demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor Representative shall be an acknowledg-ment of the obligation of the Indemnitors to indemnify the Indemnitee with respect to such claim hereunder, unless the Indemnitor gives written notice to the Indemnitee within ten (10) days after receipt of the Indemnitee's notice that it disputes its liability to Indemnitee with respect to such Third Party Claim notwithstanding its assumption of the defense thereof. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitor Representative fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to the Indemnitor Representative by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, be deemed to have made an Indemnification Claim as specified in this Section 10.3 which is not a Third Party Claim for the purposes of the procedures set forth herein.

         (b) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could reasonably have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Indemnitor Representative, and the fees, costs and expenses of any attorney representing the Indemnitee in connection therewith, together with the fees, costs and expenses of any consultant, accountant or other party retained by such Indemnitee in connection with the aforementioned defense, compromise and settlement, shall be paid by the Indemnitee and all other Losses paid, suffered or incurred by the Indemnitee resulting from, based upon or arising out of such Third Party Claim shall be included as part of the indemnification obligations of the Indemnitors hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitor Representative shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

         (c) No settlement of a Third Party Claim involving the asserted Liability of the Indemnitors under this Article shall be made without the prior written consent by or on behalf of the Indemnitor Representative, which consent shall not be unreasonably withheld or delayed. If the Indemnitor Representative assumes the defense of such a Third Party Claim,
     (x) no compromise or settlement thereof may be effected by the Indemnitor Representative without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages in an amount for which there are sufficient assets in the Escrow, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all Liability in respect of such Third Party Claim, and (y) the Indemnitee shall have no Liability with respect to any compromise or settlement thereof effected without its consent.

         (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

     10.4 Exclusive Remedy.   This Article 10 shall provide the sole and
exclusive remedy for any and all Losses sustained or incurred by any Indemnitee, and for any breach or purported breach by PCM of any representation, warranty, covenant, agreement, obligation or undertaking contained in this Agreement (including any schedule or exhibit hereto) or any other agreement, instrument, certificate or other document delivered by or on behalf of PCM in connection with this Agreement, the Merger or any other transaction contemplated hereunder.

     10.5 Survival.   Subject to the time limitations set forth in Section 10.6, all representations, warranties, covenants and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

     10.6 Time Limitations.   The Indemnitees shall not be able to assert a
claim for indemnification under or in connection with a breach of any of the representations, warranties, covenants or agreements made or to be performed by PCM contained in this Agreement unless written notice asserting an Indemnification Claim based thereon is given to the Indemnitor Representative
(i) with respect to an Indemnification Claim asserted under Section 10.1(a) based upon the inaccuracy, untruth, incompleteness or breach of any representation or warranty of PCM contained in Sections 5.1, 5.2, 5.4, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.19, 5.20, 5.21, 5.22 and 5.23
prior to one (1) year from the Effective Time and (ii) with respect to all other Indemnification Claims not covered by (i), the earlier of (A) one (1) year from the Effective Time or (B) the date of issuance of the first independent accountant's report on the consolidated financial statements of LHS which reflect the combined results of LHS and PCM subsequent to the Effective Time (but in no event shall any such time period be longer than the maximum period permitted in order for the Merger to qualify for "pooling of interests" accounting treatment).

     10.7 Limitations as to Amount, Liabilities, Recourse, Etc.

         (a) Indemnitors shall have no Liability with respect to the matters described in this Article 10 unless the total of all Losses with respect thereto exceeds $750,000 in which event the Indemnitees will be entitled to indemnification as provided in this Article 10 for all such Losses including the first $750,000; provided, however, that each individual claim of $25,000 or less shall not be indemnifiable, and shall not be includable in determining whether the $750,000 threshold has been reached. The limitations set forth in this Section 10.7(a) shall not apply to any intentional breaches by PCM prior to the Effective Time of any covenant or agreement contained in this Agreement.

         (b) Notwithstanding anything in this Agreement expressed or implied to the contrary, in no event shall the Indemnitors have any Liability, nor shall any of the Indemnitees have the right to make an Indemnification Claim or a claim against the Escrow pursuant to the Escrow Agreement, with respect to, based upon or arising out of the Intellectual Property Litigation or any claim that any of PCM's Intellectual Property or business operations infringe on the rights of any third party; provided that PCM had no Knowledge of such claim as of the date of this Agreement.

         (c) Notwithstanding anything in this Agreement expressed or implied to the contrary, (i) no Indemnitor shall have any personal liability for any breach or purported breach by PCM or the Indemnitors of any representation, warranty, covenant, agreement, obligation or undertaking contained in this Agreement (including any schedule or exhibit hereto) or any other agreement, instrument, certificate or other document delivered by or on behalf of PCM or any Indemnitor in connection with this Agreement, the Merger or any other transaction contemplated hereunder and (ii) the sole recourse of the Indemnitees with respect to any Indemnification Claim shall be to make a claim against the Escrow pursuant to, and in accordance with, the provisions of this Article 10 and the Escrow Agreement.

     10.8 Tax Effect and Insurance.   The Liability of the Indemnitors with
respect to any Indemnification Claim shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Indemnitees as a result of any Losses upon which such Indemnification Claim is based, and shall include any tax detriment actually suffered by the Indemnitees as a result of such Losses. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnitors of the Indemnification Claim, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnitee as economically whole as is reasonably practical with respect to the Losses upon which the Indemnification Claim is based. Any dispute as to the amount of such tax benefit or detriment shall be resolved by arbitration as provided in Section
10.12 of this Agreement.

     10.9 Escrow.   Upon notice to the Indemnitor Representative specifying in reasonable detail the basis therefor, the Indemnitee may give notice of an Indemnification Claim in any amount to which it may be entitled under this
Article 10 under the Escrow Agreement.

     10.10 Subrogation.   Upon payment in full of any Indemnification Claim,
whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitors shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

     10.11 Appointment of Indemnitor Representative.   Each Indemnitor
constitutes and appoints the Indemnitor Representative as his or her true and lawful attorney-in-fact to act for and on behalf of such Indemnitor in all matters relating to or arising out of this Article 10 and the Liability or asserted Liability of such Indemnitor hereunder, including specifically, but without limitation, accepting and agreeing to the Liability of such Indemnitor with respect to any Indemnification Claim, objecting to any Indemnification Claim, disputing the Liability of such Indemnitor, or the amount of such Liability, with respect to any Indemnification Claim and prosecuting and resolving such dispute as herein provided, accepting the defense, compromise and settlement of any Third Party Claim on behalf of such Indemnitor or refusing to accept the same, settling and compromising the Liability of such Indemnitor hereunder, instituting and prosecuting such actions (including arbitration proceedings) as the Indemnitor Representative shall deem appropriate in connection with any of the foregoing, retaining counsel, accountants, appraisers and other advisers in connection with any of the foregoing, all for the account of the Indemnitor, such Indemnitor agreeing to be fully bound by the acts, decisions and agreements of the Indemnitor Representative taken and done pursuant to the authority herein granted. The Indemnitor Representative shall have power of substitution to appoint a successor. In the event that the Indemnitor Representative dies, becomes unable to perform his duties or resigns, in each case without having appointed a successor, then Indemnitors holding, immediately prior to the Effective Time, a majority of the combined voting power of the PCM Capital Stock shall elect a successor Indemnitor Representative. No Indemnitor shall have any cause of action against the Indemnitor Representative for any action taken, decision made or instruction given by the Indemnitor Representative under this Agreement or the Escrow Agreement or in connection with the transactions contemplated under this Agreement, except for any action taken, decision made or instruction given that constitutes gross negligence or willful misconduct of the Indemnitor Representative. Each Indemnitor hereby agrees to indemnify and to save and hold harmless the Indemnitor Representative from any Liability incurred by the Indemnitor Representative based upon or arising out of any act, whether of omission or commission, of the Indemnitor Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Indemnitor Representative that constitute gross negligence or willful misconduct in the exercise by the Indemnitor Representative of the authority herein granted. Notwithstanding the foregoing, no Indemnitor shall have any personal liability with respect to or in connection with any Indemnification Claim made by the Indemnitor Representative pursuant to the foregoing sentence. In the event that the Indemnitor Representative shall be entitled to indemnification pursuant to this Section 10.11, the Indemnitor Representative's sole recourse to enforce his right of indemnification shall be to make a claim and proceed against the escrow established pursuant to the Escrow Agreement.

     10.12 Arbitration.   All disputes arising under this Article 10 shall be
resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Indemnitor Representative and LHS in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Atlanta, Georgia as may be specified by the arbitrator (or any place agreed to by the Indemnitor Representative, LHS and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Article 10; provided, that, if necessary, such decision and satisfaction procedure may be enforced by either the Indemnitor Representative or the LHS in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnitors as one party and the Indemnitees as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions. In no event may the arbitrator award damages or other amounts against the Indemnitors for punitive damages or for any amounts in excess of the limit set forth in
Section 10.7.

     10.13 Litigation Fees and Expenses.   All fees and expenses incurred by the
Indemnitor Representative in connection with the performance of his duties under this Agreement and the Escrow Agreement, and all fees, expenses and settlement amounts or payments incurred, paid or required to be paid by the Indemnitors or the Indemnitor Representative pursuant to the provisions of this Article 10 (including, without limitation, all costs, fees and expenses incurred in connection with investigating, defending, litigating or settling any Third Party Claim or in connection with any arbitration proceeding pursuant to Section 10.12) shall be satisfied out of the escrow established pursuant to the Escrow Agreement.

     10.14 Termination of Agreement.   This Article 10 shall not apply to claims
any Party may have (i) prior to the Effective Time or (ii) after termination of this Agreement pursuant to Article 11.

                                   ARTICLE 11

                                  TERMINATION

     11.1 Termination.   Notwithstanding any other provision of this Agreement,
and notwithstanding the approval of this Agreement by the Stockholders of PCM, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) By mutual consent of LHS and PCM; or

         (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be cured or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely to have, individually or in the aggregate, a PCM Material Adverse Effect or a LHS Material Adverse Effect, as applicable, on the breaching Party; or

         (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be cured or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely to have, individually or in the aggregate, a PCM Material Adverse Effect or a LHS Material Adverse Effect, as applicable, on the breaching Party; or

         (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the Stockholders of PCM fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Stockholders' Meetings where such matters were presented to such stockholders for approval and voted upon; or

         (e) By either Party in the event that the Merger shall not have been consummated by November 30, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 11.1(e); provided, however, in the event the Merger is not consummated by November 30, 1999 and a Delaying Event has occurred, PCM shall have the right to extend the date on which LHS can terminate this Agreement pursuant to this Section 11.1(e) until 35 days after the date on which the Registration Statement is declared effective or, after effectiveness, the prospectus in the Registration Statement has been appropriately updated; or

         (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1(e); or

         (g) By LHS, in the event that the Board of Directors of PCM shall have withdrawn or failed to reaffirm (to the exclusion of any other Acquisition Proposal) its approval of the Merger and the transactions contemplated by this Agreement, or shall have resolved not to reaffirm the Merger, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of PCM.

     11.2 Effect of Termination.   In the event of the termination and
abandonment of this Agreement pursuant to Section 11.1, this Agreement shall become void and have no effect, except that (i) the agreements contained in this
Section 11.2, Article 12, Section 8.6(b) and the Confidentiality Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 11.1(b), 11.1(c) or 11.1(f) shall not relieve the breaching Party from Liability for an uncured breach of a representation, warranty, covenant, or agreement giving rise to such termination.

                                   ARTICLE 12

                                 MISCELLANEOUS

     12.1 Definitions.

         (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

               "1933 Act" shall mean the Securities Act of 1933, as amended.

               "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

               "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of 15% or more of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a 15% or greater equity interest in, or a 15% or greater portion of the assets of, such Party or any of its Subsidiaries.

               "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person;
         (ii) any officer, director, partner,
         employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

               "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

               "Articles of Merger" shall mean the Articles of Merger to be executed by PCM and Sub and filed with the Secretary of State of the Commonwealth of Massachusetts relating to the Merger as contemplated by
         Section 1.1.

               "Assets" of a Person shall mean all of the assets, properties and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

               "Closing Date" shall mean the date on which the Closing occurs.

               "Confidentiality Agreement" shall mean that Confidentiality Agreement entered into between LHS and PCM dated January 22, 1999.

               "Consent" shall mean with respect to any person any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by such Person pursuant to any Contract, Law, Order, or Permit.

               "Contract" shall mean with respect to any person any written or oral agreement or other legally binding arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character to which such Person is a party or that is binding on such Person or its capital stock, Assets or business.

               "Default" shall mean with respect to any person (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit with respect to such Person (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, with respect to such Person or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of such Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit with respect to such Person.

               "Environmental Laws" shall mean all Laws in effect at or prior to the date of this Agreement relating to pollution or protection of human health or the environment (including ambient in effect at or prior to the date of this Agreement air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws in effect at or prior to the date of this Agreement relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

               "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               "Escrow" shall mean the assets held by the Escrow Agent pursuant to the Escrow Agreement.

               "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

               "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

               "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

               "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

               "Indemnification Claim" shall mean a claim for indemnification hereunder.

               "Indemnitees" shall mean LHS, PCM as the surviving corporation of the Merger, and their Affiliates and Representatives.

               "Indemnitors" shall mean the Stockholders.

               "Indemnitor Representative" shall mean Andrew Ory, or such successor Indemnitor Representative as may be chosen by a majority of the Stockholders.

               "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications or registration applications for any of the foregoing, computer software (including any source or object codes therefor or documentation relating thereof), trade secrets, know-how, or inventions.

               "Intellectual Property Litigation" shall mean (i) Comverse Network Systems Inc. v. Priority Call Management, Inc. (Civil Action No. 98CD12259BPW) filed with the District Court of the Commonwealth of Massachusetts] and (ii) Phonetel Communications, Inc., et al. v. AT&T Corp., et al. (Civil Action No. 4-98CV-CV-0019E) filed with the District Court of the Northern District of Texas (Fort Worth Division).

               "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               "Knowledge" as used with respect to a PCM (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the following individuals:

                       Andrew Ory
                       Andrew Dale
                       Keith Seidman
                       Patrick Melampy
                       Robert Ory
                       Vincent Salvi

               "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

               "LHS Capital Stock" shall mean, collectively, the LHS Common Stock, the LHS Preferred Stock and any other class or series of capital stock of LHS.

               "LHS Common Stock" shall mean the $.01 par value common stock of LHS.

               "LHS Entities" shall mean, collectively, LHS and all LHS subsidiaries.

               "LHS Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of LHS as of December 31, 1998, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1998, 1997 and 1996, as filed by LHS in SEC Documents, and (ii) the consolidated balance sheets of LHS (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1998.

               "LHS Material Adverse Effect" shall mean a material adverse impact on (i) the financial position, business, or results of operations of LHS and its Subsidiaries, taken as a whole, or (ii) the ability of LHS to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

               "LHS Preferred Stock" shall mean the $1.00 par value preferred stock of LHS.

               "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

               "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, security interest, title retention or other security arrangement, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

               "Litigation" shall mean any action, arbitration, cause of action, claim, filed complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

               "Loss" or "Losses" shall mean any direct or indirect demand, claim, payment, obligation, action or cause of action, assessment, loss, Liability, cost or expense, including without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing, and any legal or other expense reasonably incurred in connection with investigation or defending any claim or action.

               "Material" and "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

               "MBCL" shall mean the Massachusetts Business Corporation Law.

               "NASD" shall mean the National Association of Securities Dealers, Inc.

               "Nasdaq National Market" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

               "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

               "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context.

               "Party" shall mean either PCM or LHS, and "Parties" shall mean both PCM and LHS.

               "PCM Capital Stock" shall mean the PCM Preferred Stock and the PCM Common Stock.

               "PCM Common Stock" shall mean the $0.01 par value common stock of PCM.

               "PCM Disclosure Memorandum" shall mean the written information entitled "PCM, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to LHS describing the matters contained therein and, with respect to each disclosure made therein, referencing each Section of this Agreement under which such disclosure is being made. For purposes of this Agreement, with respect to any matter that is clearly disclosed in any portion of the PCM Disclosure Memorandum in such a way as to make its relevance to the information called for by another Section of this Agreement readily apparent, such matter shall be deemed to have been included in the PCM Disclosure Memorandum in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto.

               "PCM Entities" shall mean, collectively, PCM and all PCM Subsidiaries.

               "PCM Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of PCM as of December 31, 1998, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1998,

         1997 and 1996, and (ii) the consolidated balance sheets of PCM and related statements of income and cash flows with respect to the period ended March 31, 1999, as set forth in Section 5.5 of the PCM Disclosure Memorandum prepared by management of PCM in a manner consistent with past practices without review of PCM's accountants.

               "PCM Material Adverse Effect" shall mean a material adverse impact on (i) the financial position, business, or results of operations of PCM and its Subsidiaries, taken as a whole, or (ii) the ability of PCM to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

               "PCM Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, collectively.

               "PCM Stock Plan" shall mean PCM's Amended and Restated Stock Option Plan.

               "PCM Subsidiaries" shall mean the Subsidiaries of PCM, which shall include the PCM Subsidiaries described in Section 5.4 and any corporation or other organization acquired as a Subsidiary of PCM in the future and held as a Subsidiary by PCM at the Effective Time.

               "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice or permit to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

               "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

               "Preferred Stock Base Exchange Ratio" shall mean, collectively, the Series A Preferred Stock Base Exchange Ratios, the Series B Preferred Stock Base Exchange Ratios and the Series C Preferred Stock Base Exchange Ratios.

               "Preferred Stock Escrow Exchange Ratio" shall mean, collectively, the Series A Preferred Stock Escrow Exchange Ratios, the Series B Preferred Stock Escrow Exchange Ratios and the Series C Preferred Stock Escrow Exchange Ratios.

               "Preferred Stock Exchange Ratios" shall mean, collectively, the Series A Preferred Stock Exchange Ratios, the Series B Preferred Stock Exchange Ratios and the Series C Preferred Stock Exchange Ratios.

               "Proxy Statement" shall mean the proxy statement used by PCM to solicit the approval of its Stockholders of the transactions contemplated by this

         Agreement, which shall include the prospectus of LHS relating to the issuance of the LHS Common Stock to holders of PCM Capital Stock.

               "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by LHS under the 1933 Act with respect to the shares of LHS Common Stock to be issued to the Stockholders of PCM in connection with the transactions contemplated by this Agreement.

               "Regulatory Authorities" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries (whether domestic or foreign).

               "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

               "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

               "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

               "Series A Preferred Stock" shall mean, collectively, the $.01 par value Series A Convertible Preferred Stock of PCM, the $.01 par value Series A-0 Convertible Preferred Stock of PCM and the $.01 par value Series A-1 Convertible Preferred Stock of PCM.

               "Series B Preferred Stock" shall mean, collectively, the $.01 par value Series B Convertible Preferred Stock of PCM, the $.01 par value Series A-0 Convertible Preferred Stock of PCM and the $.01 par value Series A-1 Convertible Preferred Stock of PCM.

               "Series C Preferred Stock" shall mean, collectively, the $.01 par value Series C Convertible Preferred Stock of PCM, the $.01 par value Series A-0 Convertible Preferred Stock of PCM and the $.01 par value Series A-1 Convertible Preferred Stock of PCM.

               "Stockholders' Meeting" shall mean the meeting of the Stockholders of PCM to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

               "Sub Common Stock" shall mean the $.01 par value common stock of Sub.

               "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its LHS (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

               "Surviving Corporation" shall mean PCM as the surviving corporation resulting from the Merger.

               "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

               "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

               "Third Party Claim" shall mean any Litigation that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification under Article 10.

         (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Affiliate Agreements................  Section 8.10
Business Combination................  Section 12.2(d)
Certificates........................  Section 4.1
Closing.............................  Section 1.3

Common Stock Base Exchange Ratio....  Section 3.1(c)
Common Stock Escrow Exchange Ratio..  Section 3.1(c)
Common Stock Exchange Ratios........  Section 3.1(c)
Effective Time......................  Section 1.2
ERISA Affiliate.....................  Section 5.14(a)
Exchange Agent......................  Section 4.1
Exchange Ratio......................  Section 3.1(c)
Indemnified Parties.................  Section 8.12
LHS SEC Reports.....................  Section 6.4(a)
LHS Acquisition Agreement...........  Section 8.10(b)
Merger..............................  Section 1.1
PCM Acquisition Agreement...........  Section 8.8(b)
PCM Affiliates......................  Section 8.10
PCM Benefit Plans...................  Section 5.14
PCM Contracts.......................  Section 5.15
PCM ERISA Plan......................  Section 5.14
PCM Notice..........................  Section 8.8(c)
PCM Options.........................  Section 3.5
Series A Preferred Stock Base
   Exchange Ratio...................  Section 3.1(d)
Series A Preferred Stock Escrow
   Exchange Ratio...................  Section 3.1(d)
Series A Preferred Stock Exchange
   Ratios...........................  Section 3.1(d)
Series B Preferred Stock Base
   Exchange Ratio...................  Section 3.1(e)
Series B Preferred Stock Escrow
   Exchange Ratio...................  Section 3.1(e)
Series B Preferred Stock Exchange
   Ratios...........................  Section 3.1(e)
Series C Preferred Stock Base
   Exchange Ratio...................  Section 3.1(f)
Series C Preferred Stock Escrow
   Exchange Ratio...................  Section 3.1(f)
Series C Preferred Stock Exchange
   Ratios...........................  Section 3.1(f)
Superior Proposal...................  Section 8.8(b)
Takeover Laws.......................  Section 5.19
Tax Opinion.........................  Section 9.1(h)
Technical Documentation.............  Section 5.10(e)
Voting Agreements...................  Section 5.21

         (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     12.2 Expenses; Break-Up Fee.

         (a) Except as otherwise provided in this Section 12.2 or agreed in writing by the parties, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

         (b) If (i) the Board of Directors of PCM shall have withdrawn or failed to reaffirm its approval of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal with respect to PCM), or shall have resolved not to reaffirm the Merger, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal with respect to PCM or (ii) the terms of any other Acquisition Proposal with respect to PCM have been communicated, formally or informally, to any of PCM's Stockholders (who are not a Party to a Voting Agreement) by PCM, its Affiliates, Representatives or otherwise and at the time PCM is negotiating another Acquisition Proposal, and (iii) the Stockholders of PCM fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby, then PCM shall immediately upon a termination of this Agreement pay LHS a break-up fee in the amount of $4,500,000.

         (c) If this Agreement is terminated pursuant to Section 11.1(d)(ii) and the fee referred to in paragraph (b) above is not payable, PCM shall promptly pay LHS one-half of all expenses, other than attorneys fees, related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement.

         (d) Except as otherwise provided in Article 10 with respect to Indemnification Claims, all costs and expenses incurred in connection with the litigation of any claim or cause of action arising out of this Agreement, including legal fees reasonably incurred, shall be borne by the Party against which the decision on such claim is reached.

     12.3 Brokers and Finders.   Except for Goldman Sachs & Co. as to PCM, each
of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by PCM or by LHS, each of PCM and LHS, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     12.4 Entire Agreement.   Except as otherwise expressly provided herein,
this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in
Section 8.12 and Section 7.6.

     12.5 Amendments.   To the extent permitted by Law, this Agreement may be
amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of PCM Capital Stock, there shall be made no amendment that pursuant to requires further approval by such Stockholders without the further approval of such Stockholders.

     12.6 Waivers.

         (a) Prior to or at the Effective Time, LHS, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PCM, to waive or extend the time for the compliance or fulfillment by PCM of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of LHS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of LHS.

         (b) Prior to or at the Effective Time, PCM, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by LHS, to waive or extend the time for the compliance or fulfillment by LHS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PCM under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PCM.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     12.7 Assignment.   Except as expressly contemplated hereby, neither this
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     12.8 Notices.   All notices or other communications which are required or
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         PCM:   Priority Call Management, Inc.
                110 Fordham Road
                Wilmington, Massachusetts 01887
                Telecopy Number: (978) 658-4400
                Attention: Andy Ory

         Copy to Counsel:

                Bingham Dana LLP
                150 Federal Street
                Boston, MA 02110
                Telecopy Number: (617) 951-8736
                Attention: Edward A. Saxe, Esq.

         LHS:   LHS Group Inc.
                Six Concourse Parkway, Suite 2700
                Atlanta, Georgia 30328
                Telecopy Number: (770) 280-3099
                Attention: Scott Wharton

         Copy to Counsel:

                Alston & Bird LLP
                One Atlantic Center
                1201 West Peachtree Street
                Atlanta, Georgia 30309-3424
                Telecopy Number: (404) 881-4777
                Attention: B. Harvey Hill, Jr.

     12.9 Governing Law.   This Agreement shall be governed by and construed in
accordance with the Laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of Laws.

     12.10 Counterparts.   This Agreement may be executed in two or more
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     12.11 Captions; Articles and Sections.   The captions contained in this
Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     12.12 Interpretations.   Neither this Agreement nor any uncertainty or
ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     12.13 Enforcement of Agreement.   The Parties hereto agree that irreparable
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     12.14 Severability.   Any term or provision of this Agreement which is
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                          LHS GROUP INC.

                                          By:     /s/ HARTMUT LADEMACHER
                                             -----------------------------------
                                                     Hartmut Lademacher
                                                Chairman and Chief Executive
                                                           Officer

                                          PATRIOT ACQUISITION CORP.

                                          By:     /s/ JERRY W. BRAXTON
                                            ------------------------------------
                                                      Jerry W. Braxton
                                                         President

                                          By:     /s/ SCOTT A. WHARTON
                                            ------------------------------------
                                                      Scott A. Wharton
                                                    Assistant Treasurer

                                          PRIORITY CALL MANAGEMENT, INC.

                                          By:        /s/ ANDREW ORY
                                            ------------------------------------
                                                         Andrew Ory
                                                         President

                                          By:       /s/ KEITH SEIDMAN
                                            ------------------------------------
                                                       Keith Seidman
                                                    Assistant Treasurer

                                                                      APPENDIX B

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of
               , 1999, by and among LHS Group Inc., a Delaware corporation ("LHS"), Andrew D. Ory, in his capacity as the Indemnitor Representative (he or his successor, in such capacity, being referred to as the "Indemnitor Representative") for the stockholders identified on Schedule I hereto (each a "Stockholder" and collectively the "Stockholders") of Priority Call Management, Inc., a Massachusetts corporation ("PCM") and SunTrust Bank, Atlanta, a Georgia banking corporation ("Escrow Agent").

                                   WITNESSETH

     Patriot Acquisition Corp., a Massachusetts corporation ("Sub"), is a wholly owned subsidiary of LHS, and each of LHS and Sub is a party to an Agreement and Plan of Merger (the "Merger Agreement") with PCM, dated as of April 20, 1999, pursuant to which Sub has on this date merged (the "Merger") with and into PCM, with PCM surviving the Merger and becoming a wholly owned subsidiary of LHS. Pursuant to the Merger, the Stockholders received the shares of LHS Common Stock to be paid pursuant to Sections 3.1(c)(ii), 3.1(d)(ii), 3.1(e)(ii) and 3.1(f)(ii) (the "Escrow Shares") and have agreed to deposit the Escrow Shares in escrow with the Escrow Agent pursuant to the terms hereof.

     Pursuant to the terms of the Merger Agreement, the Escrow Shares have been issued and will be held by the Escrow Agent pursuant to the terms of this Agreement until delivered or canceled pursuant to the terms of this Agreement or until termination of this Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                            ESTABLISHMENT OF ESCROW

     1.1 Escrow Shares.   On this date, LHS has executed one or more stock
certificates in negotiable form representing the Escrow Shares and delivered to the Escrow Agent the Escrow Shares. The Escrow Agent acknowledges receipt of the Escrow Shares and agrees to hold and disburse the Escrow Shares for the benefit of LHS and the Stockholders, as the case may be, in accordance with the provisions of this Agreement, with the same force and effect as if the Escrow Shares had been delivered by LHS to each Stockholder and subsequently delivered by such Stockholder to the Escrow Agent.

     1.2 Stockholder Percentage Interests.   Attached as Schedule I hereto is a
schedule showing for each Stockholder (i) the respective percentage interest (the "Percentage Interest") of each such Stockholder in the Escrow Shares and
(ii) the corresponding interests of each Stockholder in the Escrow Shares (hereinafter, for each Stockholder, such Stockholder's "Account"), initially expressed in shares of LHS Common Stock. From time to time after the date hereof, the term Account shall include, for any Stockholder, Cash Proceeds (as defined in Section 3.3(b) of this Agreement) received upon the sale of Escrow Shares in such Stockholder's Account.

                                   ARTICLE 2

                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

         "Closing Date" shall mean the date of this Agreement.

         "Closing Price" shall mean the closing price for the shares of LHS Common Stock on the trading day immediately preceding the Closing Date, written notice of which shall be given to Escrow Agent upon request.

         "Distribution Date" shall mean the date that is one year from the Closing Date.

         "Initial Escrow Value" shall mean                   multiplied by the
     Closing Price.

     Any other capitalized term used herein but not defined herein shall have the same meaning as provided in the Merger Agreement.

                                   ARTICLE 3

                  TERM; DISTRIBUTION OF ESCROW SHARES; LIMITS

     3.1 Term.   The term of this Agreement shall commence at the Closing Date and shall terminate at such time as all Escrow Shares and Cash Proceeds, if any, shall have been distributed to the Stockholders or canceled pursuant to the terms of this Agreement.

     3.2 Adjustment of Escrow Shares.   The number of Escrow Shares subject to
this Agreement shall be adjusted from time to time, as follows: If, between the date of this Agreement and the Distribution Date, LHS shall be entitled to be indemnified pursuant to an Indemnification Claim under Article 10 of the Merger Agreement, then LHS shall deliver to the Indemnitor Representative a notice thereof (a "Notice of Indemnification Obligation"), and LHS and the Indemnitor Representative shall agree in writing on the dollar amount owed by the Stockholders pursuant to such Indemnification Claim (the "Indemnification Amount"), or upon determination by an arbitration award or by any other final adjudication, then upon execution by the parties of the agreement or upon determination by an arbitration award or by any other final adjudication setting forth the Indemnification Amount, LHS shall, if any Account contains Cash Proceeds, (A) issue (or cause to be issued), for each Account, new stock certificates representing the number of shares of LHS Common Stock equal to the number of Escrow Shares remaining in such Account after effecting the distribution required for such Indemnification Amount in accordance with Section 3.3(b) (the "Replacement Certificates") to the Escrow Agent to be held in escrow pursuant to this Agreement and (B) cancel the LHS Common Stock certificates received from the Escrow Agent. If Replacement Certificates are to be issued at such time as no Account contains Cash Proceeds, then LHS shall (A) issue or cause to be issued, for each Account, new stock certificates representing the number of shares of LHS Common Stock equal to the difference between (i) the number of Escrow Shares in escrow immediately prior to such Notice of Indemnification Obligation minus (ii) the quotient (rounded to the next highest whole number) obtained by dividing the Indemnification Amount by the Closing Price (in such instance, the "Replacement Certificates") to the Escrow Agent to be held in escrow pursuant to this Agreement and (B) cancel the LHS Common Stock certificates received from the Escrow Agent. Upon the issuance of any Replacement Certificates, the shares represented by such Replacement Certificates shall be deemed to be "Escrow Shares" for all purposes of this Agreement.

     3.3 Distribution of Escrow Shares; Right to Sell; Treatment of Cash
Proceeds.

         (a) On the Distribution Date, the Escrow Agent shall deliver to LHS for cancellation certificates representing the Escrow Shares. If an Indemnification Claim is not pending as of the Distribution Date, LHS shall promptly issue and deliver to the Stockholders (in accordance with their respective Percentage Interests) new certificates representing such number of the Escrow Shares. If there are Indemnification Claims pending as of the Distribution Date, LHS and the Indemnitor Representative shall use their reasonable efforts to agree in writing on the Indemnification Amount with respect to any such pending Indemnification Claims; provided, that if LHS and the Indemnitor Representative are not able to agree on the Indemnification Amount with respect to such Indemnification Claims by the Distribution Date, the amount of the Indemnification Amount solely for purposes of the calculations in the following sentence of this Section 3.3(a) shall be the amount claimed by LHS in its notice of Indemnification Claim in connection with such Indemnification Claim. Upon determination of the Indemnification Amount in accordance with the preceding sentence, Escrow Agent shall deliver to LHS for cancellation the above number of Escrow Shares and LHS shall promptly:

               (i) issue and deliver to the Stockholders (in accordance with their respective Percentage Interests) new certificates representing the number of shares of LHS Common Stock (the "Distribution Shares") equal to the difference between the Escrow Shares and the Disputed Escrow Shares (as defined below) (the "Undisputed Escrow Shares"), and such certificates shall be denominated in the names of the respective Stockholders in amounts equal to the product of the Undisputed Escrow Shares and each Stockholder's Percentage Interest, and

               (ii) issue and deliver to the Escrow Agent for retention in escrow pending final determination of the Indemnification Amount, new certificates representing the number of shares of LHS Common Stock equal to the quotient obtained by dividing (A) the aggregate Indemnification Amount with respect to such pending Indemnification Claims by (B) the Closing Price ("Disputed Escrow Shares").

     Any delivery of LHS Common Stock to Stockholders pursuant to this Section 3.3(a) shall be of full shares, and any fractional portions shall be rounded to the nearest whole number by the Escrow Agent so that the number of shares remaining in escrow to be delivered will be fully allocated among such Stockholders. Upon the final resolution of all Indemnification Claims for which Disputed Escrow Shares are retained in escrow after the Distribution Date, the Escrow Agent shall promptly deliver to LHS for cancellation the Disputed Escrow Shares and LHS shall promptly deliver to the Stockholders (in accordance with their respective Percentage Interests) new certificates representing the number of shares of LHS Common Stock equal to the result obtained by subtracting (A) the quotient obtained by dividing the finally resolved Indemnification Amount with respect to such Indemnification Claim by the Closing Price from (B) the Disputed Escrow Shares.

         (b) Notwithstanding anything to the contrary contained herein, (i) Stockholders who were not affiliates of PCM on the Closing Date may, at any time after the Closing Date, direct the Indemnitor Representative, in writing, to sell for cash any amount of Escrow Shares in such Stockholder's Account and (ii) Stockholders who were affiliates of PCM on the Closing Date may, at any time after LHS has published the financial results covering at least thirty days of combined operations of LHS and PCM after the Effective Time, direct the Indemnitor Representative, in writing, to sell for cash any amount of Escrow Shares in such Stockholder's Account. Any Stockholder shall be entitled to direct the Indemnitor Representative to sell only whole Escrow Shares in such Stockholder's Account and no sales may be made of fractional shares in such Stockholder's Account. Promptly after receiving notice from a Stockholder directing the sale of Escrow Shares in such Stockholder's Account, the Indemnitor Representative shall direct the Escrow Agent, in writing, to sell for cash any such Escrow Shares. The cash proceeds of any such sale (collectively, the "Cash Proceeds") shall be retained by the Escrow Agent and shall be subject to the escrow covered by this Agreement. Notwithstanding anything to the contrary contained herein, if any distribution is made pursuant to this
     Section 3.3 at such time as Cash Proceeds, in addition to Escrow Shares, are held in escrow, then the Escrow Agent shall distribute a number of Escrow Shares equal to the number of Escrow Shares remaining in each Account times a fraction, the numerator of which is (i) the Indemnification Amount for which the distribution is being made to LHS or (ii) the value of the shares to be distributed to the Stockholders on the Distribution Date for which the calculation is being performed, and the denominator of which is (i) the Initial Escrow Value less (ii) the sum of all Indemnification Amounts theretofore paid with Cash Proceeds out of escrow (if any) and the value of all Escrow Shares theretofore distributed on any Distribution Date (such fraction being hereinafter referred to as the "Fraction"), and shall distribute Cash Proceeds equal to the Cash Proceeds remaining in escrow times the Fraction. As used in this Section 3.3(b), the phrase "value of shares to be distributed on the Distribution Date" shall mean the number of Escrow Shares to be distributed on such date as set forth in this Section 3.3 multiplied by the Closing Price. If any distribution is made pursuant to this Section 3.3 at such time as only Cash Proceeds are held in escrow, then the Escrow Agent shall distribute pro rata from each Account Cash Proceeds equal to the Cash Proceeds remaining in escrow times the Fraction. Interest on any Cash Proceeds shall accrue for the benefit of the Stockholders. Interest earned on Cash Proceeds that are distributed to LHS in satisfaction of an Indemnification Claim shall be distributed to LHS together with such Cash Proceeds, but shall not be counted in calculating the amount of Cash Proceeds or Escrow Shares necessary to satisfy such Indemnification Claim. Cash Proceeds and interest thereon may be invested at the direction of the Indemnitor Representative in interest-bearing investments reasonably acceptable to LHS.

     3.4 Effect of Final Delivery.   This Agreement shall continue in full force
and effect until the Escrow Agent has delivered or canceled all of the Escrow Shares pursuant to the terms hereof. After all of such shares have been so delivered or canceled, all rights, duties and obligations of the respective parties hereunder shall terminate; provided, however, the provisions of Section
6.1 hereof shall survive the term of this Agreement.

     3.5 Pooling.   Notwithstanding anything to the contrary contained herein, any distribution effected, or restriction enforced, pursuant to the terms hereof shall be effected or enforced only in a manner permitted in order for the Merger to qualify for "pooling-of-interests" accounting treatment. It is the intent of the parties hereto that this Escrow Agreement qualify for "pooling-of-interests" accounting treatment. In no event shall any provision of this Agreement be interpreted or construed in a manner that would preclude the Merger from qualifying for "pooling-of-interests" accounting treatment. In no event shall this Section 3.5 preclude a distribution on the Distribution Date in accordance with Section 3.3 of this Agreement.

                                   ARTICLE 4

                           ESCROW STOCK CERTIFICATES

     The Escrow Agent may, with the prior written consent of the Indemnitor Representative, at any time request LHS to issue new certificates representing the Escrow Shares in such denominations as may be necessary or appropriate in carrying out the Escrow Agent's obligations under this Agreement.

                                   ARTICLE 5

                            DIVIDENDS; VOTING RIGHTS

     5.1 Cash Dividends; Voting Rights.   Cash dividends shall be paid into the
escrow for the benefit of the Stockholders. In the event of a distribution to LHS in satisfaction of an Indemnification Claim, cash dividends paid with respect to Escrow Shares distributed in satisfaction of such Indemnification Claim (or Cash Proceeds attributable to Escrow Shares upon which such cash dividends were paid) shall be distributed to LHS together with such Escrow Shares or Cash Proceeds, but shall not be counted in calculating the amount of Escrow Shares or Cash Proceeds necessary to satisfy such Indemnification Claim. Each Stockholder shall have the right to direct the Escrow Agent in writing as to the exercise of voting rights with respect to such Escrow Shares held by the Escrow Agent on behalf of such Stockholder, and the Escrow Agent shall comply with any such directions if received in a timely manner. In the absence of such directions, the Escrow Agent shall not vote any such Escrow Shares.

     5.2 Stock Splits; Stock Dividends.   In the event of any stock split or
stock dividend with respect to LHS Common Stock that becomes effective during the term of this Agreement, the additional shares so issued with respect to the Escrow Shares shall be added to the Escrow Shares and subject to the escrow covered by this Agreement and any other references herein to a specific number of shares of LHS Common Stock or references herein to Closing Price shall be adjusted accordingly.

                                   ARTICLE 6

                                THE ESCROW AGENT

     6.1 Liability.   The Escrow Agent, in its capacity as such, or any
successor escrow agent, shall be liable only to hold the Escrow Shares and to deliver the same to the persons named herein in accordance with the provisions of this Agreement. By acceptance of this Agreement, the Escrow Agent, in its capacity as such, or any successor escrow agent, is acting in the capacity of a depository only, and shall not be liable or responsible for any damages, losses or expenses unless such damages, losses or expenses shall be caused by its own gross negligence or willful misconduct. Neither the Escrow Agent, in its capacity as such, nor any successor Escrow Agent, shall incur any liability with respect to (i) any action taken or omitted in good faith upon the advice of its counsel with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement; or (ii) any action taken or omitted in reliance upon any instrument, including the written instructions provided for herein, not only as to the due execution of such instrument, or the identity or authority of any person executing such instrument, or the validity and effectiveness of such instrument, but also as to the truth and accuracy of any information contained therein, provided that the Escrow Agent shall in good faith believe such instrument to be genuine, to have been signed by a proper person or persons, and to conform to the provisions of this Agreement. In the event of any disagreement or the presentation of adverse claims or demands in connection with or for any item affected hereby, the Escrow Agent shall, at its option, be entitled to refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected hereby, and in so doing the Escrow Agent shall not become liable to the parties, or to any other person, due to its failure to comply with any such adverse claim or demand. The Escrow Agent shall be entitled to continue, without liability, to refrain and refuse to act until all of the rights of the adverse claimants have been either fully resolved among themselves, arbitrated to a final award, or finally adjudicated by a court having jurisdiction over the dispute with written notice thereof delivered to Escrow Agent. The Escrow Agent shall be held harmless and jointly and severally indemnified by the other parties hereto in connection with any claims against it in connection with its service as escrow agent hereunder, except to the extent such claims arise out of the gross negligence or willful misconduct of the Escrow Agent. Any action requested to be taken by the Escrow Agent hereunder and not otherwise specifically set forth herein shall require the agreement in writing of the Indemnitor Representative, Escrow Agent and LHS.

     6.2 Resignation of Escrow Agent, Successor.   Escrow Agent may resign at
any time, upon 30 days prior written notice to LHS and Indemnitor Representative and shall deposit the Escrow Shares and any Cash Proceeds with a successor escrow agent to be jointly designated in writing by LHS and Indemnitor Representative. Any such successor escrow agent must agree to be, and shall be, bound by, and shall have all the rights, duties and responsibilities of the Escrow Agent, under this Agreement. If, upon the effective date of such resignation, no successor escrow agent shall have been designated, Escrow Agent shall have the right to tender into the registry or custody of any court of competent jurisdiction any part or all of the Escrow Shares and any Cash Proceeds and shall be relieved of any further obligations under this Agreement. Such resignation shall not deprive Escrow Agent of its compensation earned prior thereto, and the provisions of Section 6.1 hereof shall survive any resignation by the Escrow Agent.

     6.3 Expenses.   Compensation for the normal services of the Escrow Agent
shall be borne by LHS. The Escrow Agent shall be reimbursed for any reasonable expenses, including the actual out-of-pocket cost of outside legal services should the Escrow Agent deem it necessary in its reasonable discretion to retain an outside attorney, and LHS shall reimburse such expenses of the Escrow Agent, except as otherwise provided in Section 8.10 hereof.

                                   ARTICLE 7

                           INDEMNITOR REPRESENTATIVE

     7.1 Power and Authority.   The adoption of the Merger Agreement by the
Stockholders shall constitute ratification of this Escrow Agreement, and the Indemnitor Representative shall have full power and authority to represent the Stockholders and their successors with respect to all matters arising under this Agreement, and all action taken by the Indemnitor Representative hereunder shall be binding upon such

Stockholders and their successors as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Indemnitor Representative shall have full power and authority, on behalf of all the Stockholders and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any Indemnification Claim, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize payments to be made with respect thereto.

     7.2 Resignation; Successors.   The Indemnitor Representative, or any
successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Indemnitor Representative as hereinafter provided. The Indemnitor Representative shall have power of substitution to appoint a successor. In the event that the Indemnitor Representative dies, becomes unable to perform his duties or resigns, in each case without having appointed a successor, then Indemnitors holding, immediately prior to the Effective Time, a majority of the combined voting power of the PCM Capital Stock shall elect a successor Indemnitor Representative. No Indemnitor shall have any cause of action against the Indemnitor Representative for any action taken, decision made or instruction given by the Indemnitor Representative under this Agreement or the Merger Agreement or in connection with the transactions contemplated by this Agreement, except for any action taken, decision made or instruction given that constitutes gross negligence or willful misconduct of the Indemnitor Representative. All fees and expenses incurred by the Indemnitor Representative in connection with the performance of his duties under this Agreement and the Merger Agreement, and all fees, expenses and settlement amounts or payments incurred, paid or required to be paid by the Indemnitors or the Indemnitor Representative pursuant to the provisions of this Agreement and Article 10 of the Merger Agreement (including, without limitation, all costs, fees and expenses incurred in connection with investigating, defending, litigating or settling any Third Party Claim or in connection with any arbitration proceeding pursuant to Section 8.10) shall be satisfied pro rata from each Stockholder's Account out of the escrow established pursuant to this Agreement. Any payment required to be made to the Indemnitor Representative pursuant to this Section 7.2 shall be effected in the same manner as a distribution to LHS would be effected pursuant to Section 3.3, including without limitation, the applications of the Fraction in the event Cash Proceeds are held in escrow.

                                   ARTICLE 8

                                 MISCELLANEOUS

     8.1 Transferability.   A Stockholder may not transfer any interest in the
Escrow Shares or any other right under this Agreement to any other party, except that upon written notice from the legal representative of the estate of a deceased Stockholder to the Escrow Agent and LHS, the rights of such Stockholder under this Agreement shall be transferred to the estate of such Stockholder, and subsequently to any beneficiary thereof, in the event of the Stockholder's death; provided, however, that any such beneficiary or the legal representative of any such estate shall be bound by the provisions of this Agreement without taking any further action. The Escrow Agent or LHS, as the case may be, shall be entitled to treat the legal representative of the estate of such Stockholder, and subsequently any beneficiary thereof, as the absolute owner of the rights of such Stockholder under this Agreement in all respects and shall incur no liability for distributions made in good faith to the legal representatives of such Stockholder or such beneficiary in accordance with the terms of this Agreement.

     8.2 Notices.   All notices or other communications which are required or
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (with confirmation received by the sender), by registered or certified mail, postage pre-paid, or by courier or overnight courier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

            If to LHS:

              LHS Group Inc.
              6 Concourse Parkway, Suite 2700
              Atlanta, Georgia 30328
              Attn: Scott Wharton
              Telephone: (770) 280-3000
              Telecopy: (770) 280-3099

            with a copy to:

                  Alston & Bird LLP
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, Georgia 30309-3424
                  Attn: B. Harvey Hill, Jr. Esq.
                  Telephone: (404) 881-7000
                  Telecopy: (404) 881-4777

            If to the Indemnitor Representative:

                  Andrew D. Ory
                  110 Fordham Road
                  Wilmington, Massachusetts 01887
                  Telephone: (978) 658-4400
                  Telecopy: (978) 694-2688

            with a copy to:

                  Bingham Dana LLP
                  150 Federal Street
                  Boston, Massachusetts 02110
                  Attn: Edward A. Saxe
                  Telephone: (617) 951-8000

                  Telecopy: (617) 951-8736

            If to Escrow Agent:

                  SunTrust Bank, Atlanta
                  3495 Piedmont Road
                  Building 10, Suite 810
                  Atlanta, Georgia 30305-1727
                  Attn:
                       -------------------------
                  Telephone: (      )
                                     -----------
                  Telecopy: (      )
                                     -----------

or such other person or address as shall be furnished in writing by any of the parties and any such notice or communication shall be deemed to have been given as of the date so mailed.

     8.3 Construction.   This Agreement shall be governed by and construed in
accordance with the laws of the State of Georgia, without regard to any applicable conflicts of laws.

     8.4 Binding Effect.   This Agreement shall inure to the benefit of and be
binding upon the respective heirs, executors, administrators, successors and assigns of the parties hereto.

     8.5 Separability.   If any provision or section of this Agreement is
determined to be void or otherwise unenforceable, it shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain enforceable in accordance with their terms.

     8.6 Headings.   The headings and subheadings contained in this Agreement
are for reference only and for the benefit of the parties and shall not be considered in the interpretation or construction of this Agreement.

     8.7 Execution in Counterparts.   This Agreement may be executed in any
number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     8.8 Amendments.   This Agreement may be amended from time to time but only
by written agreement signed by all of the parties hereto.

     8.9 Third Party Beneficiaries.   Each Subsidiary of LHS and each of the
directors, officers and employees of LHS and each of its Subsidiaries are expressly intended to be third party beneficiaries of this Agreement as if they were parties to this Agreement.

     8.10 Arbitration.   Any dispute, claim or controversy relating in any way
to this Agreement or the transactions contemplated hereby or thereby, whether in contract, in tort or otherwise, except a request for equitable, injunctive or restraining relief, shall be resolved by arbitration in Atlanta, Georgia, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), subject to the limitations of this Section 8.10. This agreement to arbitrate will be specifically enforceable under the prevailing law of any court having jurisdiction. Notice of a demand for arbitration will be filed in writing with the applicable other signatory hereto and with AAA. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall any such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The signatories hereto agree that one (1) arbitrator experienced in the matters at issue shall arbitrate all disputes. The arbitrator shall be selected by the joint agreement of LHS and the Indemnitor Representative, but if they do not so agree within twenty (20) days after the date of the notice of a demand for arbitration referred to above, the selection shall be made pursuant to the Commercial Arbitration Rules of AAA from the panels of arbitrators maintained by AAA. The award rendered by the arbitrators will be final, judgment may be entered upon it in any court having jurisdiction thereof, and the award will not be subject to vacation, modification or appeal, except to the extent permitted by Sections 10 and 11 of the Federal Arbitration Act, the terms of which Sections the signatories hereto agree shall apply. Subject to the provisions of
Section 7.2, each participant in the arbitration shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim, or any defense or objection thereto, was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses against the participant(s) raising such unreasonable claim, defense or objection.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          LHS GROUP INC.:

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          INDEMNITOR REPRESENTATIVE:

                                          By:
                                          --------------------------------------
                                          Name: ANDREW D. ORY
                                               ---------------------------------

                                          ESCROW AGENT:

                                          SUNTRUST BANK, ATLANTA

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                   SCHEDULE I
                              TO ESCROW AGREEMENT

                                  STOCKHOLDERS

                                                    NUMBER OF SHARES
                                                    OF COMMON STOCK     PERCENTAGE
NAME                                                     OWNED           INTEREST
----                                                ----------------    ----------

                                SCHEDULE OF FEES

                                      LHS

                                ESCROW SERVICES

The annual fee of $            for administering this Escrow Agreement is
payable in advance at the time of closing and, if applicable, will be invoiced each year to the appropriate party(ies) on the anniversary date of the closing of the Escrow Agreement.

Out of pocket expenses such as, but not limited to, postage, courier, overnight mail, insurance, money wire transfer, long distance telephone charges, facsimile, stationery, travel legal or accounting, etc., will be billed at cost.

These fees do not include extraordinary services which will be priced according to time and scope of duties. The fees shall be deemed earned in full upon receipt by the Escrow Agent, and no portion shall be refundable for any reason, including, without limitation, termination of the Escrow Agreement.

It is acknowledged that the schedule of fees shown above are acceptable for the services mutually agreed upon and the undersigned authorizes SunTrust Bank, Atlanta to perform said services.

                                                                      APPENDIX C

PERSONAL AND CONFIDENTIAL

April 20, 1999

Board of Directors
Priority Call Management, Inc.
110 Fordham Road
Wilmington, MA 01887

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share, Preferred Series A Stock, par value $0.01 per share, Preferred Series B Stock, par value $0.01 per share, and Preferred Series C Stock, par value $0.01 per share (collectively, the "Shares"), of Priority Call Management, Inc. (the "Company") of the exchange ratio of 2.3542 shares of Common Stock, par value $0.01 per share (the "LHS Shares"), of LHS Group Inc. ("LHS") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of April 20, 1999, among LHS, Priority Call Management Acquisition Corporation, a wholly-owned subsidiary of LHS, and the Company (the "Agreement"). Pursuant to the terms of the Agreement, 0.11771 of the 2.3542 LHS Shares to be exchanged for each Share will be held in escrow subject to the terms of an escrow agreement, the form of which is attached as Exhibit 1 to the Agreement to be entered into by and among LHS, an Indemnitor Representative specified in the Agreement, and SunTrust Bank, Atlanta.

     Goldman Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to LHS from time to time, including having acted as lead managing underwriter of the initial public offering of 4,800,000 LHS Shares in May 1997, and may provide investment banking services to LHS in the future. Goldman Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or LHS for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Annual Report to Stockholders for the year ended December 31, 1997,

Board of Directors
Priority Call Management, Inc.
Page 2

and the Annual Reports on Form 10-K of LHS for the two years ended December 31, 1998; the Registration Statement on Form S-1, dated May 16, 1997, related to the initial public offering of LHS Shares, including the Prospectus therein; audited financial statements for the Company for the years ended December 31, 1996, 1997 and 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of LHS; certain unaudited quarterly financial information of the Company; certain other communications from LHS to its stockholders; and certain internal financial analyses and forecasts for the Company and LHS prepared by the Company's management. We also have held discussions with members of the senior management of the Company and LHS regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the LHS Shares, compared certain financial and stock market information for LHS and certain financial information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the messaging, pre-paid and enhanced services industries specifically and in the communications equipment industry generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, we were not provided with financial projections for LHS prepared by the management of LHS. Accordingly, we note that our review of such information for purposes of rendering this opinion was limited to reviewing the financial projections for LHS prepared by management of the Company and discussions with LHS management concerning revenue budgets and revenue forecasts for the first nine months of 1999 and research analysts' estimates for the calendar year 1999. In that regard, we have assumed with your consent that the financial forecasts for LHS prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or LHS or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed with your consent that the full amount of the consideration to be held in escrow pursuant to the Agreement will be released to the holders of Shares and that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction

Board of Directors
Priority Call Management, Inc.
Page 3

contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

                                          Very truly yours,

                                                                      APPENDIX D

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1997 AND 1998
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Priority Call Management, Inc.:

     We have audited the accompanying consolidated balance sheets of Priority Call Management, Inc. (a Massachusetts corporation) and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Priority Call Management, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Boston, Massachusetts
February 4, 1999

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 6,293,771   $ 4,710,384
  Accounts receivable, net of allowances of $280,000 and
     $400,000 at December 31, 1997 and 1998, respectively...    1,573,152     7,329,350
  Inventory (Note 2)........................................    3,761,556     4,007,322
  Prepaid expenses and other current assets.................      174,361       267,871
                                                              -----------   -----------
          Total current assets..............................   11,802,840    16,314,927
PROPERTY AND EQUIPMENT, NET (Note 3)........................    2,817,365     3,544,015
OTHER ASSETS (Note 6).......................................       86,814     1,920,733
                                                              -----------   -----------
          Total assets......................................  $14,707,019   $21,779,675
                                                              ===========   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of notes payable (Note 4).................  $   333,334   $   666,672
  Current portion of technology license payable (Note 6)....           --       244,105
  Accounts payable..........................................    1,825,882     2,729,528
  Accrued expenses (Note 10)................................    2,513,393     3,957,163
  Customer deposits.........................................      114,985       135,567
  Deferred revenue..........................................    1,006,641     1,616,740
                                                              -----------   -----------
          Total current liabilities.........................    5,794,235     9,349,775
NOTES PAYABLE, NET OF CURRENT PORTION (Note 4)..............      513,889       853,160
TECHNOLOGY LICENSE PAYABLE, NET OF CURRENT PORTION (Note
  6)........................................................           --     1,679,892
                                                              -----------   -----------
          Total liabilities.................................    6,308,124    11,882,827
                                                              -----------   -----------
COMMITMENTS (Note 5)
STOCKHOLDERS' EQUITY (Note 7):
  Preferred stock, $.01 par value --
  Authorized -- 1,500,000 shares
     Series A-0 convertible preferred stock --
       Issued and outstanding -- 234,232 shares at December
      31, 1997 and 1998 (liquidation preference
      $3,045,016)...........................................        2,342         2,342
     Series B-0 convertible preferred stock --
       Issued and outstanding -- 117,635 shares at December
      31, 1997 and 1998 (liquidation preference
      $2,030,380)...........................................        1,176         1,176
     Series C-0 convertible preferred stock --
       Issued and outstanding -- 209,583 shares at December
      31, 1997 and 1998 (liquidation preference
      $5,029,992)...........................................        2,096         2,096
  Common stock, $.01 par value --
  Authorized -- 4,000,000 shares
  Issued and outstanding -- 1,140,480 and 1,180,355 shares
     at December 31, 1997 and 1998, respectively............       11,405        11,804
  Additional paid-in capital................................   14,383,393    15,068,449
  Note receivable (Note 9)..................................           --      (525,000)
  Accumulated deficit.......................................   (6,001,517)   (4,664,019)
                                                              -----------   -----------
          Total stockholders' equity........................    8,398,895     9,896,848
                                                              -----------   -----------
          Total liabilities and stockholders' equity........  $14,707,019   $21,779,675
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 YEARS ENDED DECEMBER 31,
                                          ---------------------------------------
                                             1996          1997          1998
                                          -----------   -----------   -----------
NET SALES...............................  $11,035,439   $20,111,342   $30,936,058
COST OF SALES...........................    5,113,163     9,318,212    14,131,121
                                          -----------   -----------   -----------
      Gross profit......................    5,922,276    10,793,130    16,804,937
                                          -----------   -----------   -----------
OPERATING EXPENSES:
   Research and development.............    1,654,390     2,434,261     3,190,871
   Sales and marketing..................    4,102,873     6,157,208     8,486,494
   General and administrative...........    1,721,202     3,112,132     3,852,435
                                          -----------   -----------   -----------
            Total operating expenses....    7,478,465    11,703,601    15,529,800
                                          -----------   -----------   -----------
            Income (loss) from
               operations...............   (1,556,189)     (910,471)    1,275,137
INTEREST AND OTHER INCOME...............      163,640       205,472       186,570
INTEREST EXPENSE........................      (12,025)      (51,555)     (124,209)
                                          -----------   -----------   -----------
            Net income (loss)...........  $(1,404,574)  $  (756,554)  $ 1,337,498
                                          ===========   ===========   ===========
NET INCOME (LOSS) PER SHARE
   Basic................................  $     (1.23)  $      (.66)  $      1.16
   Diluted..............................  $     (1.23)  $      (.66)  $       .67
   Basic weighted average common shares
      outstanding.......................    1,140,289     1,140,480     1,154,093
   Diluted weighted average common
      shares outstanding................    1,140,289     1,140,480     1,990,350
PRO FORMA NET INCOME PER SHARE
   Pro forma basic net income per
      share.............................                              $       .78
   Pro forma diluted net income per
      share.............................                              $       .67
   Pro forma basic weighted average
      common shares outstanding.........                                1,715,523
   Pro forma diluted weighted average
      common shares outstanding.........                                1,990,350

   The accompanying notes are an integral part of these financial statements.

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      CONVERTIBLE        CONVERTIBLE         CONVERTIBLE         CONVERTIBLE        CONVERTIBLE
                                    PREFERRED STOCK    PREFERRED STOCK     PREFERRED STOCK     PREFERRED STOCK    PREFERRED STOCK
                                       SERIES A           SERIES A-0           SERIES B           SERIES B-0         SERIES C-0
                                   -----------------   ----------------   ------------------   ----------------   ----------------
                                    SHARES    AMOUNT   SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT   SHARES    AMOUNT
                                   --------   ------   -------   ------   --------   -------   -------   ------   -------   ------
BALANCE, DECEMBER 31, 1995.......   234,232   $2,342        --   $  --          --   $    --        --   $  --         --   $  --
 Exercise of common stock
   options.......................        --      --         --      --          --        --        --      --         --      --
 Issuance of Series B convertible
   preferred stock upon exercise
   of warrants...................        --      --         --      --     117,635     1,176        --      --         --      --
 Issuance of Series A-0 convertible
   preferred stock in exchange
   for Series A convertible
   preferred stock...............  (234,232)  (2,342)  234,232   2,342          --        --        --      --         --      --
 Issuance of Series B-0 convertible
   preferred stock in exchange
   for Series B convertible
   preferred stock...............        --      --         --      --    (117,635)   (1,176)  117,635   1,176         --      --
 Issuance of Series C-0 convertible
   preferred stock at a price of
   $24.00 per share, net of
   issuance costs of $60,900.....        --      --         --      --          --        --        --      --    209,583   2,096
 Net loss........................        --      --         --      --          --        --        --      --         --
                                   --------   ------   -------   ------   --------   -------   -------   ------   -------   ------
BALANCE, DECEMBER 31, 1996.......        --      --    234,232   2,342          --        --   117,635   1,176    209,583   2,096
 Net loss........................        --      --         --      --          --        --        --      --         --      --
                                   --------   ------   -------   ------   --------   -------   -------   ------   -------   ------
BALANCE, DECEMBER 31, 1997.......        --      --    234,232   2,342          --        --   117,635   1,176    209,583   2,096
 Exercise of common stock
   options.......................        --      --         --      --          --        --        --      --         --      --
 Compensation expense related to
   stock options.................        --      --         --      --          --        --        --      --         --      --
 Net income......................        --      --         --      --          --        --        --      --         --      --
                                   --------   ------   -------   ------   --------   -------   -------   ------   -------   ------
BALANCE, DECEMBER 31, 1998.......        --   $  --    234,232   $2,342         --   $    --   117,635   $1,176   209,583   $2,096
                                   ========   ======   =======   ======   ========   =======   =======   ======   =======   ======


                                      COMMON STOCK       ADDITIONAL                                   TOTAL
                                   -------------------     PAID-IN        NOTE      ACCUMULATED   STOCKHOLDERS'
                                    SHARES     AMOUNT      CAPITAL     RECEIVABLE     DEFICIT        EQUITY
                                   ---------   -------   -----------   ----------   -----------   -------------
BALANCE, DECEMBER 31, 1995.......  1,139,230   $11,392   $ 7,371,581   $      --    $(3,840,389)   $3,544,926
 Exercise of common stock
   options.......................      1,250        13        15,612          --             --        15,625
 Issuance of Series B convertible
   preferred stock upon exercise
   of warrants...................         --        --     2,029,204          --             --     2,030,380
 Issuance of Series A-0
   convertible
   preferred stock in exchange
   for Series A convertible
   preferred stock...............         --        --            --          --             --            --
 Issuance of Series B-0
   convertible
   preferred stock in exchange
   for Series B convertible
   preferred stock...............         --        --            --          --             --            --
 Issuance of Series C-0
   convertible
   preferred stock at a price of
   $24.00 per share, net of
   issuance costs of $60,900.....         --        --     4,966,996          --             --     4,969,092
 Net loss........................         --        --            --          --     (1,404,574)   (1,404,574)
                                   ---------   -------   -----------   ---------    -----------    ----------
BALANCE, DECEMBER 31, 1996.......  1,140,480    11,405    14,383,393          --     (5,244,963)    9,155,449
 Net loss........................         --        --            --          --       (756,554)     (756,554)
                                   ---------   -------   -----------   ---------    -----------    ----------
BALANCE, DECEMBER 31, 1997.......  1,140,480    11,405    14,383,393          --     (6,001,517)    8,398,895
 Exercise of common stock
   options.......................     39,875       399       589,056    (525,000)            --        64,455
 Compensation expense related to
   stock options.................         --        --        96,000          --             --        96,000
 Net income......................         --        --            --          --      1,337,498     1,337,498
                                   ---------   -------   -----------   ---------    -----------    ----------
BALANCE, DECEMBER 31, 1998.......  1,180,355   $11,804   $15,068,449   $(525,000)   $(4,664,019)   $9,896,848
                                   =========   =======   ===========   =========    ===========    ==========

   The accompanying notes are an integral part of these financial statements.

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 YEARS ENDED DECEMBER 31,
                                          ---------------------------------------
                                             1996          1997          1998
                                          -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)....................  $(1,404,574)  $  (756,554)  $ 1,337,498
   Adjustments to reconcile net income
      (loss) to net cash (used in)
      provided by operating
      activities --
      Depreciation and amortization.....      444,686       883,212     1,359,826
      Compensation expense from issuance
         of stock options...............           --            --        96,000
      Gain on disposal of equipment.....       (2,754)       (3,100)           --
      Changes in operating assets and
         liabilities --
      Accounts receivable...............     (447,906)      882,367    (5,756,198)
      Inventory.........................   (1,328,410)   (1,292,736)     (426,971)
      Prepaid expenses and other current
         assets.........................      (79,790)      (62,664)      (93,510)
      Accounts payable..................      385,934       680,090       903,646
      Accrued expenses..................      416,088     1,866,408     1,443,770
      Customer deposits.................      (48,583)     (104,735)       20,582
      Deferred revenue..................      103,459       424,204       610,099
                                          -----------   -----------   -----------
            Net cash (used in) provided
               by operating
               activities...............   (1,961,850)    2,516,492      (505,258)
                                          -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and
      equipment.........................   (1,698,360)   (1,780,033)   (1,806,178)
   Proceeds from sale of property and
      equipment.........................       69,565         3,100            --
   Decrease (increase) in other
      assets............................      (86,814)           --        48,868
                                          -----------   -----------   -----------
            Net cash used in investing
               activities...............   (1,715,609)   (1,776,933)   (1,757,310)
                                          -----------   -----------   -----------

                                                 YEARS ENDED DECEMBER 31,
                                          ---------------------------------------
                                             1996          1997          1998
                                          -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from issuance of
      convertible preferred stock.......    4,969,092            --            --
   Proceeds from exercise of common
      stock options.....................       15,625            --        64,455
   Proceeds from exercise of Series B
      convertible preferred stock
      warrants..........................    2,030,380            --            --
   Proceeds from notes payable..........      500,000       500,000     1,000,000
   Repayments of notes payable..........     (106,473)     (152,778)     (327,391)
   Repayments of technology license
      liability.........................           --            --       (57,883)
                                          -----------   -----------   -----------
            Net cash provided by
               financing activities.....    7,408,624       347,222       679,181
                                          -----------   -----------   -----------
NET (DECREASE) INCREASE IN CASH AND CASH
   EQUIVALENTS..........................    3,731,165     1,086,781    (1,583,387)
CASH AND CASH EQUIVALENTS, BEGINNING OF
   YEAR.................................    1,475,825     5,206,990     6,293,771
                                          -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF
   YEAR.................................  $ 5,206,990   $ 6,293,771   $ 4,710,384
                                          ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH
   INVESTING AND FINANCING ACTIVITIES:
   Technology license arrangement.......  $        --   $        --   $ 1,981,881
                                          ===========   ===========   ===========
   Exercise of common stock option with
      a note receivable.................  $        --   $        --   $   525,000
                                          ===========   ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for interest...............  $     9,712   $    49,658   $   119,919
                                          ===========   ===========   ===========
   Cash paid for income taxes...........  $        --   $        --   $     9,350
                                          ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Priority Call Management, Inc. (the Company) designs, develops and markets network-based platforms enabling telecommunication service providers and Fortune 1000 companies to create and offer unique one number, prepaid calling and enhanced messaging solutions. The Company was incorporated in Massachusetts in March 1991.

   (a) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

   (b) Use of Accounting Estimates

     The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates included in these financial statements relate to accounts receivable allowances, inventory valuation and deferred tax asset valuation. Actual results could differ from those estimates.

   (c) Revenue Recognition

     Revenues from system sales are recognized upon shipment, provided that no significant obligations of the Company remain and collection of the related receivable is probable. The Company's warranty period on system sales is generally one year. Reserves for estimated future warranty costs are provided at the time of sale. The Company accounts for revenues related to software licensing fees in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition. Revenue from system maintenance and support is deferred and recognized ratably over the terms of the maintenance agreements, which is generally 12 months. Allowances for estimated uncollectible amounts, returns and credits are recorded in the same period as the related revenues.

   (d) Research and Development

     Research and development costs are expensed as incurred. Costs of internally developed software that qualify for capitalization have been immaterial.

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

   (e) Cash Equivalents

     The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents, which consist of treasury bills, are stated at cost plus accrued interest, which approximates fair value.

   (f) Inventory

     Inventory is stated at the lower of cost or market value using the first-in, first-out costing method.

   (g) Property and Equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets as set forth below:

                                                          ESTIMATED
ASSET CLASSIFICATION                                     USEFUL LIFE
--------------------                                     -----------
Engineering and technical equipment.................     1 - 5 years
Office furniture and equipment......................       5 years
Leasehold improvements..............................   Shorter of lease
                                                      term or asset life

     Upon retirement or other disposition of property and equipment, the asset cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income. Maintenance and repairs are charged to expense as incurred; improvements are capitalized.

   (h) Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to credit risk consist of cash, cash equivalents and accounts receivable. The Company's cash and cash equivalents are held in highly rated qualified financial institutions. Accounts receivable subject the Company to potential credit risk with customers in the telecommunications industry. The Company performs ongoing credit evaluations of its customers' financial condition but does not require collateral. Historically, the Company has not experienced significant losses related to its accounts receivable. Approximately 40% and 53% of the Company's accounts receivable at December 31, 1997 and 1998 were represented by three customers, respectively. During 1996, 1997 and 1998 the Company purchased a significant amount of inventory from a single supplier.

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

   (i) Income Taxes

     The Company utilizes the asset and liability method of accounting for income taxes, pursuant to which deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation reserve against deferred tax assets is recorded if, based on weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized (see
Note 8).

   (j) Financial Instruments

     The fair value of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable and notes payable approximates their carrying value.

   (k) Comprehensive Income

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) 130, Reporting Comprehensive Income. The Company adopted SFAS 130 during the year ended December 31, 1998. There was no impact to the Company as a result of adopting SFAS 130, as there were no differences between net income (loss) and comprehensive income (loss) for all periods presented.

   (l) Net Income (Loss) Per Share

     Basic and diluted net loss per share for 1996 and 1997 was determined by dividing net loss by the weighted average common shares outstanding during each period. For 1996 and 1997, basic and diluted net loss per share are the same since the Company recorded a net loss in each period and outstanding common stock options and convertible preferred stock are considered antidilutive. For 1998, basic net income per share was determined by dividing net income by the weighted average common shares outstanding during 1998. Diluted net income per share for 1998 was determined by dividing net income by diluted weighted average common shares outstanding assuming that all classes of preferred stock had been converted to common stock as of January 1, 1998 and assuming the dilutive effect of common stock options based on the treasury stock method. The calculation of diluted weighted average shares outstanding excludes 370,890, 456,997 and 42,400 common stock options in 1996, 1997 and 1998, respectively, as their effect would be antidilutive. The calculation of diluted weighted average shares outstanding for 1996 and 1997 also excludes 561,450 shares representing all classes of convertible preferred stock, as their effect would be antidilutive.

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Pro forma basic net income per share was determined by dividing net income by weighted average common shares outstanding assuming that all classes of preferred stock had been converted to common stock as of January 1, 1998. Proforma diluted net income per share was determined by dividing net income by diluted weighted average common shares outstanding assuming that all classes of preferred stock had been converted to common stock as of January 1, 1998 and assuming the dilutive effect of common stock options.

2. INVENTORY

     Inventory consists of the following:

                                                     DECEMBER 31,
                                                -----------------------
                                                   1997         1998
                                                ----------   ----------
Purchased parts and components................  $2,396,670   $2,235,221
Work-in-process...............................   1,099,218    1,320,906
Finished goods................................     265,668      451,195
                                                ----------   ----------
                                                $3,761,556   $4,007,322
                                                ==========   ==========

     Finished goods include $155,065 and $48,983 at December 31, 1997, and 1998 respectively, of systems held by potential customers for evaluation purposes. In general, these evaluation units are sold to the customer holding the inventory.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                     DECEMBER 31,
                                                -----------------------
                                                   1997         1998
                                                ----------   ----------
Engineering and technical equipment...........  $3,079,706   $5,037,269
Office furniture and equipment................   1,119,758    1,144,375
Leasehold improvements........................     228,519      233,721
                                                ----------   ----------
                                                 4,427,983    6,415,365
Less -- Accumulated depreciation and
   amortization...............................   1,610,618    2,871,350
                                                ----------   ----------
                                                $2,817,365   $3,544,015
                                                ==========   ==========

4. NOTES PAYABLE AND LINE OF CREDIT

     In April 1998, the Company increased its prior $2,750,000 loan and security agreement to $3,000,000. Under the provisions of the new agreement, the Company may borrow up to the lesser of (i) $2,000,000, or (ii) 80% of eligible accounts receivable (working capital line) and up to $1,000,000 for equipment purchases (equipment line).

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Borrowings under the working capital line accrue interest at the bank's prime rate (7.75% at December 31, 1998) and borrowings under the equipment line accrue interest at the bank's prime rate plus 1/2%. At December 31, 1998, the Company had a $1,000,000 advance against the equipment line and no borrowings against the working capital line. Advances against the equipment line converted to a term note payable as of December 31, 1998. The term note is repayable in 36 monthly installments of principal and accrued interest. In addition, the Company had $519,832 outstanding under prior agreements with the bank that is being repaid in monthly installments through January 2001. The Company is subject to certain financial covenants, including, but not limited to, maximum debt-to-net worth, minimum tangible net worth and minimum profitability requirements. As of December 31, 1998, the Company was in compliance with these covenants. The working capital line is collateralized by the Company's accounts receivable and inventory, and the equipment line is collateralized by the equipment purchased with equipment advances. Maturities of long-term debt are as follows as of December 31, 1998:

1999.....................................................  $  666,672
2000.....................................................     513,862
2001.....................................................     339,298
                                                           ----------
                                                           $1,519,832
                                                           ==========

5. LEASE COMMITMENTS

     The Company leases approximately 35,000 square feet of office/light manufacturing space in a building located in Wilmington, Massachusetts, under a lease through October 2001.

     Minimum annual rental commitments as of December 31, 1998 are as follows:

1999.......................................................  $284,000
2000.......................................................   284,000
2001.......................................................   237,000
                                                             --------
                                                             $805,000
                                                             ========

     Rent expense was approximately $255,000 and $314,000 in 1997 and 1998, respectively. The Company is obligated to pay for utilities, taxes, insurance and maintenance.

6. TECHNOLOGY LICENSE LIABILITY

     During 1998 the Company entered into a patent license agreement with a third party whereby the third party has agreed to license certain products to the Company and each party has agreed to cross license certain patent rights to each other. In

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

consideration of this license agreement, the Company has agreed to pay the sum of $3,000,000 plus certain royalty payments. The $3,000,000 payment is payable as follows: $400,000 was payable upon the signing of the agreement with the balance to be paid at a rate of $200,000 per quarter commencing December 1998. So long as the Company has not had a closing of an initial public offering of its common stock or undergone a change of control as defined in the agreement, the Company is entitled to defer payment of $100,000 per quarter and pay $100,000 per quarter. Within 10 days following the closing of an initial public offering or a change in control of the Company, the Company shall make a lump sum payment equal to the total of payments deferred through the date of such event.

     The Company has recorded the net discounted present value of the payments as a liability and related asset for approximately $1,982,000. The technology license asset is being amortized over a five-year period, the estimated useful life of the technology. The balance of the capitalized technological license at December 31, 1998 is approximately $1,883,000, net of accumulated amortization of approximately $99,000.

     Future minimum payments under the technology license liability are as follows as of December 31, 1998:

1999.....................................................  $  400,000
2000.....................................................     400,000
2001.....................................................     400,000
2002.....................................................     400,000
2003 and thereafter......................................     900,000
                                                           ----------
Total minimum payments...................................   2,500,000
   Less -- amount representing interest..................     576,003
                                                           ----------
Present value of minimum payments........................   1,923,997
   Less -- Current portion of payments...................     244,105
                                                           ----------
                                                           $1,679,892
                                                           ==========

7. STOCKHOLDERS' EQUITY

PREFERRED STOCK

     On July 16, 1996, the Company completed a private equity placement consisting of 209,583 shares of Series C-0 convertible preferred stock at a price per share of $24.00. The Company received net proceeds of $4,969,092. As part of this equity placement, the Board of Directors authorized six new series of convertible preferred stock: Series A-0, Series A-1, Series B-0, Series B-1, Series C-0 and Series C-1. All outstanding shares of Series A and Series B convertible preferred stock were canceled and exchanged for Series A-0 and Series B-0 convertible preferred stock, respectively.

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Shares of Series A-0 convertible preferred stock, Series B-0 convertible preferred stock and Series C-0 convertible preferred stock (Series A-0, Series B-0 and Series C-0 preferred stock) are convertible into common stock at a rate of one-for-one, subject to adjustment for certain dilutive issuances, at the option of the holder, but convert automatically at the closing of a public offering of the Company's common stock with minimum proceeds, as defined. Dividends on Series A-0, Series B-0 and Series C-0 preferred stock are noncumulative and become payable when and if declared by the Board of Directors at 7% per annum of the amount paid for the preferred stock or, if greater, an amount equal to that paid on any outstanding shares of common stock. Holders of Series A-0, Series B-0 and Series C-0 preferred stock are entitled to one vote for each share of common stock into which the preferred stock is convertible and have preference in the distribution of the assets of the Company in the event of the liquidation, dissolution or winding up of the Company. The liquidation preference is equal to the original issuance price per share of each series of preferred stock, plus an amount equal to any dividends declared but unpaid on the Series A-0, Series B-0 and Series C-0 preferred stock. In addition, Series A-0, Series B-0 and Series C-0 preferred stockholders have the right of first refusal, on a pro rata basis, on all equity securities offered for sale by the Company to third parties.

     In addition, the holders of Series A-0, Series B-0 and Series C-0 preferred stock have the following rights: (i) the right of first refusal on shares offered for sale by certain management stockholders of the Company; (ii) the right to participate, on a pro rata basis with certain management stockholders, in the offer for sale of any shares of the Company's stock to third parties;
(iii) the right, any time after March 15, 1998 or one year after the closing of a firm commitment underwritten initial public offering with minimum proceeds, as defined, to require the Company to register any registrable securities, if so elected by a majority of such holders; and (iv) the right, in certain circumstances and subsequent to the Company's initial public offering, to require the Company to include such holders' unregistered stock in any other registration of the Company's common stock. As of December 31, 1998 no dividends have been declared or distributed.

COMMON STOCK

     On June 11, 1996, the Company's stockholders approved an amendment to the Company's Articles of Organization that increased the total number of authorized common shares from 3,500,000 to 4,000,000 shares.

STOCK OPTION PLAN

     The Company's Amended and Restated 1993 Stock Option Plan (the Plan) provides for the grant of incentive and nonqualified stock options to employees and consultants of the Company for the purchase of a maximum of 340,000 shares of

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

common stock, which shares have been reserved for issuance under the Plan. The maximum shares issuable under the Plan increased to 490,000 in 1996, and increased to 640,000 in 1998.

     Incentive stock options may not be granted at an exercise price less than 100% (110% in certain cases) of the fair market value of common stock at the grant date. As of December 31, 1998, all options were issued at (or above, in certain cases) fair market value at date of grant, as determined by the Board of Directors. Options granted under the Plan generally vest and become exercisable at periodic intervals over a four-year period. The term of each option granted under the Plan is generally 10 years from the date of grant. The sale or transfer of shares acquired upon the exercise of these options may be restricted, upon the written request of the Company, for a period of 180 days commencing on the effective date of an underwritten public offering of the Company's stock.

     The following schedule summarizes the activity in the Plan:

                                                                      WEIGHTED
                                                                      AVERAGE
                                        OPTIONS    OPTION PRICE     OPTION PRICE
                                        -------   ---------------   ------------
Outstanding, December 31, 1995........  270,690   $10.00 - $15.00      $11.53
   Granted............................  135,050    12.50 -  13.75       12.86
   Canceled...........................  (33,600)       12.50           (12.50)
   Exercised..........................   (1,250)       12.50           (12.50)
                                        -------   ---------------      ------
Outstanding, December 31, 1996........  370,890    10.00 -  15.00       11.92
   Granted............................  101,850    13.75 -  16.75       13.90
   Canceled...........................  (15,743)   12.50 -  16.75      (13.19)
                                        -------   ---------------      ------
Outstanding, December 31, 1997........  456,997    10.00 -  16.75       12.35
   Granted............................  137,550    16.75 -  40.00       23.13
   Canceled...........................  (12,269)   12.50 -  35.00      (15.47)
   Exercised..........................  (39,875)   12.50 -  15.00      (14.78)
                                        -------   ---------------      ------
Outstanding, December 31, 1998........  542,403   $10.00 - $40.00      $14.82
                                        =======   ===============      ======
Exercisable, December 31, 1996........  215,176   $10.00 - $15.00      $11.50
                                        =======   ===============      ======
Exercisable, December 31, 1997........  282,221   $10.00 - $15.00      $12.06
                                        =======   ===============      ======
Exercisable, December 31, 1998........  307,609   $10.00 - $16.75      $11.62
                                        =======   ===============      ======

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information about stock options outstanding and exercisable at December 31, 1998:

                                                   WEIGHTED                    WEIGHTED
                                                    AVERAGE                     AVERAGE
                                       WEIGHTED    REMAINING                   EXERCISE
                                       AVERAGE    CONTRACTUAL                  PRICE OF
                           OPTIONS     EXERCISE      LIFE         OPTIONS     EXERCISABLE
RANGE OF OPTIONS PRICES  OUTSTANDING    PRICE       (YEARS)     EXERCISABLE     OPTIONS
-----------------------  -----------   --------   -----------   -----------   -----------
$10.00 - $16.75.......     492,503      $12.82       6.87         307,609       $11.62
 21.00 -  26.00.......       7,500       24.00       9.29              --           --
 31.00 -  40.00.......      42,400       35.51       9.67              --           --
                           -------                                -------       ------
                           542,403      $14.82       7.13         307,609       $11.62
                           =======                                =======

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123.

     Had compensation cost for the Company's options been determined based on the fair value at the grant dates, as prescribed by SFAS No. 123, the Company's net income (loss) would have been as follows:

                                          1996          1997          1998
                                       -----------   -----------   ----------
Net income (loss) --
   As reported.......................  $(1,404,574)  $  (756,554)  $1,337,498
   Pro forma.........................   (1,632,352)   (1,174,943)     816,264
Net income (loss) per share --
   Basic, as reported................  $     (1.23)  $      (.66)  $     1.16
   Basic, pro forma..................  $     (1.43)  $     (1.03)  $      .70
   Diluted, as reported..............  $     (1.23)  $      (.66)  $      .67
   Diluted, pro forma................  $     (1.43)  $     (1.03)  $      .41

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during, 1996, 1997 and 1998: dividend yield of 0%; risk-free interest rates ranging from 4.46% to 6.95%; volatility of 0%; and an average expected option term of 7.5 years. The weighted average fair value of each option granted during 1996, 1997 and 1998 was approximately $4.23, $4.98, and $4.73, respectively.

     During 1998 the Company granted an option to purchase 2,500 shares of common stock at an exercise price of $31.00 per share to a non-employee. The Company will

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

recognize the estimated value of the grant of $96,000 as expense over the vesting term of two years. Any increases in value will be recorded as additional expense during the year in which vesting occurs.

8. INCOME TAXES

     The Company did not record a tax provision during 1998, as they were able to offset taxable income with net operating loss and credit carry forwards.

     Deferred taxes consists of the following:

                                                         DECEMBER 31,
                                                   ------------------------
                                                      1997         1998
                                                   ----------   -----------
Net operating loss carryforwards.................  $1,590,000   $   119,000
Nondeductible reserves...........................     383,000       602,000
Nondeductible accruals...........................     392,000     1,083,000
Credit carryforwards.............................     469,000       702,000
Depreciation.....................................     (71,000)      (83,000)
                                                   ----------   -----------
   Gross deferred tax asset......................   2,763,000     2,423,000
Valuation allowance..............................  (2,763,000)   (2,423,000)
                                                   ----------   -----------
   Net deferred tax asset........................  $       --   $        --
                                                   ==========   ===========

     Due to the uncertainty surrounding the realization of these favorable tax attributes, the Company has placed a valuation allowance against its net deferred tax assets.

     The Company has net operating loss credit carryforwards for federal tax purposes of approximately $300,000, which expire at various dates through 2012. The use of the net operating loss and credit carryforwards may be subject to annual limitations based on ownership changes in the Company as provided in the Internal Revenue Code.

9. NOTE RECEIVABLE

     During 1998, a former employee of the Company exercised common stock options with a note receivable. The note is a full recourse promissory note bearing interest at the prime rate. Interest is payable upon maturity. The note matures on the earlier of the 181st day following the closing of the Company's initial public offering, the 60th day following the closing of any sale of the Company to a third party, or August 2000.

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. ACCRUED EXPENSES

     Accrued expenses at December 31, 1997 and 1998 consist of the following:

                                                         DECEMBER 31,
                                                    -----------------------
                                                       1997         1998
                                                    ----------   ----------
Accrued payroll and payroll related...............  $  912,856   $1,655,023
Accrued marketing and sales programs..............     369,309    1,111,505
Accrued other.....................................   1,231,228    1,190,635
                                                    ----------   ----------
                                                    $2,513,393   $3,957,163
                                                    ==========   ==========

11. SEGMENT AND ENTERPRISE -- WIDE REPORTING

     The Company currently operates in a single segment as a provider of network based platforms enabling telecommunication service providers and Fortune 1000 Companies to create and offer unique enhanced messaging solutions.

     The Company derives substantially all of its revenue from the sale and support of one group of similar products and services. Substantially all of the Company's assets are located within the United States. During 1996, 1997, and 1998, each of the geographic regions identified accounted for greater than 10 percent of total revenues, as follows:

                                                   DECEMBER 31,
                                      ---------------------------------------
                                         1996          1997          1998
                                      -----------   -----------   -----------
United States.......................  $ 8,109,000   $10,583,000   $13,397,000
United Kingdom......................            *             *     5,155,000
China...............................            *     1,925,000     3,243,000
All Other...........................    2,926,000     7,603,000     9,141,000
                                      -----------   -----------   -----------
            Total...................  $11,035,000   $20,111,000   $30,936,000
                                      ===========   ===========   ===========

---------------

* Revenue derived from this geographic region was less than 10% of the Company's total revenue during the period.

     Sales to significant customers as a percentage of the Company's total revenue is as follows:

                                                             DECEMBER 31,
                                                          ------------------
                                                          1996   1997   1998
                                                          ----   ----   ----
Customer A..............................................   22%    18%    16%
Customer B..............................................   --     12     12
Customer C..............................................   --     --     14
Customer D..............................................   --     --     10

                 PRIORITY CALL MANAGEMENT, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12. VALUATION AND QUALIFYING ACCOUNTS

     The following table sets forth the activity in the Company's accounts receivable reserve account:

                                   BALANCE AT                              BALANCE AT
                                  BEGINNING OF   CHARGED TO                  END OF
                                     PERIOD       EXPENSE     WRITE-OFFS     PERIOD
                                  ------------   ----------   ----------   ----------
Year ended December 31, 1996....    $ 90,000      $ 70,000     $     --     $160,000
Year ended December 31, 1997....     160,000       132,000      (12,000)     280,000
Year ended December 31, 1998....     280,000       120,000           --      400,000

                                                                      APPENDIX E

                         PRIORITY CALL MANAGEMENT, INC.

                  TERMS, RIGHTS, PREFERENCES AND PRIVILEGES OF
            SERIES A-0 CONVERTIBLE PREFERRED STOCK, $0.01 PAR VALUE, SERIES A-1 CONVERTIBLE PREFERRED STOCK, $0.01 PAR VALUE, SERIES B-0 CONVERTIBLE PREFERRED STOCK, $0.01 PAR VALUE, SERIES B-1 CONVERTIBLE PREFERRED STOCK, $0.01 PAR VALUE,
            SERIES C-0 CONVERTIBLE PREFERRED STOCK, $0.01 PAR VALUE,
                                      AND
            SERIES C-I CONVERTIBLE PREFERRED STOCK, $0.01 PAR VALUE

     1. Definitions.   As used herein, the following terms shall have the
following meanings:

         (a) The term "Affiliate" shall mean, with regard to any Investor, a person or entity that directly or indirectly controls, or is controlled by, or is under common control with, such Investor; provided, however, that the term "Affiliate", when used with regard to any Investor, shall not include persons or entities that have no relationship with such Investor except by reason of being a limited partner of such Investor.

         (b) The term "A Preferred" shall mean, collectively, the Series A-0 Preferred Stock and the Series A-1 Preferred Stock.

         (c) The term "Articles of Organization" shall mean the Corporation's Articles of Organization, as amended from time to time.

         (d) The term "B Preferred" shall mean, collectively, the Series B-0 Preferred Stock and the Series B-1 Preferred Stock.

         (e) The term "Certificate of Designation" shall mean the Certificate of Vote of Directors Establishing a Series of Preferred Stock setting forth the terms, rights, preferences and privileges of Series A-0 Convertible Preferred Stock, $0.01 Par Value, Series B-0 Convertible Preferred Stock, $0.01 Par Value, Series C-0 Convertible Preferred Stock, $0.01 Par Value and Series C-1 Convertible Preferred Stock, $0.01 Par Value, and amending and restating the terms, rights, preferences and privileges of Series A-1 Convertible Preferred Stock, $0.01 par value, and Series B-1 Convertible Preferred Stock, $0.01 par value, filed with the Secretary of The Commonwealth of Massachusetts on or about July 12, 1996.

         (f) The term "Common Stock" shall mean the common stock, $.01 par value per share, of the Corporation.

         (g) The term "C Preferred" shall mean, collectively, the Series C-0 Preferred Stock and the Series C-I Preferred Stock.

         (h) The term "Excluded Stock" shall mean:

               (i) 234,232 shares of Series A Preferred Stock issued by the Corporation to Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P. pursuant to the Series A Stock Purchase Agreement (the "Series A Preferred Shares");

               (ii) up to 234,232 shares of Series A-0 Preferred Stock to be exchanged for all of the Series A Preferred Shares upon the closing of the transactions under the Series C Stock Purchase Agreement;

               (iii) up to 209,583 shares of Series C-0 Preferred Stock to be issued by the Corporation to the Investors pursuant to the Series C Stock Purchase Agreement;

               (iv) Common Stock issued or issuable to officers, employees or directors of, or consultants to, the Corporation, pursuant to any agreement, plan or arrangement approved by the Board of Directors of the Corporation, or options or warrants to purchase or rights to subscribe for such Common Stock, or securities by their terms convertible into or exchangeable for such Common Stock, or options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities; provided, however, that the maximum number of shares of Common Stock issued or issuable pursuant to all such agreements, plans or arrangements shall not exceed the greater of (I) 490,000 shares (net of repurchases and subject to appropriate and equitable adjustment upon a stock split or other subdivision of the Common Stock, a stock dividend payable in shares of Common Stock, a reverse stock split or other combination of the Common Stock, or a reclassification of the Common Stock) or (II) such number of shares as may be approved pursuant to Section 1(h)(xi) below;

               (v) Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of shares of Common Stock;

               (vi) Common Stock issued or issuable upon conversion of the Preferred Stock or any other class or series of preferred stock of the Corporation;

               (vii) Series A-1 Preferred Stock issued or issuable upon mandatory conversion of Series A-0 Preferred Stock pursuant to Section 7 hereof, Series B-1 Preferred Stock issued or issuable upon mandatory conversion of Series B-0 Preferred Stock pursuant to Section 7 hereof and Series C-1 Preferred Stock issued or issuable upon mandatory conversion of Series C-0 Preferred Stock pursuant to Section 7 hereof;

               (viii) 117,635 shares of Series B Preferred Stock issued upon exercise of the Preferred Warrants (the "Series B Preferred Shares");

               (ix) up to 117,635 shares of Series B-0 Preferred Stock to be exchanged for all of the Series B Preferred Shares upon the closing of the transactions under the Series C Stock Purchase Agreement;

               (x) any equity securities (including options and warrants) issued in connection with (I) a financing by a bank or other lending institution, (II) a joint venture in which the Corporation is a participant, or (III) a license, marketing or distribution agreement to which the Corporation is a party, provided that such issuances, in the aggregate, do not exceed five percent (5%) of the total issued and outstanding capital stock of the Corporation on a fully-diluted basis; and

               (xi) any class or series of capital stock of the Corporation that is approved to be Excluded Stock by the holders of not less than a majority of the shares of Preferred Stock at the time outstanding, voting together as a single class, in the manner provided in Section 4(c) hereof.

         (i) The term "Investors" shall mean, collectively, Canaan Capital Limited Partnership, Canaan Capital Offshore Limited Partnership C.V., Canaan S.B.I.C., L.P., Menlo Ventures VI, L.P., and Menlo Entrepreneurs Fund VI, L.P.

         (j) The term "Junior Stock" shall mean the Common Stock and any class or series of capital stock of the Corporation ranking, on liquidation or as to payment of dividends, junior to the Preferred Stock.

         (k) The term "Original Issuance Date" shall mean (i) in the case of the Series A-0 Preferred Stock and the Series A-1 Preferred Stock, the date as of which the first share of Series A-0 Preferred Stock has been issued,
     (ii) in the case of the Series B-0 Preferred Stock and the Series B-1 Preferred Stock, the date as of which the first share of Series B-0 Preferred Stock has been issued and (iii) in the case of the Series C-0 Preferred Stock and the Series C-1 Preferred Stock, the date as of which the first share of Series C-0 Preferred Stock has been issued.

         (l) The term "Original Issuance Price" shall mean (i) in the case of the Series A-0 Preferred Stork and the Series A-1 Preferred Stock, $13.00 per share, (ii) in the case of the Series B-0 Preferred Stock and the Series B-1 Preferred Stock, $17.26 per share and (iii) in the case of the Series C-0 Preferred Stock and the Series C-1 Preferred Stock, $24.00 per share.

         (m) The term "Preferred Stock" shall mean, collectively, the Series A-0 Preferred Stock, the Series A-1 Preferred Stock, the Series B-0 Preferred Stock, the Series B-1 Preferred Stock, the Series C-0 Preferred Stock and the Series C-1 Preferred Stock.

         (n) The term "Preferred Warrants" shall mean those certain warrants, dated as of March 15, 1995, made by the Corporation in favor of the Investors and initially exercisable for an aggregate of 117,635 shares of Series B Preferred Stock.

         (o) The term "Qualified Public Offering" shall mean a public offering of the Corporation's common stock pursuant to a registration statement filed with the Securities and Exchange Commission and in which the aggregate gross proceeds to the Corporation are at least $10,000,000 and, with regard to the Series C-0

     Preferred Stock and Series C-1 Preferred Stock only, in which the offering price of Common Stock is greater than $50.00 per share.

         (p) The term "Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

         (q) The term "Series A-0 Preferred Stock" shall mean the Series A-0 Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

         (r) The term "'Series A-1 Preferred Stock" shall mean the Series A-1 Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

         (s) The term "Series A Stock Purchase Agreement" shall mean the Series A Convertible Preferred Stock and Warrant Purchase Agreement, dated as of March 15, 1995, among the Corporation, Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P.

         (t) The term "Series B Preferred Stock" shall mean the Series B Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

         (u) The term "Series B-0 Preferred Stock" shall mean the Series B-0 Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

         (v) The term "Series B-1 Preferred Stock" shall mean the Series B-1 Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

         (w) The term "Series C-0 Preferred Stock" shall mean the Series C-0 Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

         (x) The term "Series C-1 Preferred Stock" shall mean the Series C-1 Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

         (y) The term "Series C Stock Purchase Agreement" shall mean the Series C Convertible Preferred Stock Purchase Agreement, dated on or about July 15, 1996, among the Corporation and the Investors.

         (z) The term "Special Adjustment" shall mean (i) in the case of the Series A-0 Preferred Stock, an appropriate and equitable adjustment upon a stock split or other subdivision of the Series A-0 Preferred Stock, a stock dividend payable in shares of Series A-0 Preferred Stock, a reverse stock split or other combination of Series A-0 Preferred Stock, or a reclassification of Series A-0 Preferred Stock, (ii) in the case of the Series A-1 Preferred Stock and prior to the Original Issuance Date thereof, an appropriate and equitable adjustment upon a stock split or other subdivision of the Series A-0 Preferred Stock, a stock dividend payable in shares of Series A-0 Preferred Stock, a reverse stock split or other combination of Series A-0 Preferred Stock, or a reclassification of Series A-0 Preferred Stock, (iii) in the case of the Series A-1 Preferred Stock and from and after the Original Issuance Date thereof, an appropriate and equitable adjustment upon a stock split or other subdivision of the Series A-1 Preferred Stock, a stock dividend payable in shares of

     Series A-1 Preferred Stock, a reverse stock split or other combination of Series A-1 Preferred Stock, or a reclassification of Series A-1 Preferred Stock, (iv) in the case of the Series B-0 Preferred Stock, an appropriate and equitable adjustment upon a stock split or other subdivision of the Series B-0 preferred Stock, a stock dividend payable in shares of Series B-0 Preferred Stock, a reverse stock split or other combination of Series B-0 Preferred Stock, or a reclassification of Series B-0 Preferred Stock,
     (v) in the case of the Series B-1 Preferred Stock and prior to the Original Issuance Date thereof, an appropriate and equitable adjustment upon a stock split or other subdivision of the Series B-0 Preferred Stock, a stock dividend payable in shares of Series B-0 Preferred Stock, a reverse stock split or other combination of Series B-0 Preferred Stock, or a reclassification of Series B-0 Preferred Stock, (vi) in the case of the Series B-1 Preferred Stock and from and after the Original Issuance Date thereof, an appropriate and equitable adjustment upon a stock split or other subdivision of the Series B-1 Preferred Stock, a stock dividend payable in shares of Series B-1 Preferred Stock, a reverse stock split or other combination of Series B-1 Preferred Stock, or a reclassification of Series B-1 Preferred Stock, (vii) in the case of the Series C-0 Preferred Stock, an appropriate and equitable adjustment upon a stock split or other subdivision of the Series C-0 Preferred Stock, a stock dividend payable in shares of Series C-0 Preferred Stock, a reverse stock split or other combination of Series C-0 Preferred Stock, or a reclassification of Series C-0 Preferred Stock, (viii) in the case of the Series C-1 Preferred Stock and prior to the Original Issuance Date thereof, an appropriate and equitable adjustment upon a stock split or other subdivision of the Series C-0 Preferred Stock, a stock dividend payable in shares of Series C-0 Preferred Stock, a reverse stock split or other combination of Series C-0 Preferred Stock, or a reclassification of Series C-0 Preferred Stock, and
     (ix) in the case of Series C-1 Preferred Stock and from and after the Original Issuance Date thereof, an appropriate and equitable adjustment upon a stock split or other subdivision of the Series C-1 Preferred Stock, a stock dividend payable in shares of Series C-I Preferred Stock, a reverse stock split or other combination of Series C-1 Preferred Stock, or a reclassification of Series C-1 Preferred Stock.

     2. Dividends   The holders of outstanding shares of each series of
Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors, out of assets of the Corporation legally available for payment of dividends, an annual noncumulative dividend in a per share amount equal to the product of seven percent (7%) and the Original Issuance Price of such series of Preferred Stock (subject to Special Adjustment) or, if greater (as determined on a per annum basis and on an as-converted to Common Stock basis for the Preferred Stock), an amount equal to that paid on any outstanding shares of Common Stock of the Corporation. Dividends, if declared, shall be payable in cash annually in respect of the immediately preceding fiscal year (including any partial fiscal year) of the Corporation (each, a "Dividend Period"). The declaration of dividends shall be within the sole discretion of the Board of Directors of the Corporation. Dividends in respect of each series of Preferred Stock shall, however, be non-cumulative so that, if not declared in respect of any Dividend Period, the holders of such series of Preferred Stock shall not thereafter have any right to receive dividends on account of such Dividend Period. No dividend shall be declared or paid on any series of Preferred Stock in respect of any Dividend Period unless the Corporation shall declare and pay a dividend in respect of such Dividend Period to each of the other series of Preferred Stock, and no dividend shall be declared on the Junior Stock unless the full amount of dividends with respect to each of the series of Preferred Stock for the immediately preceding Dividend Period shall have been declared and paid in full.

     3. Rights on Liquidation, Dissolution or Winding-Up.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (each, a "Liquidation"), the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

               (i) The holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of any Junior Stock, an amount per share equal to the respective Original Issuance Prices of each series of the Preferred Stock (subject to Special Adjustment) plus, in addition, an amount equal to any dividends declared but unpaid an such series of Preferred Stock. If the assets of the Corporation available for distribution to the holders of Preferred Stock shall be insufficient to permit the payment to the holders of Preferred Stock of their full preferential amount as set forth in this
         Section 3(a)(i), then the holders of shares of Preferred Stock shall share ratably in any distribution of the assets of the Corporation in proportion to the respective amounts that would be payable to the holders of Preferred Stock in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Preferred Stock were paid in full.

               (ii) After distribution to the holders of Preferred Stock of the full preferential amount set forth in Section 3(a)(i) hereof, the holders of the A Preferred, B Preferred, C Preferred and the holders of the Common Stock shall be entitled to receive, on a pro rata basis (assuming for this purpose that each holder of shares of A Preferred is a holder of the number of shares of Common Stock into which such shares of A Preferred are then convertible, that each holder of shares of B Preferred is a holder of the number of shares of Common Stock into which such shares of B Preferred are then convertible and that each holder of shares of C Preferred is a holder of the number of shares of Common Stock into which such shares of C Preferred are then convertible), that portion of the remaining assets of the Corporation legally available for distribution, if any, until the holders of the A Preferred shall have received pursuant to this Section 3(a)(ii) an amount per share equal to (A) the product of (i) the Original Issuance Price of the A Preferred (subject to Special Adjustment) multiplied by
         (ii) two, minus (B) the amounts already paid per each such share pursuant to Section 3(a)(i) above.

               (iii) After distribution to the holders of the A Preferred, B Preferred, C Preferred and the Common Stock of the full preferential amount set forth in Section 3(a)(ii) hereof, the holders of the B Preferred, C Preferred and the holders of the Common Stock shall be entitled to receive, prior and in preference to any other distribution to the holders of the A Preferred, on a pro rata basis (assuming for this purpose that each holder of shares of B Preferred is a holder of the number of shares of Common Stock into which such shares of B Preferred are then convertible and that each holder of shares of C Preferred is a holder of the number of shares of Common Stock into which such shares of C Preferred are then convertible), that portion of the remaining assets of the Corporation legally available for distribution, if any, until the holders of the B Preferred shall have received pursuant to this Section 3(a)(iii) an amount per share equal to (A) the product of (i) the Original Issuance Price of the B Preferred (subject to Special Adjustment) multiplied by (ii) two, minus
         (B) the amounts already paid per each such share pursuant to Section 3(a)(i) and Section 3(a)(ii) above.

               (iv) After distribution to the holders of the B Preferred, C Preferred and the Common Stock of the full preferential amount set forth in Section 3(a)(iii) hereof, the holders of the C Preferred and the holders of the Common Stock shall be entitled to receive, prior and in preference to any other distribution to the holders of the B Preferred, on a pro rata basis (assuming for this purpose that each holder of shares of C Preferred is a holder of the number of shares of Common Stock into which such shares of C Preferred are then convertible), that portion of the remaining assets of the Corporation legally available for distribution, if any, until the holders of the C Preferred shall have received pursuant to this Section 3(a)(iv) an amount per share equal to (A) the product of (i) the Original Issuance Price of the C Preferred (subject to Special Adjustment) multiplied by
         (ii) two, minus (B) the amounts already paid per each such share pursuant to Section 3(a)(i), Section 3(a)(ii) and Section 3(a)(iii) above.

               (v) After distribution to the holders of the C Preferred and the Common Stock of the full preferential amount set forth in Section 3(a)(iv) hereof, the holders of the Common Stock shall be entitled to receive, prior and in preference to any other distribution to the holders of the Preferred Stock, on a pro rata basis, that portion of the remaining assets of the Corporation legally available for distribution, if any, until the holders of the Common Stock shall have received pursuant to this Section 3(a)(v) an amount per share equal to
         (A) the product of (i) the Original Issuance Price of the C Preferred (subject to Special Adjustment) multiplied by (ii) two, minus (B) the amounts already paid per each such share pursuant to Sections 3(a)(ii), 3(a)(iii) and 3(a)(iv) above.

               (vi) After distribution to the holders of the Common Stock of the full preferential amount set forth in Section 3(a)(v) hereof, the holders of the

         A Preferred shall be entitled to receive, prior to and in preference to any other distribution to the holders of the B Preferred, C Preferred and the Common Stock, on a pro rata basis (assuming for this purpose that each holder of shares of A Preferred is a holder of the number of shares of Common Stock into which such shares of A Preferred are then convertible), that portion of the remaining assets of the Corporation legally available for distribution, if any, until the holders of the A Preferred shall have received pursuant to this Section 3(a)(vi) an amount per share equal to (A) the product of (i) the Original Issuance Price of the B Preferred (subject to Special Adjustment) multiplied by
         (ii) two, minus (B) the amounts already paid per each such share pursuant to Sections 3(a)(i), (ii), (iii) and (iv).

               (vii) After distribution to the holders of the A Preferred of the full preferential amount set forth in Section 3(a)(vi) hereof, the holders of the A Preferred and the holders of the B Preferred shall be entitled to receive, prior to and in preference to any other distribution to the holders of the C Preferred and the Common Stock, on a pro rata basis (assuming for this purpose that each holder of shares of A Preferred is a holder of the number of shares of Common Stock into which such shares of A Preferred are then convertible and that each holder of B Preferred is a holder of the number of shares of Common Stock into which such shares of B Preferred are then convertible), that portion of the remaining assets of the Corporation legally available for distribution, if any, until the holders of the A Preferred and the holders of the B Preferred shall have received pursuant to this Section 3(a)(vii) an amount per share equal to (A) the product of (i) the Original Issuance Price of the C Preferred (subject to Special Adjustment) multiplied by (ii) two, minus (B) the amounts already paid per each such share pursuant to (in the case of A Preferred) Sections 3(a)(i), (ii), (iii), (iv) and (vi) above and (in the case of B Preferred) Sections 3(a)(i), (ii), (iii) and (iv) above.

               (viii) After distribution to the holders of the A Preferred and B Preferred of the full preferential amount set forth in Section 3(a)(vii) hereof, the remaining assets of the Corporation legally available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of shares of Common Stock and Preferred Stock pro rata based on the respective number of shares of Common Stock held by the holders of Common Stock and the holders of Preferred Stock (assuming for this purpose that each holder of shares of Preferred Stock is a holder of the number of shares of Common Stock into which such shares of Preferred Stock are then convertible).

         (b) For purposes of this Section 3, a consolidation or merger of the Corporation with or into any other corporation or entity, or the sale of all or substantially all of the assets of the Corporation to any other corporation or entity, shall be deemed to be a Liquidation, unless the Corporation's shareholders of record, as constituted immediately prior to such merger, consolidation or sale, hold at least 50% of the voting power of the surviving or acquiring corporation or entity.

         (c) In the event of any merger, consolidation or sale of assets contemplated under Section 3(b) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. The value of any securities received by the Corporation pursuant to any such merger, consolidation or sale of assets shall be determined as follows:

               (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (A) If traded on a securities exchange or through the Nasdaq
              National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or the Nasdaq National Market, as the case may be, over the thirty-day period ending three (3) days prior to the closing;

                    (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three
              (3) days prior to the closing; and

                    (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock. If the Corporation and such holders are not able to mutually agree on the value, the value shall be determined by an accounting firm of national reputation, and the determination of such accounting firm shall be final and binding on the Corporation and the holders of Preferred Stock.

               (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as provided above in Section 3(c)(i)(A), (B) or (C) to reflect the approximately fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock. If the Corporation and such holders are not able to mutually agree on the value, the value shall be determined by an accounting firm of national reputation, and the determination of such accounting firm shall be final and binding on the Corporation and the holders of Preferred Stock.

     4. Voting.

         (a) Except to the extent otherwise provided in this Section 4, elsewhere in the Articles of Organization or by law, each share of Preferred Stock shall entitle the holder thereof to vote, together with the holders of Common Stock, as a single class, on all matters as to which holders of Common Stock shall be entitled to vote including, without limitation, on any merger or consolidation of the Corporation or any sale, conveyance, exchange or other disposition of all or substantially all of the assets of the Corporation (other than any such merger or consolidation or any such sale, conveyance, exchange or other disposition of assets in respect of which the holders of Preferred Stock shall have the right to a separate class vote pursuant to Section 4(c) below). On all matters upon which each holder of Preferred Stock shall be entitled to vote pursuant to this Section 4(a), such holder shall be entitled to such number of votes as shall equal the number of shares of Common Stock (rounded to the nearest whole number) into which all of such holder's shares of Preferred Stock are then convertible as provided in
     Section 5 hereof.

         (b) In addition to the rights specified in Section 4(a) hereof, the holders of a majority of the outstanding shares of A Preferred and B Preferred, voting together (all on an as-converted to Common Stock basis) as a separate class, shall have the exclusive right to elect one (1) member of the Board of Directors of the Corporation (the "Series A and B Preferred Director") and the holders of a majority of the outstanding shares of C Preferred, voting (all on an as-converted to Common Stock basis) as a separate class, shall have the exclusive right to elect one (1) member of the Board of Directors of the Corporation (the "Series C Preferred Director" and, together with the Series A and B Director, the "Preferred Directors"); provided, however, that, notwithstanding the foregoing, those holders of shares of Series A-I Preferred Stock, Series B-1 Preferred Stock and/or Series C-I Preferred Stock that are not Investors or Affiliates of Investors shall have no right to vote any of such holders' shares of Series A-1 Preferred Stock, Series B-I Preferred Stock and/or Series C-I Preferred Stock in connection with the election of any of the Preferred Directors. Each Preferred Director elected pursuant to this Section 4(b) shall serve from the date of his or her election and qualification until the next annual meeting of stockholders of the Corporation and his or her successor has been duly elected and qualified or until his or her earlier death, removal or resignation. The holders of a majority of the outstanding shares of A Preferred and B Preferred, voting together (all on an as-converted to Common Stock basis) as a separate class, shall have the exclusive right to remove the Series A and B Preferred Director with or without cause, and the holders of a majority of the outstanding shares of C Preferred, voting (all on an as-converted to Common Stock basis) as a separate class, shall have the exclusive right to remove the Series C Preferred Director with or without cause; provided, however, that, notwithstanding the foregoing, those holders of shares of Series A-1 Preferred Stock, Series B-I Preferred Stock and/or Series C- I Preferred Stock that are not Investors or Affiliates of Investors shall have no right to vote any of such holders' shares of Series A-I Preferred Stock, Series B-I Preferred Stock and/or Series C-1 Preferred Stock in connection with the removal of any of the Preferred Directors. A vacancy in the directorship to be elected by the holders of A Preferred and B Preferred may be filled only by the holders of a majority of the outstanding shares of A Preferred and B Preferred, voting together (all on an as-converted to Common Stock basis) as a separate class; provided, however, that, notwithstanding the foregoing, those holders of shares of Series A-1 Preferred Stock and/or Series B-1 Preferred Stock that are not Investors or Affiliates of Investors shall have no right to vote any of such holders' shares of Series A-1 Preferred Stock and/or Series B-1 Preferred Stock in connection with the filing of any vacancy in the directorship pertaining to the Series A and B Preferred Director. A vacancy in the directorship to be elected by the C Preferred may be filled only by the holders of a majority of the outstanding shares of C Preferred, voting (all on an as-converted to Common Stock basis) as a separate class; provided, however, that, notwithstanding the foregoing, those holders of shares of Series C-1 Preferred Stock that are not Investors or Affiliates of Investors shall have no right to vote any of such holders' shares of Series C-1 Preferred Stock in connection with the filing of any vacancy in the directorship pertaining to the Series C Preferred Director. The voting rights set forth in this Section 4(b) shall be subject to the provisions of Section 4(e) and shall terminate upon the closing of the Corporation's initial public offering.

         (c) The Corporation shall not, without the affirmative consent or approval of the holders of shares representing a majority of the shares of Preferred Stock then outstanding, voting together as a single class, 'given in the manner provided in Section 4(e) below:

               (i) amend the Articles of Organization (including the Certificate of Designation) or By-laws of the Corporation in a manner that would alter or change adversely the preferences, rights, privileges or powers of any series of the Preferred Stock;

               (ii) increase the authorized number of shares of Preferred Stock;

               (iii) authorize, designate, create or issue any class or series of capital stock ranking, as to voting rights or payment of dividends or in Liquidation, senior and prior to, or on a parity with, any series of the Preferred Stock;

               (iv) sell, convey, exchange or otherwise dispose of all or substantially all of the Corporation's assets in a transaction in which the proceeds available for distribution to holders of Preferred Stock in respect of each share of each series of Preferred Stock owned by such holders will be less than the product of (i) the Original Issuance Price of such series of Preferred Stock (subject to Special Adjustment) and (ii) five (5);

               (v) liquidate, dissolve, recapitalize or merge into or consolidate with, or otherwise effect a reorganization with, any other corporation or other entity or person (other than a wholly owned subsidiary of the Corporation) in a transaction in which the proceeds available for distribution to holders of Preferred Stock in respect of each share of each series of Preferred Stock owned by such holders will be less than the product of (i) the Original Issuance Price of such series of Preferred Stock (subject to Special Adjustment) and (ii) five
         (5);

               (vi) reclassify the shares of any class or series of Junior Stock into shares of any class or series of capital stock ranking, either as to payment of dividends or in Liquidation, senior and prior to, or on a parity with, the Preferred Stock; or

               (vii) redeem, retire, purchase or acquire any shares of any capital stock of the Corporation, except at cost and on terms approved by the Board of Directors of the Corporation from employees, advisors, officers, directors and consultants of, and persons performing services for, the Corporation upon the termination of employment or association.

         (d) The Corporation shall not amend the Articles of Organization or the Certificate of Designation in a manner that would adversely alter or change the preferences, rights, privileges or powers of any series of Preferred Stock without the affirmative consent or approval of the holders of a majority of the outstanding shares of such series of Preferred Stock and the Corporation shall not amend the By-Laws of the Corporation in a manner that would adversely alter or change the preferences, rights, privileges or powers of any series of Preferred Stock without the affirmative consent or approval of the holders of a majority of the outstanding shares of such series of Preferred Stock.

         (e) The exclusive voting or approval rights and/or the approval requirements of the holders of Preferred Stock (or of a series thereof in the case of Section 4(d)) set forth in Sections 1(h)(xi), 4(b), 4(c) and 4(d) shall be exercised (i) at any annual meeting of the stockholders of the Corporation, (ii) at any special meeting of stockholders of the Corporation called for, among other things, such purpose in accordance with the By-laws of the Corporation or in accordance with the provisions set forth below in this Section 4(e) and for which proper notice has been duly given to all holders of Preferred Stock, or (iii) by unanimous written consent in lieu of a meeting of the holders of Preferred Stock (or the series thereof in the case of Section 4(d)). Notwithstanding anything in the Articles of Organization or the By-laws of the Corporation to the contrary, at the written request of the holders of at least ten percent (10%) of the outstanding shares of Preferred Stock (or the holders of at least ten percent (10%) of the outstanding shares of the series of Preferred Stock voting in the case of Section 4(d)), the Secretary of the Corporation shall call a special meeting of the stockholders of the Corporation for purposes of enabling the holders of Preferred Stock (or the series thereof in the case of Section 4(d)) to exercise their exclusive voting or approval rights and/or to comply with their approval requirements pursuant to Sections 1(h)(xi), 4(b), 4(c) and 4(d). In exercising any of the rights set forth in Sections 1(h)(xi), 4(b), 4(c) and 4(d), each holder of Preferred Stock shall be entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock.

     5. Optional Conversion.

         (a) The holder of any shares of any series of Preferred Stock shall have the right, at such holder's option, at any time or from time to time to convert any of such shares into such whole number of fully paid and nonassessable shares of Common Stock as is equal to the quotient obtained by dividing (A) the Original Issuance Price for such series of Preferred Stock multiplied by the number of shares of such series of Preferred Stock being converted by (B) the Preferred Conversion Price (as hereinafter defined), as last adjusted and then in effect, for the shares of such series of Preferred Stock being converted, by surrender of the certificates representing the shares of Preferred Stock so to be converted in the manner provided in Section 5(b) hereof. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Preferred Stock shall initially be the respective Original Issuance Prices of the Series A-0 Preferred Stock (the "Series A Preferred Conversion Price"), the Series A-1 Preferred Stock (the "Series A-I Preferred Conversion Price"), the Series B-0 Preferred Stock (the "Series B Preferred Conversion Price"), the Series B-I Preferred Stock (the "Series B-1 Preferred Conversion Price"), the Series C-0 Preferred Stock (the "Series C Preferred Conversion Price") and the Series C-1 Preferred Stock (the "Series C-1 Preferred Conversion Price") (the Series A Preferred Conversion Price, the Series A-1 Preferred Conversion Price, the Series B Preferred Conversion Price, the Series B-1 Preferred Conversion Price, the Series C Preferred Conversion Price and the Series C-1 Preferred Conversion Price are sometimes collectively referred to herein as the "Preferred Conversion Prices"); provided, however, that such Preferred Conversion Prices shall be subject to adjustment as set forth in Section 5(d) hereof. The holder of any shares of Preferred Stock exercising the aforesaid right to convert such shares into shares of Common Stock shall be entitled to payment of any dividends declared but unpaid with respect to such shares of Preferred Stock.

         (b) The holder of any shares of Preferred Stock may exercise the conversion right pursuant to Section 5(a) hereof as to any part thereof by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation for the Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made (the "Conversion Date"). As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order. of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section 5(c) hereof and a check or cash in payment of all dividends declared but unpaid, if any (to the extent permissible under law), with respect to the shares of Preferred Stock so converted. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a Common Stock holder of record on the next succeeding date on which the transfer books are open, but the respective Preferred Conversion Prices shall be those in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the series of Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

         (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one share of a series of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such series of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then Current Market Price (as hereinafter defined) of a share of Common Stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

         (d) The Preferred Conversion Price for each series of Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) Subject to Section 5(d)(ii) and Section 5(d)(iii) hereof, if the Corporation shall at any time or from time to time after the Original Issuance Date of Series C-0 Preferred Stock issue any shares of Common Stock (other than Excluded Stock) without consideration or for a consideration per share less than the Preferred Conversion Price for such series in effect immediately prior to the issuance of such Common Stock, such higher Preferred Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing

                    (A) an amount equal to the sum of

                        (x) the total number of shares of Common Stock
                  outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivisions (A) and (B) of Section 5(e)(iv), it being understood that the shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issuance shall be deemed to be outstanding for all purposes of the computation required in this clause (i)), immediately prior to such issuance multiplied by the Preferred Conversion Price for such series in effect immediately prior to such issuance, plus

                        (y) the consideration received by the Corporation upon
                  such issuance,

               by

                    (B) the total number of shares of Common Stock outstanding
              (including any shares of Common Stock deemed to have been issued pursuant to subdivisions (A) and (B) of Section 5(e)(iv), it being understood that the shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such issuance shall be deemed to be outstanding for all purposes of the computation required in this clause (i)) immediately after the issuance of such Common Stock.

               (ii) Notwithstanding anything expressed or implied in Sections 5(d)(i) or 5(e)(iv) to the contrary, in the event that the Corporation shall issue any of the securities referred to in Section 5(e)(iv) and such securities shall constitute Excluded Stock, there shall be no adjustment to the Preferred Conversion Price of any series of Preferred Stock pursuant to Section 5(d)(i) as a result of any such issuance. In the event of any adjustment in the Preferred Conversion Price of any series of Preferred Stock pursuant to Section 5(d)(i) hereof, any and all of those securities referred to in Section 5(e)(iv) that are outstanding at the time of such issuance, regardless of whether or not such securities constitute Excluded Stock, shall be taken into account (in the manner provided in Section 5(e)(iv) hereof) in computing such adjustment.

               (iii) Notwithstanding Section 5(d)(i) and Section 5(d)(ii) hereof, neither the Series A-1 Preferred Conversion Price nor the Series B-1 Preferred Conversion Price nor the Series C-1 Preferred Conversion Price shall be adjusted pursuant to said Section 5(d)(i) as a result of an issuance (or deemed issuance) of shares of Common Stock which occurs concurrently and in conjunction with the issuance of the first share of Series A-1 Preferred Stock, Series B-1 Preferred Stock or Series C-1 Preferred Stock, as the case may be, pursuant to a Special Mandatory Conversion (as defined in Section 7 hereof). After such time as any share of Series A-1 Preferred Stock, Series B-1 Preferred Stock or Series C-1 Preferred Stock, as the case may be, is issued and outstanding, neither the Series A-1 Preferred Conversion Price nor the Series B-1 Preferred Conversion Price nor the Series C-1 Preferred Conversion

         Price, as the case may be, shall be subject to adjustment pursuant to
         Section 5(d)(i).

         (e) For the purposes of any adjustment of the Preferred Conversion Prices pursuant to Section 5(d)(i), the following provisions shall be applicable:

               (i) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

               (ii) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment; provided, however, that the aggregate fair market value of such noncash and cash consideration shall not exceed the Current Market Price of the shares of Common Stock being issued.

               (iii) In the case of the issuance of Common Stock without consideration, the consideration shall be deemed to be $.001 per share.

               (iv) In the case of the issuance of (x) options or warrants to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities:

                    (A) the shares of Common Stock deliverable upon exercise of such options or warrants to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (i), (ii) and (iii) above), if any. received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options or warrants or rights for the Common Stock covered thereby;

                    (B) the shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options, warrants or rights (the consideration in each case to be determined in the manner provided in subdivisions (i),
              (ii) and (iii) above);

                    (C) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options, warrants or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the Preferred Conversion Prices shall forthwith be readjusted to such Preferred Conversion Prices as would have obtained had the adjustment made upon the issuance of such options, warrants, rights or securities not converted prior to such change or options, warrants or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                    (D) on the expiration of any such options, warrants or
              rights, the termination of any such rights to convert or exchange or the expiration of any options, warrants or rights related to such convertible or exchangeable securities, the Preferred Conversion Prices shall forthwith be readjusted to such Preferred Conversion Prices as would have obtained had the adjustment made upon the issuance of such options, warrants or rights, securities or options, warrants or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options, warrants or rights related to such securities and subsequent conversion thereof.

               (v) If, at any time after the Original Issuance Date of any series of Preferred Stock the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Preferred Conversion Price for such series shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase in outstanding shares.

               (vi) If, at any time after the Original Issuance Date of any series' of Preferred Stock the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Preferred Conversion Price for such series shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (vii) In the event, at any time after the Original Issuance Date of any series of Preferred Stock of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of each series of Preferred Stock shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be (unless, in the case of a consolidation, merger, sale or other disposition, payment shall have been made to the holders of all shares of such series of Preferred Stock of the full amount to which they shall have been entitled pursuant to Section 3 hereof) convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such shares would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 5(e)(vii) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

               (viii) All calculations under this paragraph (e) shall be made to the nearest one tenth (1/10) of a cent or to the nearest one tenth (1/10) of a share, as the case may be.

               (ix) For the purpose of any computation pursuant to this Section 5(e) or Section 5(c) hereof, the Current Market Price at any date of one share of Common Stock shall be deemed to be the average of the daily closing prices for the 30 consecutive business days selected by the Board of Directors of the Corporation ending no more than 15 days before the day in question (as adjusted for any stock dividend, split-up, combination or reclassification that took effect during such 30-business-day period). The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or as reported in the National Association of Securities Dealers Automated Quotations National Market System ("NASDAQ-NMS") (or if the Common Stock is not at the time listed or admitted for trading on any such exchange or reported in NASDAQ-NMS, then such price shall be equal to the average of the last reported bid and asked prices, as reported by National Association of Securities

         Dealers Automated Quotations System ("NASDAQ") on such day, or if, on any day in question, the security shall not be quoted on NASDAQ, then such price shall be equal to the average of the last reported bid and asked prices on such day as reported by the National Quotation Bureau, Inc. or any similar reputable quotation and reporting service, if such quotation is not reported by the National Quotation Bureau, Inc.); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this clause (x) are available for the period required hereunder, the Current Market Price as of the day in question shall be determined in good faith by the Board of Directors of the Corporation.

               (x) In any case in which the provisions of this Section 5(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 5(c); provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

         (f) Whenever a Preferred Conversion Price shall be adjusted as provided in Section 5(d), the Corporation shall forthwith file, at the office of Corporation or any transfer agent designated by the Corporation for the Preferred Stock, a statement, signed by its Chief Financial Officer, showing in detail the facts requiring such adjustment and the Preferred Conversion Prices then in effect. The Corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of. Preferred Stock at his or its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 5(g).

         (g) In the event the Corporation shall propose to take any action of the types described in Section 5(d) or clause (v), (vi) or (vii) of Section 5(e), the Corporation shall give notice to each holder of shares of Preferred Stock, in the manner set forth in Section 5(f), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the respective Preferred Conversion Prices and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         (h) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Preferred Stock.

         (i) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Preferred Stock.

         (j) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

         (k) The Corporation will not, by amendment of its Articles of Organization or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

     6. Automatic Conversion.   Upon the closing of a Qualified Public Offering,
all shares of Preferred Stock then outstanding shall, by virtue of, and simultaneously with, such closing and without any action on the part of the holders thereof, be deemed automatically converted into that number of fully paid and nonassessable shares of Common Stock into which such shares would have been convertible in the event of optional conversion at such time pursuant to
Section 5 hereof. The provisions of Section 5 shall apply to any such automatic conversion.

     7. Special Mandatory Conversion.

         (a) If any holder of shares of Preemptive Right Series Preferred Stock (as defined in Section 8 hereof) is entitled to exercise the preemptive right set forth in Section 8 hereof (the "Preemptive Right") with respect to an equity financing (an "Equity Financing") of the Corporation and the Corporation (other than an issuance of Excluded Stock) has fully complied with its obligations pursuant to Section 8 hereof in respect thereof, and if such holder (a "Non-Participating Holder") does not by exercise of such holder's Preemptive Right acquire at least its Proportionate Percentage (as defined in Section 8(b)(v) hereof) of the Offered Securities (as defined in
     Section 8 hereof) offered to the holders of Preemptive

     Right Series Preferred Stock in such Equity Financing (a "Mandatory Offering"), then each of the shares of Preemptive Right Series Preferred Stock owned by such holder immediately before the original issuance date of the security of the Corporation issued in such Equity Financing shall automatically and without further action on the part of such holder be converted, subject to and effective concurrently with the consummation of the Mandatory Offering (the "Special Mandatory Conversion Date"), (i) in the case of shares of Series A-0 Preferred Stock into one share of Series A-1 Preferred Stock, (ii) in the case of shares of Series B-0 Preferred Stock into one share of Series B-1 Preferred Stock and (iii) in the case of shares of Series C-0 Preferred Stock into one share of Series C-1 Preferred Stock (said conversion being referred to herein as a "Special Mandatory Conversion"). Upon such conversion, the shares so converted shall be canceled and not subject to reissuance.

         (b) The holder of any shares of Preemptive Right Series Preferred Stock converted pursuant to Section 8(a) hereof shall deliver to the Corporation during regular business hours at the office of the Corporation or any transfer agent designated by the Corporation for the Preemptive Right Series Preferred Stock, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock or Series C-1 Preferred Stock, as the case may be, to which such holder is entitled. The person in whose name the certificate for such Series A-1 Preferred Stock, Series B-1 Preferred Stock or Series C-1 Preferred Stock, as the case may be, is to be issued shall be deemed to have become a Series A-1 Preferred Stock holder, Series B-1 Preferred Stock holder or Series C-1 Preferred Stock holder, as the case may be, of record on the Special Mandatory Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a Series A-1 Preferred Stockholder, Series B-1 Stockholder or Series C-1 Stockholder, as the case may be, of record on the next succeeding date on which the transfer books are open.

         (c) Subsequent to each Special Mandatory Conversion under this Section 7, but concurrently with any subsequent amendment to its Articles of Organization, the Corporation shall designate a new series of Preferred Stock (herein called a "New Series") having terms, powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, which are identical to the terms; powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of the Series A-1 Preferred Stock, the Series B-1 Preferred Stock or the Series C-1 Preferred Stock, as the case may be, except that the initial Preferred Conversion Price of such New Series shall be the Preferred Conversion Price of the Series A-0 Preferred Stock, the Series B-0 Preferred Stock or the Series C-0 Preferred Stock, as the case may be, in effect immediately prior to the adjustment to the Series A Preferred Conversion Price, the Series B Preferred Conversion Price or the Series C Preferred

     Conversion Price, as the case may be, made concurrently with the issuance of the first share of Series A-1 Preferred Stock, Series B-1 Preferred Stock or Series C-1 Preferred Stock, as the case may be, pursuant to such Special Mandatory Conversion. In connection therewith, the Corporation shall also amend its Articles of Organization to provide that, upon a subsequent Special Mandatory Conversion, shares of Series A-0 Preferred Stock, Series B-0 Preferred Stock or Series C-0 Preferred Stock shall be convertible pursuant to this Section 7 into shares of such New Series.

     8. Preemptive Rights.

         (a) General.   Except as provided in Section 8(b) hereof, no holder of
     any shares of Preferred Stock shall be entitled, as a preemptive right or right of first refusal of such holder, to purchase or to subscribe for any shares of capital stock issued by the Corporation, whether now or hereafter authorized, or bonds, certificates of indebtedness, debentures or other securities convertible into or carrying any right to purchase capital stock of the Corporation of any class.

         (b) Right of First Refusal.

               (i) Subject to the provisions of Section 8(c) hereof, the Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, (i) any shares of Common Stock, (ii) any other equity security of the Corporation, including, without limitation, shares of Preferred Stock,
         (iii) any debt security of the Corporation which by its terms is convertible into or exchangeable for any equity security of the Corporation or has any other equity feature, (iv) any security of the Corporation that is a combination of debt and equity or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security or any such debt security of the Corporation, unless in each case the Corporation shall have first offered to sell to each holder (the "Section 8 Offeree") of shares of Series A-0 Preferred Stock, Series B-0 Preferred Stock or Series C-0 Preferred Stock (the "Preemptive Right Series Preferred Stock") such Section 8 Offeree's Proportionate Percentage (as hereinafter defined) of such securities (the "Offered Securities"), and to sell thereto such Offered Securities not subscribed for by the other Section 8 Offerees as hereinafter provided, at a price and on such other terms as shall have been specified by the Corporation in writing delivered to such Section 8 Offeree (an "Offer"), which Offer by its terms shall remain open and irrevocable for a period of 30 days from the date it is delivered by the Corporation to the Section 8 Offerees.

               (ii) Notice of each Section 8 Offeree's intention to accept, in whole or in part, an Offer shall be evidenced by a writing signed by such Section 8 Offeree and delivered to the Corporation prior to the end of the 30-day period of such Offer (the "Notice of Acceptance"), setting forth (A) such portion of the Offered Securities as such
         Section 8 Offeree elects to purchase and (B) such portion, if any, of the Offered Securities not accepted by any of the other

         Section 8 Offerees (the "Refused Securities") that such Section 8 Offeree elects to purchase, in which case such Refused Securities shall be deemed to have been offered to and accepted by the Section 8 Offerees which exercised their option under this clause (B) pro rata in accordance with their respective Proportionate Percentages; provided, however, that if the pro rata computation based upon Proportionate Percentages contemplated by the preceding clause (B) would result in less than all of the Refused Securities being accepted and if making such pro rata computation based on the respective amounts of Refused Securities offered to be accepted by each Section 8 Offeree exercising its option under such clause (B) would result in all or a greater number of the Refused Securities being accepted, then such computation shall be made on such latter basis.

               (iii) In the event that Notices of Acceptance are not given by the Section 8 Offerees in respect of all the Offered Securities, the Corporation shall have 120 days from the expiration of the foregoing 30-day period to sell that portion of such Offered Securities that are not subject to Notices of Acceptance to any other person or persons, but only upon terms and conditions in all respects, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other person or persons or less favorable to the Corporation than those set forth in the Offer. Upon the closing (which shall include full payment to the Corporation) of the sale to such other person or persons of all the remaining Offered Securities, the Section 8 Offerees shall purchase from the Corporation, and the Corporation shall sell to the Section 8 Offerees, the Offered Securities in respect of which Notices of Acceptance were delivered to the Corporation by the Section 8 Offerees, at the terms specified in the Offer. The purchase by the Section 8 Offerees of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Corporation and the Section 8 Offerees of a purchase agreement relating to such Offered Securities satisfactory in form and substance to the Section 8 Offerees and their counsel.

               (iv) In each case, any Offered Securities not purchased by the
         Section 8 Offerees or other person or persons within the 120-day period set forth in Section 8(b)(iii) may not be sold or otherwise disposed of until they are again offered to the Section 8 Offerees under the procedures specified in Sections 8(b)(i), (ii) and (iii).

               (v) For purposes of this Section 8, the term "Proportionate Percentage" shall mean, as to a Section 8 Offeree, that percentage figure which expresses the ratio which (x) the number of shares of outstanding Common Stock (computed as set forth below) then owned by such Section 8 Offeree bears to (y) the aggregate number of shares of issued and outstanding Common Stock (computed as set forth below). For purposes solely of the computation required under clause (x) of this
         Section 8(b)(v), the holders of outstanding Preemptive Right Series Preferred Stock shall be treated as having converted all such outstanding Preemptive Right Series Preferred Stock into shares of Common Stock at the rate at which such securities are convertible into Common Stock in effect at the time of delivery by the Corporation of the notice of the Offer contemplated by Section 8(b)(i) above; and for purposes solely of the computation required under clause
         (y) of this Section 8(b)(v), the holders of outstanding securities of the Corporation that are convertible, exchangeable or exercisable for shares of Common Stock (including, without limitation, the Preemptive Right Series Preferred Stock) shall be treated as having converted, exchanged or exercised all such outstanding securities into or for shares of Common Stock on such terms as are applicable and in effect at the time of delivery by the Corporation of the notice of the Offer contemplated by Section 8(b)(i) above.

         (c) The provisions of Section 8(b) shall not apply to the offer, issuance, sale or exchange, or any agreement to issue, sell or exchange, or any reservation or setting aside for issuance, sale or exchange of (i) any Excluded Stock or (ii) shares of the Corporation's common stock in connection with a public offering registered under the Securities Act of 1933, as amended. In addition, the provisions of Section 8(b) shall terminate and be of no further force or effect upon the closing of a Qualified Public Offering. For the avoidance of doubt, and notwithstanding anything ins this Section 8 to the contrary, "Offered Securities" shall not include any securities issued by the Corporation to any of its stockholders on account of the exercise by such stockholders of their respective preemptive rights or rights of first refusal.

                                                                      APPENDIX F

SEC. 86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eight-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SEC. 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING;
         FORM

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

     "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating the he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payments for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SEC. 88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

     The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SEC. 89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

     If within twenty days after the date of mailing of a notice under subsection (e) of section eight-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SEC. 90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

     If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SEC. 91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SEC. 92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

     After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SEC. 93. REFERENCE TO SPECIAL MASTER

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SEC. 94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholders parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SEC. 95. COSTS; INTEREST

     The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SEC. 96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

         (1) bill shall not be filed within the time provided in section ninety;

         (2) A bill, if filed, shall be dismissed as to such stockholder; or

         (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SEC. 97. STATUS OF SHARES PAID FOR

     The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SEC. 98. EXCLUSIVE REMEDY; EXCEPTION

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's By-Laws provide for indemnification of directors and officers of the Registrant to the full extent permitted by Delaware law.

     Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, pursuant to the authority of Delaware law, the Certificate of Incorporation of the Registrant also eliminates the monetary liability of directors to the fullest extent permitted by Delaware law.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits required by Item 601 of Regulation S-K.

  2.1  --   Agreement and Plan of Merger By and Between LHS Group Inc.,
            Priority Call Management, Inc. and Patriot Acquisition Corp.
            dated April 20, 1999 (included as Appendix A to the proxy
            statement-prospectus contained in this registration
            statement).
  5.1  --   Opinion of Scott A. Wharton, General Counsel of the
            Registrant, relating to the legality of the shares being
            offered (including consent).
 *8.1  --   Opinion of Alston & Bird LLP relating to certain tax matters
            (including consent).
*23.1  --   Consent of Alston & Bird LLP (contained in Exhibit 8.1).
 23.2  --   Consent of Ernst & Young LLP relating to the audited
            financial statements of the Registrant.
 23.3  --   Consent of Arthur Andersen LLP relating to the audited
            financial statements of Priority Call Management, Inc.
 24.1  --   Powers of Attorney (contained on signature page).
 99.1  --   Form of Proxy for Priority Call Capital Stock.

---------------

* To be filed by amendment.

ITEM 22.   UNDERTAKINGS

     (a)

         (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the user undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of the issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 30, 1999.

                                        LHS GROUP INC.

                                        By:     /s/ HARTMUT LADEMACHER
                                           -------------------------------------
                                                    Hartmut Lademacher
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Hartmut Lademacher and Jerry W. Braxton, and each of them, with the power to act without the other, as his true and lawful attorneys-in-fact and agents, with the full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 30, 1999.

                      SIGNATURE                                          TITLE
                      ---------                                          -----

               /s/ HARTMUT LADEMACHER                    Chairman of the Board, Chief Executive
-----------------------------------------------------       Officer and Director (principal
                 Hartmut Lademacher                         executive officer)

                /s/ JERRY W. BRAXTON                     Executive Vice President, Chief
-----------------------------------------------------       Financial Officer, Treasurer and
                  Jerry W. Braxton                          Director (principal financial and
                                                            accounting officer)

                      SIGNATURE                                          TITLE
                      ---------                                          -----

                    /s/ ULF BOHLA                                       Director
-----------------------------------------------------
                      Ulf Bohla

                 /s/ WILLIAM E. FORD                                    Director
-----------------------------------------------------
                   William E. Ford

                                                                        Director
-----------------------------------------------------
                  Dr. Wolf J. Gaede

                /s/ WILLIAM O. GRABE                                    Director
-----------------------------------------------------
                  William O. Grabe

                /s/ GEORGE F. SCHMITT                                   Director
-----------------------------------------------------
                  George F. Schmitt

                               INDEX OF EXHIBITS

     The following exhibits are filed as part of this Registration Statement.

  EXHIBIT
  NUMBER                            DESCRIPTION OF EXHIBIT
  -------                           ----------------------
    2.1      --  Agreement and Plan of Merger By and Between LHS Group Inc.,
                 Priority Call Management, Inc. and Patriot Acquisition Corp.
                 dated April 20, 1999 (included as Appendix A to the proxy
                 statement-prospectus contained in this registration
                 statement).
    5.1      --  Opinion of Scott A. Wharton, General Counsel of the
                 Registrant, relating to the legality of the shares being
                 offered
    8.1*     --  Opinion of Alston & Bird LLP relating to certain tax matters
                 (including consent).
   23.1*     --  Consent of Alston & Bird LLP (contained in Exhibit 8.1).
   23.2      --  Consent of Ernst & Young LLP relating to the audited
                 financial statements of the Registrant.
   23.3      --  Consent of Arthur Anderson LLP relating to the audited financial statements of Priority Call Management, Inc.
   24.1      --  Powers of Attorney (contained on signature page).
   99.1      --  Form of Proxy for Priority Call Capital Stock.

---------------------

* To be filed by amendment.